As filed with the Securities and Exchange Commission on October 18, 2007.
File No. 333-146132
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

M&T Bank Corporation
(Exact Name of Registrant as Specified in Its Charter)

New York	6022	16-0968385
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
One M&T Plaza
Buffalo, New York 14203
(716) 842-5445
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Mark W. Yonkman
Senior Vice President and General Counsel
M&T Bank Corporation
One M&T Plaza
Buffalo, New York 14203
(716) 842-5445
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:

Stuart G. Stein
Mark J. Menting	Hogan & Hartson LLP
Sullivan & Cromwell LLP	Columbia Square
125 Broad Street	555 Thirteenth Street, NW
New York, New York 10004	Washington, DC 20004
(212) 558-4000	(202) 637-8575
Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum
		Offering Price
Title of Each Class of	Amount to be	per Share of	Proposed Maximum	Amount of
Securities to be Registered	Registered(1)	Common Stock	Aggregate Offering Price(2)	Registration Fee(2)
Common stock, par value $0.50	2,893,269 shares	N/A	$288,393,687	$8,853.69(3)

(1)	The maximum number of shares of M&T Bank Corporation (“M&T”) common stock estimated to be issuable upon the completion of the M&T/Partners Trust Financial Group, Inc. (“Partners Trust”) merger described herein, which number may be higher or lower in accordance with the formula described below. This number is based on (a)(i) the number of shares of Partners Trust common stock outstanding and (ii) the number of shares issuable upon the exercise of employee options, in each case as of October 16, 2007, and (b) an estimated share exchange ratio of 0.1240 share of M&T common stock, solely for purposes of calculating the registration fee, issuable in exchange for each share of Partners Trust common stock, calculated in accordance with the formula set forth in the Agreement and Plan of Merger, dated July 18, 2007, among M&T, Partners Trust and MTB One, Inc. attached to this proxy statement/prospectus as Appendix A.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(f)(1) and (f)(3) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of Partners Trust common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (A) the product of (1) $12.36, the average of the high and low prices per share of the common stock of Partners Trust as reported on the NASDAQ on October 17, 2007 and (2) 46,665,645, the maximum possible number of shares of Partners Trust common stock which may be canceled and exchanged in the merger, less (B) the estimated amount of cash to be paid by M&T in exchange for shares of Partners Trust common stock (which equals $291,660,282).

(3)	A fee of $8,413.16 was previously paid. Accordingly, $440.53 is paid herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

October 18, 2007

Dear Partners Trust Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Partners Trust Financial Group, Inc. (“Partners Trust”) which will be held at the Renaissance Syracuse Hotel, 701 East Genesee Street, Syracuse, New York 13210, on November 21, 2007, at 9:00 a.m. local time.

At the meeting, you will be asked to adopt the Agreement and Plan of Merger dated as of July 18, 2007 that Partners Trust has entered into with M&T Bank Corporation (“M&T”) and MTB One, Inc., a wholly owned direct subsidiary of M&T (“Merger Sub”), and to approve the related merger and the other transactions contemplated thereby. In the merger, Merger Sub will merge with and into Partners Trust.

If the merger is completed, you will receive, at your election (but subject to proration and adjustment as provided in the merger agreement), for each share of Partners Trust common stock you hold immediately prior to the completion date of the merger, cash in the amount of $12.50 or a number of shares of M&T common stock equal to $12.50 divided by the average closing price of M&T common stock for the five trading days immediately prior to completion of the merger. You must make this election by the election deadline, which is set for 5 p.m. on the date of closing, as set forth in the form of election that will be mailed to you. Whether you receive cash and/or M&T common stock as merger consideration, the actual value of the merger consideration you will receive will be $12.50 per share of Partners Trust common stock.

After careful consideration, Partners Trust’s board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and to approve the merger and the transactions contemplated thereby.

To complete the merger, holders of a majority of the outstanding shares of Partners Trust common stock must approve the merger agreement, the merger and the transactions contemplated thereby. Your vote is very important. Whether or not you expect to attend the special meeting, please vote as soon as possible to ensure that your shares are represented at the meeting. Registered and many broker-managed stockholders can vote their shares by using a toll-free number or the Internet. Instructions for using these convenient services are provided on the proxy card. You may also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it with the envelope provided. If you sign and return your proxy card without specifying your choice, it will be understood that you wish to have your shares voted in favor of the merger agreement, the merger and the transactions contemplated thereby.

This document provides you with detailed information about the merger. In addition to being a proxy statement of Partners Trust, this document is also the prospectus of M&T for M&T common stock that will be issued in connection with the merger. We encourage you to read the entire document carefully. Please pay particular attention to “Risk Factors” beginning on page 13 for a discussion of the risks related to the merger and owning M&T common stock after the merger.

I look forward to seeing you on November 21, 2007 in Syracuse, New York.

Sincerely,

John A. Zawadzki
President and CEO

Please read this document carefully because it contains important information about the merger. Read carefully the risk factors relating to the merger beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or determined if this document is accurate or adequate. It is illegal to tell you otherwise.

The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy statement/prospectus dated October 18, 2007, and first mailed to Partners Trust stockholders on or about October 22, 2007.

GENERAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about M&T Bank Corporation (“M&T”) and Partners Trust Financial Group, Inc. (“Partners Trust”) from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement/prospectus by accessing the Securities and Exchange Commission’s (the “SEC”) website maintained at http://www.sec.gov or by requesting copies in writing or by telephone from the appropriate company:

M&T Bank Corporation	Partners Trust Financial Group, Inc.
Attention: Investor Relations	Attention: Investor Relations
One M&T Plaza	233 Genesee Street
Buffalo, New York 14203	Utica, New York 13501
(716) 842-5138	(315) 738-4739

You will not be charged for any of these documents that you request. If you would like to request documents from either company, please do so by November 14, 2007 in order to receive them before Partners Trust’s special stockholder meeting.

See “Where You Can Find More Information” on page 62.

PARTNERS TRUST FINANCIAL GROUP, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 21, 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Partners Trust Financial Group, Inc., a Delaware corporation (“Partners Trust”), on November 21, 2007 at 9:00 a.m. local time, at the Renaissance Syracuse Hotel, 701 East Genesee Street, Syracuse, New York 13210, for the purpose of considering and voting upon the following matters:

•	Adoption of the Agreement and Plan of Merger, dated July 18, 2007, among M&T Bank Corporation, a New York corporation (“M&T”), Partners Trust and MTB One, Inc., a Delaware corporation and wholly owned direct subsidiary of M&T (“Merger Sub”), pursuant to which Merger Sub will merge with and into Partners Trust as more fully described in the attached proxy statement/prospectus.

•	To adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the merger agreement.

•	Transaction of such other business as may properly come before the special meeting and any adjournments or postponements thereof.

We have fixed the close of business on September 24, 2007, as the record date for determining those stockholders entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. Only Partners Trust stockholders of record at the close of business on that date are entitled to notice of the special meeting and any adjournments or postponements of the special meeting, and only Partners Trust common stockholders of record at the close of business on that date are entitled to vote at the special meeting and any adjournments or postponements of the special meeting. In order for the proposal to adopt the merger agreement to be approved, the holders of a majority of the outstanding shares of Partners Trust common stock entitled to vote must vote in favor of approval of the proposal. Abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement. If you wish to attend the special meeting and vote in person and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

We encourage you to read the attached proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., Inc., toll-free at 1-800-607-0088.

Sincerely,

John A. Zawadzki
President and CEO

233 Genesee Street
Utica, New York 13501
October 18, 2007

Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope. The enclosed envelope requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

Partners Trust’s board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement.

SUMMARY

This summary highlights selected information from this document. It may not contain all the information that is important to you. We urge you to read carefully this entire document and the other documents we refer you to for a more complete understanding of the merger between M&T and Partners Trust. In addition, we incorporate by reference into this document important business and financial information about M&T and Partners Trust. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 62. Each item in this summary includes a page reference directing you to a more complete description of that item. Unless otherwise indicated in this proxy statement/prospectus or the context otherwise requires, all references in the proxy statement/prospectus to “M&T”, “we” “our” or “us” refer to M&T Bank Corporation. All references to “the Company” refer to Partners Trust Financial Group, Inc.

The Parties to the Merger (Page 56)

M&T Bank Corporation
One M&T Plaza
Buffalo, New York 14203
(716) 842-5445

M&T Bank Corporation, which we refer to herein as M&T, is a New York business corporation which is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and under Article III-A of the New York Banking Law. M&T was incorporated in November 1969. As of June 30, 2007, M&T and its subsidiaries had consolidated total assets of $57.9 billion, deposits of $39.4 billion and stockholders’ equity of $6.2 billion. M&T had 11,859 full-time and 1,431 part-time employees as of June 30, 2007.

MTB One, Inc.
One M&T Plaza
Buffalo, New York 14203
(716) 842-5445

MTB One, Inc., which we refer to herein as Merger Sub, is a Delaware corporation and a wholly owned subsidiary of M&T. Merger Sub was formed in connection with and solely for the purposes of the merger by M&T.

Partners Trust Financial Group, Inc.
233 Genesee Street,
Utica, New York 13501
(315) 768-3000

Partners Trust Financial Group, Inc., which we refer to herein as Partners Trust, is a Delaware corporation whose federally chartered predecessor began operations on April 3, 2002 in connection with the conversion of Partners Trust Bank (formerly known as SBU Bank) from a mutual savings bank to a stock savings bank and the completion of the Company’s initial public offering. Partners Trust Bank is a wholly owned subsidiary of Partners Trust. As of June 30, 2007, Partners Trust and its subsidiaries had consolidated total assets of $3.7 billion, deposits of $2.3 billion and stockholders’ equity of $490.3 million.

We Propose a Merger of M&T and Partners Trust (Page 17)

We propose that Merger Sub merge with and into Partners Trust, a wholly owned direct subsidiary of M&T, with Partners Trust as the surviving corporation. The separate existence of Merger Sub will terminate. Immediately following the merger, Partners Trust will merge with and into M&T. Immediately following this merger, Partners Trust’s wholly owned direct bank subsidiary, Partners Trust Bank, will merge with and into M&T’s wholly owned direct bank subsidiary, Manufacturers and Traders Trust Company, or M&T Bank. We expect to complete these mergers in the fourth quarter of 2007, although delays may occur. Once the closing date is determined, a press release will be issued and correspondence will be sent to you advising you of such date.

You Will Receive Cash and/or Shares of M&T Common Stock in the Merger Depending on Your Election and Subject to the Proration and Adjustment Provisions of the Merger Agreement (Page 35)

You will have the right to elect to receive merger consideration for each of your shares of Partners Trust common stock in the form of cash or shares of M&T common stock, subject to proration and adjustment in circumstances described below. You must make this election by the “election deadline,” which is set for 5 p.m.

on the date of closing, as set forth in the form of election that will be mailed to you. If you do not submit an election before the election deadline, you will be allocated M&T common stock and/or cash pursuant to the procedures described under “The Merger Agreement — Merger Consideration” on Page 36.

The Merger Consideration (Page 36)

For each share of your Partners Trust common stock, you will receive either $12.50 in cash or a fraction of a share of M&T common stock equal to $12.50 divided by the average closing price on the NYSE of M&T common stock for the five trading days immediately prior to the completion date of the merger. As explained in more detail in “The Merger Agreement — Merger Consideration” beginning on Page 36, if you are a Partners Trust stockholder, whether you make a cash election or a stock election, the per share value of the consideration that you will receive as of the date of completion of the merger will be equal to $12.50 either in cash or in a fraction of a share of M&T common stock determined as described above.

Partners Trust stockholders may specify different elections with respect to different shares that they hold (if, for example, you own 100 Partners Trust shares, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares). They may also designate specific shares for exchange into either stock or cash.

Set forth below is a table showing a hypothetical range of five day average closing prices for a share of M&T common stock and the corresponding merger consideration that a Partners Trust stockholder would receive in a cash election, on the one hand, or in a stock election, on the other hand. The table does not reflect the fact that cash will be paid instead of fractional shares. As described below, regardless of whether you make an all cash election or an all stock election, you may nevertheless receive a mix of cash and stock due to proration and adjustment. In addition, the actual value of the per share merger consideration equals $12.50 and does not fluctuate. Based on the average closing price of M&T common stock on the NYSE for the five trading days ending October 17, 2007, the last practicable date before the printing of this proxy statement/prospectus, the five day average price for a share of M&T common stock was $100.80.

	Cash Election	Stock Election
		Market Value of Stock	Number of M&T
M&T Hypothetical 5 day	Cash Consideration per	Consideration per	Shares to be Received
Average Closing Prices	Partners Trust Share	Partners Trust Share(1)	per Partners Trust Share(2)

$97.00	$12.50	$12.50	0.1289
$98.00	$12.50	$12.50	0.1276
$99.00	$12.50	$12.50	0.1263
$100.00	$12.50	$12.50	0.1250
$101.00	$12.50	$12.50	0.1238
$102.00	$12.50	$12.50	0.1225
$103.00	$12.50	$12.50	0.1214
$104.00	$12.50	$12.50	0.1202
$105.00	$12.50	$12.50	0.1190
$106.00	$12.50	$12.50	0.1179
$107.00	$12.50	$12.50	0.1168
$108.00	$12.50	$12.50	0.1157
$109.00	$12.50	$12.50	0.1147
$110.00	$12.50	$12.50	0.1136
$111.00	$12.50	$12.50	0.1126
$112.00	$12.50	$12.50	0.1116
$113.00	$12.50	$12.50	0.1106
$114.00	$12.50	$12.50	0.1096
$115.00	$12.50	$12.50	0.1087
$116.00	$12.50	$12.50	0.1078
$117.00	$12.50	$12.50	0.1068
$118.00	$12.50	$12.50	0.1059
$119.00	$12.50	$12.50	0.1050
$120.00	$12.50	$12.50	0.1042
$121.00	$12.50	$12.50	0.1033
$122.00	$12.50	$12.50	0.1025
$123.00	$12.50	$12.50	0.1016
$124.00	$12.50	$12.50	0.1008
$125.00	$12.50	$12.50	0.1000

(1)	Based on the closing price of M&T common stock on the completion date of the merger being equivalent to the hypothetical five day average closing prices of M&T common stock.

(2)	Based on the hypothetical five day average closing prices of M&T common stock.

The number of shares of M&T common stock to be received for each share of Partners Trust common stock will be based on the arithmetic average of the last reported per share sales prices of M&T common stock reported on the NYSE for each of the five consecutive trading days immediately prior to the completion date of the merger. Based on the average closing price of M&T common stock on the five trading days ending October 17, 2007, which was $100.80, for each of your shares of Partners Trust common stock you would receive either $12.50 in cash or 0.1240 shares of M&T common stock, subject to possible proration and adjustment. However, we will compute the actual amount of the number of shares of M&T common stock you will receive in the merger using the formula contained in the merger agreement. For a summary of the formula contained in the merger agreement, see “The Merger Agreement — Merger Consideration” beginning on Page 36.

The number of shares of M&T common stock to be paid to Partners Trust stockholders cannot be determined until the close of trading on the trading day immediately prior to the completion date of the merger. We intend to announce this amount when known.

In Order to Make an Election, You Must Properly Complete and Deliver an Election Form Before the Election Deadline (Page 39)

The exchange agent will mail or deliver to holders of record a form of election and transmittal materials. You must properly complete and deliver to the exchange agent the election materials along with your stock certificates (or a properly completed notice of guaranteed delivery). Please do not send your stock certificates with your proxy card for the special meeting.

Forms of election and stock certificates (or a properly completed notice of guaranteed delivery) must be received by the exchange agent by the “election deadline”, which is set for 5 p.m. on the date of closing. Once you tender your stock certificates to the exchange agent, you may not transfer your Partners Trust shares, unless you revoke your election by written notice to the exchange agent that is received prior to the election deadline.

If you fail to submit a properly completed form of election, together with your stock certificates (or a properly completed notice of guaranteed delivery) before the election deadline, you will be deemed not to have made an election. As a non-electing holder, you will be paid an equivalent value per share to the amount paid per share to the holders making elections, but you may be paid all in cash, all in M&T common stock, or in part cash and in part M&T common stock, depending on the remaining pool of cash and M&T common stock available for paying the merger consideration after honoring the cash elections and stock elections that other stockholders have made.

If you own shares of Partners Trust common stock in “street name” through a bank, broker or other financial institution and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make your election.

If the merger is not completed for any reason or if a stockholder revokes his or her election, any stock certificates submitted prior to that time will be returned by the exchange agent.

Treatment of Partners Trust Stock Options (Page 32)

In accordance with the merger agreement and the terms of the Partners Trust Long-Term Equity Compensation Plan, which we refer to herein as the Partners Trust Plan, all options to purchase Partners Trust common stock issued pursuant to the Partners Trust Long-Term Equity Compensation Plan, to the extent they are not currently vested and exercisable, will become fully vested and exercisable 15 days prior to, and contingent upon, the closing of the merger. All options to purchase Partners Trust common stock issued pursuant to the BSB Bancorp, Inc. 1996 Long-Term Incentive and Capital Accumulation Plan and the BSB Bancorp, Inc. Directors’ Stock Option Plan, which we refer to herein collectively as the BSB Plans, to the extent they are not currently vested and exercisable, will become fully vested and exercisable immediately prior to, and contingent upon, the closing of the merger.

Each option to purchase Partners Trust common stock not exercised or forfeited before the effective time of the merger will be cancelled upon consummation of the merger in exchange for a right to receive an amount in cash (less any applicable taxes to be deducted and withheld) equal to the product of (a) the number of shares of Partners Trust common stock subject to the option times (b) the excess, if any, of $12.50 over the per share exercise price under the option.

If you hold options to purchase Partners Trust common stock and you wish to make an election as to the form of merger consideration, you must have exercised your options before the election deadline.

Tax Consequences of the Merger (Page 29)

In the opinion of Sullivan & Cromwell LLP and Hogan & Hartson LLP, for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal

Revenue Code of 1986, as amended (the “Code”), and each of M&T and Partners Trust will be a party to the reorganization within the meaning of Section 368(b) of the Code.

Provided that the merger qualifies as a reorganization for United States federal income tax purposes, the specific tax consequences of the merger to you will depend upon the form of consideration you receive in the merger.

•	If you receive solely shares of M&T common stock and cash in lieu of a fractional share of M&T common stock in exchange for your Partners Trust common stock, then you generally will not recognize any gain or loss, except with respect to the cash received in lieu of a fractional share of M&T common stock.

•	If you receive solely cash, then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and your cost basis in your Partners Trust common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Partners Trust common stock.

•	If you receive a combination of M&T common stock and cash, other than cash in lieu of a fractional share of M&T common stock, in exchange for your Partners Trust common stock, then you may recognize gain, but you will not recognize loss, upon the exchange of your shares of Partners Trust common stock for shares of M&T common stock and cash. If the sum of the fair market value of the M&T common stock and the amount of cash you receive in exchange for your shares of Partners Trust common stock exceeds the adjusted basis of your shares of Partners Trust common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Partners Trust common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

For a complete description of the material United States federal income tax consequences of the transaction, see “Material U.S. Federal Income Tax Consequences of the Merger” on Page 29. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

M&T’s Dividend Policy Will Continue After the Merger; Coordination of Dividends (Page 50)

Before the merger, Partners Trust will coordinate with M&T regarding dividend declarations and the related record dates and payment dates so that Partners Trust stockholders will not receive two dividends, or fail to receive one dividend, for any single quarter.

M&T expects to continue its common stock dividend policy after the merger, but this policy is subject to the determination of M&T’s board of directors and may change at any time. In the third quarter of 2007, M&T declared a dividend of $0.70 per share of M&T common stock and Partners Trust declared a dividend of $0.07 per share of Partners Trust common stock. For comparison, stockholders that receive shares of M&T common stock in the merger would receive an estimated quarterly dividend following the merger equivalent to $0.09 per share of Partners Trust common stock, based on M&T’s current quarterly dividend rate of $0.70 per share and assuming for the purpose of this example that the average closing price of M&T’s common stock on the NYSE on the five days immediately preceding the completion of the merger is $100.80.

The payment of dividends by M&T or Partners Trust on their common stock in the future, either before or after the merger is completed, is subject to the determination of our respective boards of directors and depends on cash requirements, our financial condition and earnings, legal and regulatory considerations and other factors.

The Merger Will Be Accounted for as a Purchase (Page 31)

The merger will be treated as a purchase by M&T of Partners Trust under generally accepted accounting principles, or GAAP.

Partners Trust’s Board Recommends That You Vote “FOR” the Merger (Page 17)

Partners Trust’s board of directors believes that the merger is in the best interests of Partners Trust and its stockholders and that the merger consideration is fair to Partners Trust stockholders, and unanimously recommends that Partners Trust stockholders vote “FOR” adoption of the merger agreement and approval of the merger and the transactions contemplated thereby.

Partners Trust’s Reasons for the Merger (Page 19)

For a discussion of the factors considered by the Partners Trust board of directors in reaching its decision to approve the merger agreement, the merger and the transactions contemplated thereby, see “The Merger — Partners Trust’s Reasons for the Merger and Recommendations of the Board of Partners Trust.”

Sandler O’Neill + Partners, L.P. Provided an Opinion to Partners Trust’s Board Stating that, Based Upon and Subject to the Factors and Assumptions Set Forth in the Opinion, the Merger Consideration was Fair From a Financial Point of View to Partners Trust Stockholders (Page 21)

On July 18, 2007, the date the Partners Trust board of directors approved the merger, Sandler O’Neill + Partners, L.P., which we refer to herein as Sandler O’Neill, Partners Trust’s financial advisor, rendered an oral opinion to the Partners Trust board of directors that, as of that date and subject to a number of factors and assumptions, the consideration to Partners Trust’s stockholders in the merger was fair from a financial point of view. Sandler O’Neill confirmed its oral opinion by delivering to the Partners Trust board of directors a written opinion as of the date of the merger agreement. The full text of Sandler O’Neill’s written opinion is attached to this proxy statement/prospectus as Appendix B. We encourage you to read this opinion carefully and in its entirety. The Sandler O’Neil opinion is not a recommendation as to how any Partners Trust stockholder should vote or act with respect to the merger.

Partners Trust and Sandler O’Neill entered into an agreement relating to the services to be provided by Sandler O’Neill in connection with the merger. Partners Trust has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of 1% of the aggregate transaction value, or approximately $5.5 million, of which $1.1 million has been paid and the balance of which is contingent, and payable, upon closing of the merger. Sandler O’Neill has also received a fee of $250,000 for rendering its opinion, which will be credited against that portion of the transaction fee due upon closing of the merger. Pursuant to the Sandler O’Neill engagement letter, Partners Trust also agreed to reimburse Sandler O’Neill for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify it from and against certain liabilities.

Partners Trust’s Directors and Executive Officers May Have Interests in the Merger that Differ from Your Interests (Page 32)

Some of Partners Trust’s directors and executive officers have interests in the merger other than their interests as shareholders. The members of Partners Trust’s board of directors knew about these additional interests and considered them when they adopted the merger agreement and the merger.

The following provides more detail about the payments, benefits and other interests of certain Partners Trust directors and executive officers.

•	Partners Trust has three stock option plans pursuant to which outstanding options to purchase shares of Partners Trust common stock are held by its directors, officers and other key employees. Pursuant to the terms of the merger agreement and the applicable option plans and agreements, each outstanding option to purchase Partners Trust common stock will, if granted pursuant to the Partners Trust Plan, become fully vested and exercisable 15 days prior to, and contingent upon, the consummation of the merger, and, if granted pursuant to either of the BSB Plans, become fully vested and exercisable immediately prior to, and contingent upon, the consummation of the merger. Each option to purchase Partners Trust common stock that is not exercised prior to the consummation of the merger will be cancelled in exchange for the right to receive an amount in cash equal to the product of (x) the total number of shares of Partners Trust common stock subject to the stock option, times (y) the excess, if any, of $12.50 over the exercise price per share under such option, less applicable taxes to be deducted and withheld with respect to such payment. As of October 16, 2007, the directors and executive officers as a group held in-the-money options to purchase 1,962,915 shares of Partners Trust common stock.

•	In accordance with the terms of the merger agreement and existing Partners Trust restricted stock awards and the applicable plans, any restrictions or forfeiture provisions with respect to Partners Trust restricted stock will terminate or lapse and the restricted stock will vest in full immediately prior to the effective time of the merger and will be treated in the merger in the same manner as other shares of Partners Trust common stock. As of October 16, 2007, Partners Trust’s directors and executive officers held an aggregate of 346,896 shares of unvested restricted stock, which will vest in full immediately prior to the effective time of the merger.

•	Under the merger agreement, M&T has agreed to indemnify the directors and officers of Partners Trust against liabilities arising out of actions or omissions occurring at or before the completion of the merger.

•	The merger agreement also provides that, subject to certain limitations, M&T will maintain directors’ and officers’ liability insurance for a period of six years after the merger is completed that provides at least the same coverage and amounts, and contains terms and conditions no less advantageous, as that coverage currently provided by Partners Trust.

•	In conjunction with the merger agreement, M&T Bank entered into agreements with two Partners Trust executive officers: John A. Zawadzki and Steven A. Covert. Under these agreements, each executive’s employment with Partners Trust will terminate at the effective time of the merger and each executive will receive a severance payment on the six-month anniversary of the effective time of the merger and a transaction bonus within ten days after the effective time of the merger. The employment agreements of Messrs. Zawadzki and Covert otherwise remain in effect.

•	Pursuant to the terms of their employment agreements with Partners Trust, if Messrs. Zawadzki and Covert would be subject to excise tax under sections 280G and 4999 of the Code, Partners Trust will make an additional payment equal to such excise tax plus the additional taxes (including excise tax) that result from the gross-up payment.

•	Under the terms of Partners Trust’s employment agreements with Messrs. Callahan and O’Toole and Ms. Estrella, if the executive is terminated or terminates his or her employment for good reason, in either case up to six months prior to or within two years following the completion of the merger, the executive will receive a lump sum cash payment equal to two times the average annual compensation paid to the executive by Partners Trust during the five full calendar years, or shorter period of employment, that immediately precede the year in which the merger closes.

•	In connection with the termination of Mr. Zawadzki’s employment as of the effective time of the merger pursuant to his agreement with M&T, Mr. Zawadzki will receive his full benefits under the Partners Trust Executive Supplemental Retirement Income Agreement. The difference between the present value of the benefits payable upon the termination of employment in connection with the completion of the merger (assuming the merger is completed on November 30, 2007) and the present value of Mr. Zawadzki’s accumulated benefits under the SERP prior to his termination is $1,172,489.

Partners Trust Stockholders Have Dissenters’ Rights of Appraisal (Page 51)

Under Delaware Law, Partners Trust stockholders are entitled to appraisal rights in connection with the merger.

If you are a stockholder of Partners Trust, you may elect to dissent from the merger by following the procedures set forth in Section 262 of the Delaware General Corporation Law (the “DGCL”) and receive the fair value of your shares of Partners Trust common stock in cash. For more information regarding your right to dissent from the merger, please read the section titled “Dissenters’ Rights of Appraisal of Partners Trust stockholders,” beginning on Page 51. We have also attached a copy of the relevant provisions of Section 262 of the DGCL as Appendix C to this proxy statement/prospectus.

We Have Agreed When and How Partners Trust Can Consider Third-Party Acquisition Proposals (Page 43)

We have agreed that Partners Trust will not initiate or solicit proposals from third parties regarding acquiring Partners Trust or its businesses. In addition, we have agreed that Partners Trust will not engage in negotiations with or provide confidential information to a third party regarding acquiring Partners Trust or its businesses. However, if Partners Trust receives an acquisition proposal from a third party, Partners Trust can participate in negotiations with and provide confidential information to the third party if, among other steps, Partners Trust’s board of directors concludes in good faith that the proposal is a proposal that is superior to M&T’s merger proposal. Partners Trust’s receipt of a superior proposal or participation in such negotiations does not give Partners Trust the right to terminate the merger agreement.

Merger Approval Requires a Vote of Holders of a Majority of Partners Trust’s Outstanding Shares of Common Stock (Page 16)

In order to adopt the merger agreement, a majority of the holders of Partners Trust’s common stock outstanding as of September 24, 2007 must vote in favor of those matters. As of that date, Partners Trust directors and executive officers and their affiliates beneficially owned about 3,726,885, or approximately 8.6%, of the shares entitled to vote at the Partners Trust special meeting.

Partners Trust is calling a special meeting of the stockholders to consider and vote on the proposal to adopt the merger agreement.

We Must Meet Several Conditions to Complete the Merger (Page 46)

Our obligations to complete the merger depend on a number of conditions being met. These include:

•	the approval of the merger agreement by Partners Trust stockholders;

•	the receipt of the required approvals of federal and state regulatory authorities;

•	the listing on the NYSE of the shares of M&T common stock to be issued in the merger;

•	the absence of any government action or other legal restraint or prohibition that would prohibit the merger or make it illegal;

•	the receipt of legal opinions that, for United States federal income tax purposes, the merger will be treated as a reorganization and that both Partners Trust and M&T will be a party to that reorganization. These opinions will be based on customary assumptions and on factual representations made by M&T and Partners Trust and will be subject to various limitations;

•	the effectiveness of the registration statement filed with the SEC in connection with this document and there being no stop order in respect thereof; and

•	the representations and warranties of each party to the merger agreement being true and correct in all material respects, and each party to the merger agreement having performed in all material respects all its obligations under the merger agreement.

Where the law permits, either M&T or Partners Trust could choose to waive a condition to our obligation to complete the merger even when that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. Although the merger agreement allows us to waive the tax opinion condition, we do not currently anticipate doing so.

We Must Obtain Regulatory Approvals to Complete the Merger (Page 48)

The Board of Governors of the Federal Reserve System and the New York State Banking Department must approve, or waive approval of, the merger and related transactions before the merger can be completed.

We May Terminate the Merger Agreement (Page 46)

We can mutually agree at any time to terminate the merger agreement without completing the merger, even if Partners Trust’s stockholders have approved the merger agreement and the merger. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including:

•	if there is a final denial of a required regulatory approval;

•	if the merger is not completed on or before May 18, 2008;

•	if the requisite vote of Partners Trust common stockholders to approve the merger agreement is not obtained; or

•	if there is a continuing breach of the merger agreement by the other party, after 60 days’ written notice to the breaching party, as long as that breach would allow the non-breaching party not to complete the merger and such breach has not been cured within 30 days.

Also, M&T may terminate the merger agreement:

•	if Partners Trust’s board of directors fails to recommend approval of the merger agreement, the merger and the transactions contemplated thereby to its stockholders, or withdraws or materially and adversely modifies its recommendation;

•	if Partners Trust’s board recommends an acquisition proposal other than the merger, or if Partners Trust’s board negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least 15 business days; or

•	if Partners Trust has breached its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the merger agreement.

Whether or not the merger is completed, we will each pay our own fees and expenses, except that M&T will pay for the costs and expenses that are incurred in preparing, printing and mailing this document and filing fees paid in connection with the registration statement and all applications for government approvals, except fees paid to counsel, financial advisors and accountants.

The merger agreement also provides that Partners Trust must pay M&T a fee equal to $20,828,000 if one of the following situations occurs on or before certain specified dates:

•	Partners Trust enters into an agreement to engage in a competing acquisition proposal with any person other than M&T or any of M&T’s subsidiaries;

•	Partners Trust authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in a competing acquisition proposal with any such person or its board recommends that Partners Trust stockholders approve or accept such competing acquisition proposal; or

•	any person, other than M&T or its subsidiaries, acquires beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Partners Trust common stock.

We May Amend or Waive Merger Agreement Provisions (Page 48)

We may jointly amend the merger agreement, and each of us may waive our right to require the other party to follow particular provisions of the merger agreement. However, we may not amend the merger agreement after Partners Trust’s stockholders approve it if the amendment would legally require the merger agreement to be resubmitted to Partners Trust stockholders or would violate applicable law.

M&T may also change the structure of the merger, as long as any change does not change the amount or type of consideration to be received by Partners Trust stockholders, does not adversely affect the tax consequences of the merger to Partners Trust stockholders, does not cause any of the conditions to complete the merger to be incapable of being satisfied and such revised transaction structure is reasonably capable of consummation without significant delay in relation to the current transaction structure.

The Rights of Partners Trust Stockholders Following the Merger Will be Different (Page 57)

The rights of M&T shareholders are governed by New York law and by M&T’s restated certificate of incorporation, as amended, and amended and restated by-laws. The rights of Partners Trust stockholders are governed by Delaware law, and by Partners Trust’s certificate of incorporation and by-laws. Upon our completion of the merger, the rights of Partners Trust stockholders will be governed by New York law, M&T’s restated certificate of incorporation, as amended, and amended and restated by-laws.

Special Meeting of Partners Trust (Page 16)

Partners Trust plans to hold its special meeting of stockholders on November 21, 2007, at 9:00 a.m., local time, at the Renaissance Syracuse Hotel, located at 701 East Genesee Street, Syracuse, New York 13210. At the meeting you will be asked to adopt the merger agreement, to adjourn or postpone the special meeting, if necessary, and to transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

You can vote at the Partners Trust special meeting of stockholders if you owned Partners Trust common stock at the close of business on September 24, 2007. As of that date, there were 43,581,326 shares of Partners Trust common stock outstanding and entitled to vote. You can cast one vote for each share of Partners Trust common stock that you owned on that date.

Comparative Market Value of Securities

M&T common stock and Partners Trust common stock are listed on the NYSE and the Nasdaq National Market, respectively, under the symbols “MTB” and “PRTR,” respectively. The following table presents the closing prices of M&T common stock and Partners Trust common stock on July 18, 2007, the last trading day before we announced the merger, and on October 17, 2007, the last practicable date before printing of proxy statement/prospectus. The table also presents the equivalent per share prices for Partners Trust common stock on those dates, as determined by multiplying the closing price of M&T common stock on those dates by 0.1119 and 0.1240, each representing the fraction of a share of M&T common stock that Partners Trust stockholders electing to receive M&T common stock would receive in the merger for each share of Partners Trust common stock, based on a hypothetical five-day average of the closing price of M&T common stock through July 18, 2007 and on October 17, 2007, respectively, and assuming no adjustment.

			Equivalent
			Price per
	Closing Partners	Closing	Partners
	Trust Price	M&T Price	Trust Share

July 18, 2007	$10.01	$110.50	$12.36
October 17, 2007	$12.36	$100.00	$12.40

For each share of your Partners Trust common stock, you will receive either $12.50 in cash or a fraction of a share of M&T common stock equal to $12.50 divided by the average closing price of M&T common stock on the NYSE for the five trading days immediately prior to the completion date of the merger. The market prices of both M&T common stock and Partners Trust common stock will fluctuate prior to the merger. You should obtain current stock price quotations for M&T common stock and Partners Trust common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

Unaudited Comparative Per Share Data

The following table sets forth for M&T and Partners Trust certain historical, pro forma and pro forma per equivalent share financial information. The historical information is based on historical financial information and related notes that M&T and Partners Trust have presented in their prior filings with the SEC. You should read the financial information provided in the following table together with this historical financial information and related notes. The historical financial information is also incorporated into this document by reference. See “Where You Can Find More Information” on Page 62 for a description of where you can find this historical information. The pro forma and pro forma per equivalent share information give effect to the merger as if the merger had been effective on the date presented in the case of the book value data, and as if the merger had been effective as of January 1 of the indicated period in the case of the earnings per share and the cash dividends data. The pro forma data in the table assumes that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s historical results of operations. The per equivalent share information is presented based on a hypothetical exchange ratio of 0.1240 shares of M&T common stock for each share of Partners Trust common stock, exclusive of the number of Partners Trust shares exchanged for cash. The actual exchange ratio may differ depending on the average of the closing price for M&T common stock during the five trading days immediately prior to the completion date of the merger. The pro forma financial adjustments record the assets and liabilities of Partners Trust at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed.

					Pro Forma
	Historical				Equivalent
		Partners		Pro Forma	Partners
	M&T	Trust		Combined	Trust Share(2)
	(per common share)

Basic Earnings
For the six months ended June 30, 2007	$3.59	$0.26		$3.59	$0.45
For the year ended December 31, 2006	7.55	0.54		7.58	0.94
Diluted Earnings
For the six months ended June 30, 2007	3.51	0.26		3.52	0.44
For the year ended December 31, 2006	7.37	0.53		7.40	0.92
Cash Dividends
For the six months ended June 30, 2007	1.20	0.14		1.20	0.14
For the year ended December 31, 2006	2.25	0.28		2.25	0.27
Book Value
As of June 30, 2007	57.59	11.28	(1)	58.65	7.27
As of December 31, 2006	56.94	11.22	(1)	57.99	7.19

(1)	Includes unallocated shares under the Partners Trust Employee Stock Ownership Plan and Trust, or ESOP.

(2)	Exclusive of the number of shares of Partners Trust common stock assumed to be exchanged for cash.

Selected Financial Data of M&T (Historical)

The following consolidated selected financial data is derived from M&T’s and its subsidiaries’ (collectively referred to as “M&T’s”) audited financial statements as of and for the five years ended December 31, 2006 and from M&T’s unaudited interim financial statements as of and for the six months ended June 30, 2007 and 2006. The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes incorporated by reference into this proxy statement/prospectus. All of M&T’s acquisitions during the periods presented were accounted for using the purchase method. Accordingly, the operating results of the acquired companies are included with M&T’s results of operations since their respective dates of acquisition.

	As of or for the Six Months
	Ended June 30,		As of or for the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except per share data)

Summarized Income Statement Data:
Net interest income	$912,339	$893,639	$1,817,541	$1,794,343	$1,734,572	$1,598,755	$1,247,585
Provision for credit losses	57,000	35,000	80,000	88,000	95,000	131,000	122,000
Other income	519,600	515,533	1,045,852	949,718	942,969	831,095	511,931
Other expense	791,688	759,000	1,551,751	1,485,142	1,516,018	1,448,180	961,611
Income taxes	193,109	199,682	392,453	388,736	344,002	276,728	219,153

Net income	390,142	415,490	839,189	782,183	722,521	573,942	456,752
Per Common Share Data:
Basic net income	$3.59	$3.73	$7.55	$6.88	$6.14	$5.08	$4.94
Diluted net income	3.51	3.64	7.37	6.73	6.00	4.95	4.78
Book value at end of period	57.59	54.01	56.94	52.39	49.68	47.55	34.82
Cash dividends	1.20	1.05	2.25	1.75	1.60	1.20	1.05
Weighted Average Number of Shares:
Basic	108,811	111,474	111,173	113,689	117,696	113,010	92,483
Diluted	111,046	114,157	113,918	116,232	120,406	115,932	95,522
Average Balance Sheet Data:
Total assets	$57,365,919	$55,302,935	$55,839,101	$54,134,983	$51,516,603	$45,349,219	$31,935,299
Total borrowings	12,813,607	10,550,778	10,542,908	11,301,850	10,974,144	10,349,048	7,286,590
Shareholders’ equity	6,220,935	5,916,623	6,041,469	5,797,823	5,700,781	4,940,554	3,026,386

Selected Financial Data of Partners Trust (Historical)

The following table summarizes financial results achieved by Partners Trust for the periods and at the dates indicated and should be read in conjunction with Partners Trust’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Partners Trust has previously filed with the SEC. Historical financial information for Partners Trust can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and its Annual Report on Form 10-K for the year ended December 31, 2006. See “Where You Can Find More Information” on page 62 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the six months ended June 30, 2007 and 2006 are unaudited, but management of Partners Trust believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the six months ended June 30, 2007 and 2006 indicate results for any future period.

	As of or for the Six
	Months Ended June 30,		As of or for the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except per share data)

Summarized Income Statement Data:
Net interest income	$35,912	$44,501	$83,511	$99,531	$69,292	$46,607	$35,264
(Recovery of) provision for credit losses	—	(2,627)	(4,951)	(9,006)	1,160	1,100	1,150
Other income	17,967	11,085	23,404	22,854	13,840	11,138	6,847
Other expense	38,121	40,336	77,693	79,938	64,143	35,331	28,731
Income taxes	4,894	5,547	10,649	18,646	5,689	7,268	3,818

Net income	10,864	12,330	23,524	32,807	12,140	14,046	8,412
Per Common Share Data:
Basic net income	$0.26	$0.27	$0.54	$0.69	$0.34	$0.53	$0.23
Diluted net income	0.26	0.27	0.53	0.68	0.33	0.52	0.23
Book value at end of period(1)	11.28	10.81	11.22	10.87	10.87	12.35	11.65
Cash dividends	0.14	0.14	0.28	0.28	0.24	0.17	0.05
Weighted Average Number of Shares:
Basic	41,824	44,909	43,619	47,556	36,003	26,389	26,675
Diluted	42,571	45,605	44,348	48,497	36,850	26,814	26,721
Average Balance Sheet Data:
Total assets	$3,698,968	$3,828,440	$3,792,710	$3,710,984	$2,400,479	$1,295,661	$1,020,417
Total borrowings(2)	922,472	912,135	930,950	840,105	538,482	277,548	260,685
Shareholders’ equity	496,070	514,488	503,514	544,629	347,002	171,769	148,323

(1)	Includes unallocated shares under the ESOP.

(2)	Includes junior subordinated debt and mortgagors’ escrow funds.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements” beginning on page 64, you should carefully consider the following risk factors in deciding how to vote on the merger agreement and the merger.

Partners Trust Will Be Subject to Business Uncertainties and Contractual Restrictions while the Merger is Pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Partners Trust and consequently on M&T. These uncertainties may impair Partners Trust’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Partners Trust to seek to change existing business relationships with Partners Trust. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with M&T. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with M&T, M&T’s business following the merger could be harmed. In addition, the merger agreement restricts Partners Trust from making certain acquisitions and taking other specified actions until the merger occurs without the consent of M&T. These restrictions may prevent Partners Trust from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” beginning on Page 41 of this proxy statement/prospectus for a description of the restrictive covenants to which Partners Trust is subject.

Combining Our Two Companies May Be More Difficult, Costly or Time-Consuming than We Expect.

M&T and Partners Trust have operated and, until merger completion, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and timely, the expected benefits of the merger may not be realized.

If the Merger Is Not Consummated by May 18, 2008, Either M&T or Partners Trust May Choose Not to Proceed with the Merger.

Either M&T or Partners Trust may terminate the merger agreement if the merger has not been completed by May 18, 2008, unless the failure of the merger to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

The Value of M&T Common Stock to be Received by Partners Trust Stockholders as a Part of the Merger Consideration might Decrease after the Closing and before Partners Trust Stockholders Receive such Shares.

Each share of Partners Trust common stock entitles the holder to receive, at the election of such holder, either $12.50 in cash or a fraction of a share of M&T common stock equal to $12.50 divided by the average closing price on the NYSE of M&T common stock for the five trading days immediately prior to the completion date of the merger. However, to the extent that such holder is entitled to receive shares of M&T common stock as part of the merger consideration, the value of such shares of M&T common stock might decrease after the closing of the merger and before Partners Trust stockholders actually receive such shares due to fluctuation of the M&T common stock price on the NYSE. For a discussion of the procedures by which shares of M&T common stock will be issued following completion of the merger, see the section entitled “The Merger Agreement — Merger Consideration — Exchange Procedures” on page 39.

The Market Price of M&T Common Stock after the Merger May Be Affected by Factors Different from Those Affecting Partners Trust Common Stock or M&T Common Stock Currently.

The businesses of M&T and Partners Trust differ in some respects and, accordingly, the results of operations of the combined company and the market price of M&T’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of M&T or Partners

Trust. For a discussion of the businesses of M&T and Partners Trust and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Partners Trust Stockholders May Receive a Form of Consideration Different from What They Elect.

Although each Partners Trust stockholder may elect to receive all cash, all M&T common stock or a combination thereof in the merger, the cash and stock elections are subject to proration and adjustment to preserve the proportion of the aggregate number of M&T shares to be issued to the aggregate cash consideration to be paid in the merger. As a result, even if you make an all cash election or an all stock election, you may nevertheless receive a mix of cash and stock consideration. In addition, if you elect to receive a combination of stock and cash, you may not receive the desired mix.

If You Tender Shares of Partners Trust Common Stock to Make an Election (or Follow the Procedures for Guaranteed Delivery), You Will Not Be Able to Sell those Shares, Unless You Revoke Your Election prior to the Election Deadline.

You will receive an election form and other materials relating to your right to elect the form of merger consideration under the merger agreement and will be requested to send to the exchange agent your Partners Trust stock certificates (or follow the procedures for guaranteed delivery) together with the properly completed election form. If you want to make a cash or stock election, you must deliver your stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed form of election to the exchange agent by the election deadline, which will be specified in the form of election. The election deadline is set for 5 p.m. on the date of closing. If you hold Partners Trust stock options and you wish to make an election as to the form of merger consideration, you must have exercised your options before the election deadline.

You will not be able to sell any shares of Partners Trust common stock that you have delivered, unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Partners Trust common stock for any reason until you receive cash and/or M&T common stock in the merger. In the time between delivery of your shares and the completion of the merger, the trading price of Partners Trust or M&T common stock may decrease, and you might otherwise want to sell your shares of Partners Trust to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment.

The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or Impose Conditions that Are Not Presently Anticipated.

The Board of Governors of the Federal Reserve System and the New York State Banking Department must approve, or waive the approval of, the merger and related transactions. The Board of Governors of the Federal Reserve System and the New York State Banking Department will consider, among other factors, the competitive impact of the merger, the financial and managerial resources of our companies and our subsidiary banks and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Board of Governors of the Federal Reserve System and the New York State Banking Department will review capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws.

There can be no assurance as to whether this and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

Some of the Directors and Executive Officers of Partners Trust May Have Interests and Arrangements that May Have Influenced their Decisions to Support or Recommend that You Approve the Merger.

The interests of some of the directors and executive officers of Partners Trust may be different from those of Partners Trust stockholders, and directors and officers of Partners Trust may be participants in arrangements that are different from, or in addition to, those of Partners Trust stockholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “Interests of Certain Persons in the Merger” beginning on Page 32.

The Merger Agreement Limits Partners Trust’s Ability to Pursue Alternatives to the Merger.

The merger agreement contains provisions that limit Partners Trust’s ability to discuss competing third-party proposals to acquire all or a significant part of Partners Trust. These provisions, which include a $20,828,000 termination fee payable under certain circumstances, might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Partners Trust from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Partners Trust than it might otherwise have proposed to pay.

We May Fail to Realize the Cost Savings Estimated For the Merger.

M&T estimates to achieve more than 50% annual cost savings from the merger when fully phased in. While M&T continues to be comfortable with these estimates as of the date of this proxy statement/prospectus, it is possible that the estimates of the potential cost savings could turn out to be incorrect. The cost savings estimates also depend on our ability to combine the businesses of M&T and Partners Trust in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or M&T is not able to combine successfully our two companies, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The Shares of M&T Common Stock To Be Received by Partners Trust Stockholders as a Result of the Merger Will Have Different Rights from the Shares of Partners Trust Common Stock.

The rights associated with Partners Trust common stock are different from the rights associated with M&T common stock. See the section of this proxy statement/prospectus entitled “Comparison of Shareholder Rights” on Page 57 for a discussion of the different rights associated with M&T common stock.

PARTNERS TRUST SPECIAL MEETING

This section contains information from Partners Trust for Partners Trust stockholders about the special meeting Partners Trust has called to consider and adopt the merger agreement and approve the merger and the other transactions contemplated thereby. We are mailing this proxy statement/prospectus to you, as a Partners Trust stockholder, on or about October 22, 2007. Together with this proxy statement/prospectus, we are also sending to you a notice of the Partners Trust special meeting and a form of proxy card that our board is soliciting for use at the special meeting of Partners Trust stockholders and at any adjournments or postponements of the meeting. The special meeting will be held on November 21, 2007, at 9:00 a.m. local time, at the Renaissance Syracuse Hotel, located at 701 East Genesee Street, Syracuse, New York 13210.

This proxy statement/prospectus is also being furnished by M&T to Partners Trust stockholders as a prospectus in connection with the issuance of shares of M&T common stock upon consummation of the merger.

Matters To Be Considered

The only matter to be considered at the Partners Trust special meeting is the adoption of the merger agreement. You may also be asked to vote upon a proposal to adjourn or postpone the special meeting. Partners Trust could use any adjournment or postponement of the special meeting for the purpose, among others, of allowing more time to solicit votes to adopt the merger agreement and approve the merger.

Record Date

The Partners Trust board has fixed the close of business on September 24, 2007, as the record date for determining the Partners Trust stockholders entitled to receive notice of and to vote at the special meeting. Only Partners Trust stockholders of record as of the record date are entitled to notice of and to vote at the special meeting. As of the record date, 43,581,326 shares of Partners Trust common stock were issued and outstanding and held by approximately 4,884 record holders. Partners Trust stockholders are entitled to one vote on each matter considered and voted on at the special meeting for each share of Partners Trust common stock held of record at the close of business on the record date. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Partners Trust common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. For purposes of determining the presence of a quorum, abstentions will be counted as shares present but shares represented by a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares, which we refer to as “broker non-votes”, will not be counted as shares present. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether a proposal has received sufficient votes for approval.

Action Required

Adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the outstanding shares of Partners Trust common stock. The merger agreement and the consummation of the transactions contemplated therein will not require the approval of the holders of M&T common stock under the New York Business Corporation Law or the rules of the NYSE.

As of the record date, Partners Trust directors and executive officers and their affiliates held about 3,726,885 shares (or approximately 8.6% of the outstanding shares) of Partners Trust common stock entitled to vote at the special meeting.

As of the record date, M&T held no shares of Partners Trust common stock (other than shares held as fiduciary, custodian or agent as described below) and its directors and executive officers or their affiliates held about 83,422 shares (or approximately 0.19% of the outstanding shares) of Partners Trust common stock. See “The Merger — Interests of Certain Persons in the Merger”. Subsidiaries of M&T, as fiduciaries, custodians or agents, held a total of approximately 31,623 shares of Partners Trust common stock, representing approximately 0.07% of the shares entitled to vote at the Partners Trust special meeting, and maintained sole or shared voting power over approximately 7,574 of these shares.

Solicitation

Proxies are being solicited by the Partners Trust board from Partners Trust stockholders. Shares of Partners Trust common stock represented by properly executed proxies, and that have not been revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted “FOR” adoption of the merger agreement and approval of the merger and the other transactions contemplated thereby and in the discretion of the individuals named as proxies as to any other matter that may come before the special meeting including, among other things, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. However, no proxy that is voted against the proposal to adopt the merger agreement and approve the merger and the transactions contemplated thereby will be voted in favor of any such adjournment or postponement.

M&T has agreed to pay for the costs and expenses (excluding the fees and disbursements of counsel, financial advisors and accountants) of copying, printing and distributing this proxy statement/prospectus and all listing, filing or registration fees, including without limitation, fees paid for filing the registration statement of which this proxy statement/prospectus is a part with the SEC and any other fees paid for filings with governmental authorities. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of Partners Trust or its affiliates telephonically, electronically or by other means of communication and by Morrow & Co., which Partners Trust has hired to assist in the solicitation and distribution of proxies for the merger and the special meeting. Directors, officers and employees will receive no additional compensation for such solicitation. Partners Trust will pay Morrow & Co., Inc. a fee of approximately $6,500 for its services. M&T will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

Proxies

A Partners Trust stockholder who has given a proxy may revoke it at any time before its exercise at the special meeting by (i) giving written notice of revocation to William C. Craine, Chairman of the Board of Partners Trust, (ii) properly submitting to Partners Trust a duly executed proxy bearing a later date or (iii) attending the special meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Partners Trust as follows: 233 Genesee Street, Utica, New York 13501, Attention: William C. Craine, Chairman of the Board.

Recommendation of Partners Trust’s Board

All Partners Trust directors present at a special meeting convened for this purpose have unanimously adopted the merger agreement and approved the merger. The Partners Trust board believes that these items and the transactions they contemplate are in the best interests of Partners Trust and its stockholders, and unanimously recommends that Partners Trust stockholders vote “FOR” adoption of the merger agreement and approval of the merger and the transactions contemplated thereby.

See the sections of this proxy statement/prospectus entitled “Reasons for the Merger” and “Recommendations of the Board of Partners Trust” on pages 19 and 17, respectively, for a more detailed discussion of the Partners Trust board’s recommendation with regard to the merger agreement, the merger and the transactions contemplated thereby.

THE MERGER

Background of the Merger

The Partners Trust Board of Directors has periodically conducted strategic reviews with the Partners Trust executive management team and occasionally its outside advisors, and has regularly evaluated the Company’s performance and prospects in light of competitive and other relevant developments. These strategic reviews focused on, among other things, the business environment facing Partners Trust in its market area, including opportunities for growth and enhancing performance, as well as the business environment for financial institutions generally, including ongoing consolidation in the industry.

Because Partners Trust did a “second step conversion” to the stock form of ownership from a mutual association in July 2004, as a general matter, no person could acquire beneficial ownership of more than 10% of its common stock for three years from the conversion date without the prior written approval of the OTS. However, as the Chairman of the New York Bankers Association in 2005 and 2006 and in the general conduct of business, Mr. Zawadzki has had regular occasion to meet with numerous financial institution executive officers and directors. Among those many meetings, Mr. Zawadzki had the occasion to meet with Robert G. Wilmers, Chairman of the Board and Chief Executive Officer of M&T, in June and December 2006. At the December meeting, Mr. Wilmers raised the possibility of a business combination following the expiration of Partners Trust’s three-year moratorium period. However, in light of that moratorium, no discussions in that regard were pursued at that time.

As expiration of this effective moratorium on an acquisition of Partners Trust was approaching, on February 28, 2007, the Board of Directors met with representatives from Sandler O’Neill to discuss the current operating environment, including economic, industry and market conditions, and Partners Trust’s current franchise performance and prospects. Following the Company’s annual meeting of stockholders on April 25, 2007, the Board of Directors met again with representatives of Sandler O’Neill as well as Hogan & Hartson LLP, legal counsel to Partners Trust. Sandler O’Neill provided an update on the current environment, including the environment for mergers and acquisitions, and again reviewed the financial performance and prospects of the Company. Sandler O’Neill also presented an overview of selected potential partners, including their financial capacity to undertake an acquisition of the Company and an assessment of their likely interest in doing so based on Sandler O’Neill’s general knowledge of the parties and their acquisition interests. The Board of Directors discussed market, industry and economic factors that could affect performance and achievement of Partners Trust’s strategic plan. The Partners Trust Board of Directors also discussed issues to consider in evaluating potential strategic partners, including the Board of Directors’ fiduciary and legal obligations in considering such a transaction. Based on this review, the Board of Directors confirmed its intention to continue to pursue an independent business plan, but in view of the potentially significant value to Partners Trust’s stockholders of a possible business combination with M&T, and M&T’s apparent financial and regulatory ability to conclude a transaction, the Board authorized management to work with the Company’s outside advisors to evaluate a potential transaction, in particular with M&T.

On May 10, 2007, Mr. Zawadzki met with Mr. Wilmers in New York City. During this meeting, Mr. Wilmers again expressed a desire to explore a possible business combination between M&T and Partners Trust following the expiration of Partners Trust’s three-year moratorium period. On May 17, 2007, M&T executed a confidentiality agreement with regard to the sharing of information relating to Partners Trust in connection with a possible transaction. Thereafter, Partners Trust began to share non-public business and financial information with M&T through Sandler O’Neill.

On June 14, 2007, the Partners Trust Board of Directors met to discuss alternative strategies. These included a stand-alone strategy based on the current and possible alternative business plans, as well as possible acquisition strategies by various potential acquirers, including M&T. Following questions and discussions among those in attendance, the Partners Trust Board of Directors authorized further exploration of strategic options for Partners Trust, with particular focus on a transaction with M&T.

During the period from June 18 to 22, 2007, Sandler O’Neill had various preliminary discussions with representatives of M&T regarding the non-public business and financial information provided under the confidentiality agreement and potential ranges of valuation in an acquisition transaction. On June 26, 2007, Mr. Wilmers called Mr. Zawadzki to express M&T’s interest in pursuing a transaction at $12.50 per Partners Trust share. This indication of interest was non-binding and subject to numerous contingencies, including a review of additional financial information, satisfactory completion of M&T’s due diligence examination, and the negotiation of a definitive agreement between the parties.

On June 27, 2007, the Partners Trust Board of Directors met to consider the expression of interest from M&T. Sandler O’Neill presented an updated preliminary valuation of the Company, an overview of M&T and a review of the financial aspects of M&T’s proposal. A representative from Hogan & Hartson LLP advised the Board of Directors of its fiduciary and other obligations. Subject to legal and regulatory conditions, the Board authorized management to commence discussions and negotiations with M&T. Based on this authorization, and because the three-year moratorium had not yet expired, Mr. Zawadzki sought and obtained clearance from the OTS for discussions and negotiations with M&T, including allowing M&T to conduct due diligence prior to the expiration of the moratorium.

On July 9 and 10, 2007, M&T conducted due diligence with respect to Partners Trust. In addition, under the direction of Partners Trust executive management, Sandler O’Neill commenced detailed discussions and negotiations with representatives of M&T as to M&T’s proposal. Legal counsel for Partners Trust received the first draft of a merger agreement from legal counsel to M&T on July 11, 2007. Under the direction of Partners Trust executive management, legal counsel for Partners Trust began negotiations with M&T’s attorneys with regard to the merger agreement and continued such negotiations during the period from July 11 through July 18, 2007.

On July 11, 2007, while attending a New York Bankers Association meeting, the chief executive officer of another potential strategic partner (which had been part of Sandler O’Neil’s preliminary analyses and presentations)

indicated to Mr. Zawadzki that he would like to discuss a potential acquisition transaction following the expiration of Partners Trust’s three-year moratorium.

On July 16, 2007, Partners Trust conducted on-site due diligence at M&T’s headquarters. The Partners Trust Board of Directors also met telephonically to discuss the status of negotiations with M&T as well as the informal inquiry received by Mr. Zawadzki. Sandler O’Neill presented an overview of the alternative strategic partner, including its prior acquisition history, a preliminary analysis of its financial capacity to undertake an acquisition of the Company and its ability to consummate a transaction. Management updated the Board of Directors on the status of discussions with M&T, including the proposed stock and cash components of the consideration to be offered to Partners Trust stockholders. Representatives of Sandler O’Neill reported on certain preliminary financial analyses with respect to the proposed transaction based on a range of alternative mixes of cash and stock consideration. The Partners Trust Board also considered other factors with respect to the alternative strategic partner, including its past stock performance, overall stock risk profile, and other metrics, and compared the alternative strategic partner to M&T with regard to each of these factors. After significant discussion with the company’s financial and legal advisors and executive management, the Partners Trust Board determined not to pursue discussions with the alternative strategic partner and instead to continue discussions with M&T.

On July 17, 2007, Mr. Zawadzki met with Mr. Wilmers in Buffalo, New York to discuss certain open issues with respect to the proposed transaction.

On July 18, 2007, the Partners Trust Board of Directors met to consider the proposed strategic transaction with M&T and the terms of the definitive agreement negotiated by management. Legal counsel advised the Partners Trust Board of Directors of its fiduciary duties and reviewed the terms of the merger agreement, including those terms that had been finalized since the Board of Directors’ last meeting. Mr. Zawadzki provided a summary of his July 17th discussions with Mr. Wilmers. A representative from Sandler O’Neill presented an updated financial analysis with respect to the proposal, including the financial terms of the proposed transaction, an updated review of Partners Trust and M&T, an analysis of comparable transactions and an analysis of the pro forma financial impact of the transaction on M&T and on Partners Trust’s stockholders, based on transaction assumptions discussed with Partners Trust’s executive management. Executive management and representatives from Sandler O’Neill and Hogan & Hartson LLP answered questions from the Partners Trust Board of Directors regarding specific details of the offer. The results of the due diligence conducted on M&T were described for the Partners Trust Board of Directors. The directors engaged in a comprehensive discussion about the transaction. At this time, Sandler O’Neill orally expressed its opinion that the consideration proposed to be paid to Partners Trust’s stockholders under the draft merger agreement was fair from a financial point of view. Also at this meeting, Sandler O’Neill reviewed its analysis of the alternative strategic partner discussed at the July 16th telephonic Partners Trust Board of Directors meeting.

The Partners Trust Board of Directors discussed the draft merger agreement, the alternative strategic partner and Sandler O’Neill’s analysis at length, as well as market, industry and economic factors potentially affecting Partners Trust’s strategic plan. Following the discussion, the Partners Trust Board of Directors expressed its view that, based upon its careful review and Sandler O’Neill’s fairness review and opinion, the proposed merger was in the best interest of Partners Trust’s stockholders. The Partners Trust Board of Directors also considered its fiduciary responsibilities to stockholders and determined that the negotiated termination fee would not unreasonably preclude other interested parties from submitting offers to acquire Partners Trust. Thereafter, the Partners Trust Board of Directors unanimously approved the merger of Partners Trust and M&T and the merger agreement, and voted to recommend the adoption of the merger agreement to Partners Trust’s stockholders.

That evening, following the market close, the parties executed the definitive merger agreement, and the transaction was publicly announced the next morning, on July 19, 2007. Sandler O’Neill subsequently delivered to the Partners Trust Board of Directors its written fairness opinion, dated July 18, 2007, confirming its oral opinion rendered at the July 18th Board meeting.

Reasons for the Merger

The Partners Trust Board of Directors has determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Partners Trust and its stockholders. Accordingly, the Partners Trust Board of Directors has unanimously approved the merger agreement and determined to recommend that Partners Trust’s stockholders approve and adopt the merger agreement.

In reaching its decision to approve the merger agreement and recommend the merger to its stockholders, the Partners Trust Board of Directors consulted with Partners Trust’s executive management, as well as its outside financial and legal advisors, and considered a number of factors, including:

•	its knowledge of Partners Trust’s business, markets, financial condition, results of operations, and prospects, including the potential impact of the expiration of the three-year moratorium on acquisition transactions involving the Company;

•	its knowledge of M&T’s business, markets, financial condition and results of operations, stock performance, dividend history and acquisition history, based on its knowledge of M&T as a competitor, the due diligence reports of Partners Trust management, and Sandler O’Neill’s financial analyses, including the expected financial impact of the merger on the combined company;

•	the value of the merger consideration provided for in the merger agreement relative to the current and historical trading prices of the common stock of Partners Trust and relative to the analyses prepared by Sandler O’Neill of comparative valuations for Partners Trust;

•	the opinion delivered to the Partners Trust Board of Directors by Sandler O’Neill, appended to this document as Appendix B, to the effect that, as of July 18, 2007, and based upon and subject to the considerations set forth in the opinion, the merger consideration to be received by Partners Trust’s stockholders was fair from a financial point of view;

•	its knowledge of the current environment in the financial services industry in general and in Partners Trust’s markets, including continued consolidation, evolving trends in technology, market conditions and increasing competition, and the effects of these factors on financial institutions such as Partners Trust;

•	the presentations of management and Sandler O’Neill regarding the strategic advantages and disadvantages of combining with M&T, including M&T’s knowledge of the markets in which Partners Trust operates, the potential for divestiture of deposits in connection with the transaction, the significant opportunities for cost savings in the transaction, and M&T’s commitment to the communities in which they operate;

•	the structure of the merger and the financial and other terms of the merger agreement, including the fixed $12.50 per share value of the consideration and the ability of stockholders to elect the form of consideration to be received, subject to the 50% stock, 50% cash composition of the aggregate merger consideration;

•	the expectation that the merger will qualify as a “reorganization” for United States federal income tax purposes, and that as a result Partners Trust stockholders would generally not be expected to recognize any gain or loss in respect of any M&T common stock received by them as merger consideration, but would be expected to recognize gain or loss in respect of any cash (including cash received instead of fractional shares of M&T common stock) received by them as merger consideration;

•	the likelihood that the merger would be consummated, given the regulatory and other approvals required in connection with the merger;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the termination fee to be paid by Partners Trust to M&T if the merger agreement were terminated under certain circumstances, including the risk that the termination fee might discourage third parties from offering to acquire Partners Trust by increasing the cost of a third party acquisition; and

•	the fact that some of Partners Trust’s directors and executive officers could be deemed to have interests in the merger that are in addition to their interests as Partners Trust stockholders (see “— Interests of Partners Trust Directors and Executive Officers in the Merger”).

The foregoing discussion of the factors considered by the Partners Trust Board of Directors is not intended to be exhaustive. In reaching its decision to approve the merger agreement, the Partners Trust Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Partners Trust Board of Directors considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

The Partners Trust Board of Directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Partners Trust and its stockholders and unanimously approved the merger agreement. The Partners Trust Board of

Directors unanimously recommends that the stockholders of Partners Trust vote “FOR” adoption of the merger agreement.

Opinion of Partners Trust’s Financial Advisor

Opinion of Partners Trust’s Financial Advisor.  Since the completion of the Company’s conversion to a public company in 2004, Partners Trust’s Board of Directors and executive management have met periodically with representatives of Sandler O’Neill to discuss the overall economic environment and industry and market conditions, as well as Partners Trust’s franchise performance, strategies and prospects. By letter agreement, dated June 27, 2007, Partners Trust retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Partners Trust in connection with the proposed merger with M&T and participated in certain of the negotiations leading to the merger agreement. At the July 18, 2007 meeting at which Partners Trust’s Board of Directors considered and approved the merger agreement, Sandler O’Neill delivered to the Board of Directors its oral opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to Partners Trust’s stockholders from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Partners Trust stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion and was necessarily based upon financial, economic, market and other conditions as they existed, and could be evaluated, on that date. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion. The opinion is directed to the Partners Trust Board of Directors and speaks only to the fairness of the merger consideration to Partners Trust stockholders from a financial point of view. It does not address the underlying business decision of Partners Trust to engage in the merger or any other aspect of the merger and is not a recommendation to any Partners Trust stockholder as to how such stockholder should vote at the special meeting with respect to the merger, the form of consideration such stockholder should elect, or any other matter.

In connection with rendering its July 18, 2007 opinion, Sandler O’Neill reviewed and considered, among other things:

(1) the merger agreement;

(2) certain publicly available financial statements and other historical financial information of Partners Trust that Sandler O’Neill deemed relevant;

(3) certain publicly available financial statements and other historical financial information of M&T that Sandler O’Neill deemed relevant;

(4) internal operating budget for Partners Trust for the year ending December 31, 2007 and summary financial projections based on earnings and growth assumptions reviewed with senior management of Partners Trust;

(5) publicly available earnings estimates for M&T for the years ending December 31, 2007 and 2008 and an estimated long term earnings growth rate for the years thereafter, in each case as published by IBES and discussed with senior management of M&T;

(6) the pro forma financial impact of the merger on M&T, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings discussed with Partners Trust and M&T;

(7) the publicly reported historical price and trading activity for Partners Trust’s and M&T’s common stock, including a comparison of certain financial and stock market information for Partners Trust and M&T with similar publicly available information for certain other companies the securities of which are publicly traded;

(8) the financial terms of certain recent business combinations in the thrift industry, to the extent publicly available;

(9) the current market environment generally and the banking environment in particular; and

(10) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of Partners Trust’s executive management the business, financial condition, results of operations and prospects of Partners Trust and held similar discussions with certain members of senior management of M&T regarding the business, financial condition, results of operations and prospects of M&T. In connection with its engagement, Sandler O’Neill was not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

In performing its reviews and analyses, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided by Partners Trust and M&T or their respective representatives or that was otherwise available to Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of senior management of Partners Trust and M&T that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to, and did not, undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Partners Trust or M&T or any of their subsidiaries, or the collectibility of any such assets, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Partners Trust or M&T, nor did Sandler O’Neill review any individual credit files relating to Partners Trust or M&T. Sandler O’Neill assumed, with Partners Trust’s consent, that the respective allowances for loan losses for both Partners Trust and M&T were adequate to cover such losses and will be adequate for the combined company.

Sandler O’Neill also assumed that there had been no material change in Partners Trust’s and M&T’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Partners Trust and M&T would remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement were true and correct, that each party to the merger agreement would perform all of the covenants required to be performed by such party under that agreement, that the conditions precedent in the merger agreement will not be waived and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, as to all legal, accounting and tax matters relating to the merger agreement and the merger, Partners Trust relied on the advice received from its legal, accounting, and tax advisors and instructed Sandler O’Neill to assume the accuracy and completeness of that advice in performing its analyses and rendering its opinion.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Partners Trust Board of Directors at the Board’s July 18, 2007 meeting. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to the Partners Trust Board of Directors, but is instead a summary of the material analyses performed and presented in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Partners Trust or M&T and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect their public trading values or merger transaction values. The process, therefore, is not necessarily susceptible to a partial analysis or summary description.

In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made its own qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all the analyses taken as a whole. Accordingly, Sandler O’Neill believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analysis and opinion. The tables alone do not constitute complete descriptions of the financial analyses presented in such tables.

In performing its analysis, Sandler O’Neill assumed that the financial performances reflected in all projections and estimates used by them in their analyses would be achieved and expressed no opinion as to such projections or estimates or the assumptions on which they were based. Those estimates and projections, as well as the other estimates used by Sandler O’Neill in its analysis, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections. Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Partners Trust, M&T and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analysis. Estimates on the values of companies did not purport to be appraisals or necessarily reflect the prices at which companies or their securities might actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analysis does not necessarily reflect the value of Partners Trust’s common stock or M&T’s common stock or the prices at which Partners Trust’s or M&T’s common stock may be sold at any time. Sandler O’Neill’s analysis and opinion were among a number of factors taken into consideration by the Partners Trust Board of Directors in making its determination to adopt the merger agreement and the analysis described below should not be viewed as determinative of the decision of the Partners Trust Board of Directors or management with respect to the fairness of the merger.

Summary of Proposal.  Sandler O’Neill reviewed the financial terms of the proposed transaction. Pursuant to the merger agreement, each share of Partners Trust common stock issued and outstanding immediately prior to the merger will be converted into the right to receive either (a) $12.50 in cash or (b) shares of M&T common stock at an exchange ratio determined by reference to the 5-day average closing price of M&T’s common stock immediately prior to close. Sandler O’Neill calculated the aggregate transaction value to be $555.4 million. Based upon financial information for Partners Trust for the twelve months ended June 30, 2007, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction price/Last twelve months’ earnings per share	24.5	x
Transaction price/Last twelve months’ core earnings per share(1)	31.3	x
Transaction price/Estimated 2007 core earnings per share(2)	41.4	x
Transaction price/Tangible book value per share	226%
Tangible book premium/Core Deposits(3)	17.3%
1 Day market premium(4)	25.0%

(1)	Core EPS excludes the impact of non-recurring revenue from the sale of securities in the third quarter of 2006 and the sale of Partners Trust’s trust business and Federal Deposit Insurance Corporation, or FDIC, assessment credits in the second quarter of 2007.

(2)	Based on projections provided by senior management of Partners Trust.

(3)	Core deposits exclude time deposits with account balances greater than $100,000, which comprised 19.6% of total deposits at June 30, 2007.

(4)	Based on Partners Trust’s closing price of $10.00 on July 17, 2007.

Stock Trading History.  Sandler O’Neill reviewed the history of the publicly reported trading prices of Partners Trust’s and M&T’s common stock. For the period commencing July 15, 2004, the first trading date following Partners Trust’s second-step conversion, and ending July 13, 2007, Sandler O’Neill compared the relative performance of Partners Trust’s common stock with the following:

•	the S&P 500 Index,

•	the NASDAQ Bank Index,

•	the S&P Bank Index, and

•	an upstate New York bank and thrift peer group selected by Sandler O’Neill.

The relative performances were as follows:

Partners Trust’s Stock Performance

	Beginning Index Value	Ending Index Value
	July 15,	July 13,
	2004	2007

Partners Trust	100.00%	103.6%
S&P 500 Index	100.00	140.3
NASDAQ Bank Index	100.00	110.1
S&P Bank Index	100.00	116.7
Upstate NY Peer Group Index(1)	100.00	99.5

(1)	The Upstate NY Peer Goup Index is a weighted average (by market capitalization) of Alliance Financial Corp., Arrow Financial Corp., Community Bank System Inc., Financial Institutions Inc., First Niagara Financial Group, NBT Bancorp, Inc., Provident New York Bancorp, Tompkins Financial Corporation, TrustCo Bank Corp NY and Wilber Corporation.

For the three-year period ended July 16, 2007, Sandler O’Neill compared the relative performance of M&T’s common stock with the following:

•	the S&P 500 Index,

•	the NASDAQ Bank Index,

•	the S&P Bank Index, and

•	a regional bank peer group selected by Sandler O’Neill.

The relative performances were as follows:

M&T’s Stock Performance

	Beginning Index Value	Ending Index Value
	July 16,	July 16,
	2004	2007

M&T	100.00%	119.8%
S&P 500 Index	100.00	140.7
NASDAQ Bank Index	100.00	109.8
S&P Bank Index	100.00	116.0
Regional Bank Index(1)	100.00	112.0

(1)	The Regional Bank Index is a weighted average (by market capitalization) of Comerica Inc., First Horizon National Corp., Huntington Bancshares Inc., KeyCorp, Marshall & Ilsley Corp., Synovus Financial Corp., UnionBanCal Corp. and Zions Bancorporation.

Comparable Company Analysis.  Sandler O’Neill used publicly available information to compare selected financial and market trading information for Partners Trust and M&T to various peer groups selected by Sandler O’Neill. The “Upstate New York Bank and Thrift” peer group for Partners Trust consisted of the following companies:

Alliance Financial Corp.	NBT Bancorp Inc.
Arrow Financial Corp.	Provident New York Bancorp
Community Bank System Inc.	Tompkins Financial Corporation
Financial Institutions Inc.	TrustCo Bank Corp NY
First Niagara Financial Group	Wilber Corporation

The “Mid-Atlantic Thrift” peer group for Partners Trust consisted of the following companies:

Dime Community Bancshares Inc.	Provident New York Bancorp
Flushing Financial Corp.	TrustCo Bank Corp NY
KNBT Bancorp Inc.	WSFS Financial Corp.
Provident Financial Services

The analysis compared publicly available financial information as of and for the twelve-month period ended March 31, 2007 and market trading information as of July 17, 2007. The table below compares the data for Partners Trust with the median data for the peer groups.

Partners Trust Comparable Group Analysis

			Upstate NY Bank		Mid-Atlantic
			and Thrift Peer		Thrift Peer
	Partners Trust		Group Median		GroupMedian

Market Capitalization (in millions)	$436		$444		$461
Total assets (in millions)	$3,727		$2,541		$2,948
Tangible equity/Tangible assets	6.92%		7.10%		7.38%
Last twelve months’ return on average assets	0.57%		1.03%		0.88%
Last twelve months’ return on average equity	4.4%		10.5%		9.6%
Price/Tangible book value per share	183%		222%		201%
Price/Last twelve months’ earnings per share	20.0	x	14.6	x	16.0	x
Price/Estimated 2007 earnings per share	27.0	x	14.1	x	19.2	x
Last quarter annualized dividend yield	2.80%		3.53%		2.63%

The “Regional Bank” peer group for M&T consisted of the following companies:

Comerica Inc.	Synovus Financial Corp.
First Horizon National Corp.	Regions Financial Corp.
Huntington Bancshares Inc.	UnionBanCal Corp.
KeyCorp	Zions Bancorporation
Marshall & Ilsley Corp.

The analysis compared publicly available financial information as of and for the most recently reported twelve-month period and market trading information as of July 17, 2007. The table below compares the data for M&T with the median data for the peer group.

M&T Comparable Group Analysis

			Regional Bank
			Peer Group
	M&T		Median

Market capitalization (in millions)	$12,084		$9,504
Total assets (in millions)	$57,869		$54,617
Tangible equity/Tangible assets	5.57%		6.89%
Last twelve months’ return on average assets	1.43%		1.32%
Last twelve months’ return on average equity	13.1%		14.8%
Price/Tangible book value per share	376%		224%
Price/Last twelve months’ earnings per share	15.5	x	13.9	x
Price/Estimated 2007 earnings per share(1)	15.1	x	13.2	x
Price/Estimated 2008 earnings per share(1)	13.9	x	12.2	x

(1)	Based on median estimates as reported by IBES.

Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed 16 merger transactions announced from January 1, 2004 through July 17, 2007 involving acquisitions of thrifts in the Mid-Atlantic region of the United States with announced transaction values greater than $50 million. Sandler O’Neill also reviewed 17 merger transactions announced from January 1, 2006 through July 17, 2007 involving acquisitions of thrifts in the United

States with announced transaction values greater than $100 million. Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months’ reported earnings per share, last twelve months’ core earnings per share, estimated current year earnings per share and tangible book value per share, as well as tangible book premium to core deposits and current market price premium, and computed high, low, mean and median multiples and premiums for the transactions. These multiples were applied to Partners Trust’s financial information as of and for the twelve months ended June 30, 2007. As illustrated in the following table, Sandler O’Neill derived imputed ranges of values per share of Partners Trust’s common stock of $6.55 to $12.55 based upon the median multiples for the Mid-Atlantic group and $5.52 to $15.08 based upon the median multiples for the Nationwide group.

Comparable Transactions Analysis

	Mid-			Nationwide
	Atlantic			Group
	Median		Implied	Median		Implied
	Multiple		Value	Multiple		Value

Transaction price/Last twelve months’ earnings per share	22.4	x	$8.97	19.7	x	$7.86
Transaction price/Estimated current year earnings per share(1)	21.7	x	$6.55	18.3	x	$5.52
Transaction price/Tangible book value per share	221%		$12.22	273%		$15.08
Tangible book premium/Core deposits(2)	17.5%		$12.55	22.0%		$14.33
Premium to current market price(3)	22.3%		$12.23	23.0%		$12.30

(1)	Based on projections provided by senior management of Partners Trust.

(2)	Core deposits exclude time deposits with account balances greater than $100,000, which comprised 19.6% of total deposits at June 30, 2007.

(3)	Based on Partners Trust’s closing price of $10.00 on July 17, 2007.

Discounted Cash Flow Analysis.  Sandler O’Neill performed an analysis to estimate the future stream of after-tax cash flows that Partners Trust would provide to equity holders through 2010 on a stand-alone basis, assuming Partners Trust’s annual dividend remained at $0.28 per share and that Partners Trust performed in accordance with the earnings and growth assumptions reviewed with Partners Trust’s management. To approximate the terminal value of Partners Trust common stock at December 31, 2010, Sandler O’Neill applied price/earnings multiples ranging from 14x to 22x and multiples of tangible book value ranging from 140% to 260%. The dividend stream and terminal values were then discounted to present values using discount rates ranging from 9% to 13%, which were selected by Sandler O’Neill to reflect different assumptions regarding required rates of return of holders or prospective buyers of Partners Trust’s common stock. This analysis resulted in the following reference ranges of indicated per share values for Partners Trust’s common stock:

Terminal Earnings Multiple

Discount Rate	14x	16x	18x	20x	22x

9.0%	$6.10	$6.84	$7.58	$8.32	$9.06
10.0%	$5.91	$6.62	$7.34	$8.05	$8.77
11.0%	$5.72	$6.41	$7.10	$7.80	$8.49
12.0%	$5.55	$6.21	$6.88	$7.55	$8.22
13.0%	$5.38	$6.02	$6.67	$7.32	$7.96

Terminal Tangible Book Multiple

Discount Rate	140%	170%	200%	230%	260%

9.0%	$7.58	$9.00	$10.42	$11.85	$13.27
10.0%	$7.34	$8.71	$10.09	$11.46	$12.84
11.0%	$7.10	$8.43	$9.76	$11.09	$12.42
12.0%	$6.88	$8.17	$9.45	$10.74	$12.02
13.0%	$6.67	$7.91	$9.16	$10.40	$11.64

Sandler O’Neill also considered and discussed with the Partners Trust Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Partners Trust’s 2010 net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for Partners Trust’s common stock, using a discount rate of 11.10%:

Terminal Earnings Multiple

EPS Projection Change
from Base Case	14x	16x	18x	20x	22x

(25.0)%	$4.50	$5.02	$5.53	$6.05	$6.56
(20.0)%	$4.74	$5.29	$5.84	$6.39	$6.94
(15.0)%	$4.98	$5.57	$6.15	$6.74	$7.32
(10.0)%	$5.22	$5.84	$6.46	$7.08	$7.70
(5.0)%	$5.46	$6.12	$6.77	$7.43	$8.08
0.0%	$5.70	$6.39	$7.08	$7.77	$8.46
5.0%	$5.95	$6.67	$7.39	$8.11	$8.84
10.0%	$6.19	$6.94	$7.70	$8.46	$9.22
15.0%	$6.43	$7.22	$8.01	$8.80	$9.59
20.0%	$6.67	$7.49	$8.32	$9.15	$9.97
25.0%	$6.91	$7.77	$8.63	$9.49	$10.35

Sandler O’Neill performed a similar analysis to estimate the future stream of after-tax cash flows that M&T would provide to equity holders through 2010 on a stand-alone basis, assuming M&T maintained an annual dividend payout ratio of 30.5% and that M&T performed in accordance with median IBES earnings estimates for 2007 and 2008 and increased approximately 11.5% to 12% annually thereafter. To approximate the terminal value of M&T common stock at December 31, 2010, Sandler O’Neill applied price/earnings multiples ranging from 11x to 16x. The dividend stream and terminal values were then discounted to present values using discount rates ranging from 9% to 13%, which were selected by Sandler O’Neill to reflect different assumptions regarding required rates of return of holders or prospective buyers of M&T common stock. This analysis resulted in the following reference ranges of indicated per share values for M&T common stock:

Terminal Earnings Multiple

Discount Rate	11x	12x	13x	14x	15x	16x

9.0%	$89.04	$96.34	$103.65	$110.96	$118.27	$125.57
10.0%	$86.15	$93.21	$100.28	$107.34	$114.40	$121.46
11.0%	$83.39	$90.21	$97.04	$103.87	$110.69	$117.52
12.0%	$80.74	$87.34	$93.94	$100.54	$107.14	$113.74
13.0%	$78.20	$84.58	$90.97	$97.35	$103.74	$110.12

Sandler O’Neill performed a similar analysis assuming M&T’s 2010 net income varied from 15% above to 15% below the estimates noted above. This analysis resulted in the following reference ranges of indicated per share values for M&T’s common stock, using a discount rate of 10.57%:

Terminal Earnings Multiple

EPS Projection
Change from Base
Case	11x	12x	13x	14x	15x	16x

(15.0)%	$73.13	$79.02	$84.91	$90.80	$96.68	$102.57
(10.0)%	$76.94	$83.18	$89.41	$95.64	$101.88	$108.11
(5.0)%	$80.75	$87.33	$93.91	$100.49	$107.07	$113.65
0.0%	$84.56	$91.49	$98.41	$105.34	$112.27	$119.19
5.0%	$88.37	$95.64	$102.92	$110.19	$117.46	$124.73
10.0%	$92.18	$99.80	$107.42	$115.04	$122.66	$130.27
15.0%	$95.99	$103.96	$111.92	$119.89	$127.85	$135.81

In its discussions with the Partners Trust Board of Directors, Sandler O’Neill noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis.  Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming: (1) the exchange ratio for the stock portion of the merger consideration was 0.1109 (based on the closing price of M&T’s common stock on July 17, 2007); (2) all “in the money” options to purchase shares of Partners Trust common stock outstanding at June 30, 2007 remain outstanding through the closing of the merger and are cashed out at the difference between $12.50 and the exercise price of the option at the closing of the merger; (3) each of Partners Trust and M&T performs in accordance with the earnings projections and estimates discussed above; and (4) the merger closes during the fourth quarter of 2007. Sandler O’Neill also assumed various purchase accounting adjustments (including amortizable identifiable intangibles created in the merger), charges and transaction costs associated with the merger, and cost savings resulting from the merger (75% of which would be realized in 2008 and 100% in 2009), and assumed an opportunity cost of 6% for the cash portion of the merger consideration. Based on the assumptions listed above, the analysis indicated that the merger would be slightly accretive to M&T’s estimated 2008 earnings per share and approximately 1% accretive to 2009 earnings per share, and dilutive to M&T’s estimated 2008 and 2009 tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Compensation and Other Relationships with Partners Trust and M&T.  Partners Trust has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of 1% of the aggregate transaction value, or approximately $5.5 million, of which $1.1 million has been paid and the balance of which is contingent, and payable, upon closing of the merger. Sandler O’Neill has also received a fee of $250,000 for rendering its opinion, which will be credited against that portion of the transaction fee due upon closing of the merger. Partners Trust has also agreed to reimburse certain of Sandler O’Neill reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.

Sandler O’Neill has provided other investment banking services to Partners Trust in the past and has received fees for such investment banking services. Sandler O’Neill has provided investment banking services to M&T in the past and has received fees for such investment banking services and may continue to provide such services in the future, including during the period prior to the closing of the merger. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Partners Trust and M&T and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Partners Trust or M&T or their affiliates for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion (including the limitations and qualifications set forth therein) is based on the opinion of Hogan & Hartson LLP received by Partners Trust and the opinion of Sullivan & Cromwell LLP received by M&T, in each case, in connection with the filing of the registration statement of which this document is a part.

This discussion addresses the material United States federal income tax consequences of the merger to holders of Partners Trust common stock. The discussion is based on the Code, Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to Partners Trust stockholders that hold their Partners Trust common stock as a capital asset within the meaning of Section 1221 of the Code, each of which we refer to in this document as a “holder.” Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular holder in light of its personal circumstances or to holders subject to special treatment under the United States federal income tax laws, including:

•	financial institutions,

•	investors in pass-through entities,

•	insurance companies,

•	tax-exempt organizations,

•	dealers in securities or currencies,

•	traders in securities that elect to use a mark to market method of accounting,

•	persons that hold Partners Trust common stock as part of a straddle, hedge, constructive sale or conversion transaction,

•	persons who are not citizens or residents of the United States, and

•	shareholders who acquired their shares of Partners Trust common stock through the exercise of an employee stock option or otherwise as compensation.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger.

Each holder of Partners Trust common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder. In addition, because each Partners Trust stockholder may receive a mix of cash and stock regardless of whether such holder makes a cash election or stock election, it will not be possible for holders of Partners Trust common stock to determine the specific tax consequences of the merger to them at the time of making the election.

The completion of the merger is conditioned upon the delivery by each of Hogan & Hartson LLP, counsel to Partners Trust, and Sullivan & Cromwell LLP, counsel to M&T, of its opinion to the effect that, on the basis of the facts, assumptions, and representations set forth in such opinion and certificates to be obtained from officers of Partners Trust and M&T, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and each of M&T and Partners Trust will be a party to the reorganization within the meaning of Section 368(b) of the Code. Neither of these opinions is binding on the Internal Revenue Service or the courts, and neither Partners Trust nor M&T intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which such opinions are based is inconsistent with the actual facts with respect to the merger, the United States federal income tax consequences of the merger could be adversely affected. In addition, in connection with the filing of the registration statement of which this document is a part, Partners Trust has received the opinion of Hogan & Hartson LLP and M&T has received the opinion of Sullivan & Cromwell LLP, each stating that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of M&T and Partners Trust will be a party to the reorganization within the meaning of Section 368(b) of the Code.

The United States federal income tax consequences of the merger to a holder generally will depend on whether the holder exchanges its Partners Trust common stock for cash, M&T common stock or a combination of cash and M&T common stock.

Exchange Solely for Cash

In general, if, pursuant to the merger, a holder exchanges all of the shares of Partners Trust common stock actually owned by it solely for cash, that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of Partners Trust common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the holder’s holding period with respect to the Partners Trust common stock surrendered is more than one year at the effective time of the merger. If, however, the holder constructively owns shares of Partners Trust common stock that are exchanged for shares of M&T common stock in the merger or owns shares of M&T common stock actually or constructively after the merger, the consequences to that holder may be similar to the consequences described below under the heading “— Exchange for M&T Common Stock and Cash.”

Exchange Solely for M&T Common Stock

If, pursuant to the merger, a holder exchanges all of the shares of Partners Trust common stock actually owned by it solely for shares of M&T common stock, that holder will not recognize any gain or loss except in respect of cash received in lieu of a fractional share of M&T common stock (as discussed below). The aggregate adjusted tax basis of the shares of M&T common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares of Partners Trust common stock surrendered for the M&T common stock, and a holder’s holding period of the M&T common stock (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of Partners Trust common stock were held.

Exchange for M&T Common Stock and Cash

If, pursuant to the merger, a holder exchanges all of the shares of Partners Trust common stock actually owned by it for a combination of M&T common stock and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the M&T common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of Partners Trust common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange. Holders should consult their tax advisors regarding the manner in which cash and M&T common stock should be allocated among different blocks of Partners Trust common stock. Any recognized gain will generally be long-term capital gain if the holder’s holding period with respect to the Partners Trust common stock surrendered is more than one year at the effective time of the merger. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “— Possible Treatment of Cash as a Dividend” below.

The aggregate tax basis of M&T common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of Partners Trust common stock for a combination of M&T common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Partners Trust common stock surrendered for M&T common stock and cash, reduced by the amount of cash received by the holder pursuant to the merger (excluding any cash received instead of a fractional share of M&T common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the holder on the exchange. A holder’s holding period of the M&T common stock (including fractional shares deemed received and redeemed as described below) will include such holder’s holding period of the shares of Partners Trust common stock surrendered.

Possible Treatment of Cash as a Dividend

In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of M&T. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of Partners Trust common stock solely for M&T common stock and then M&T immediately redeemed, which we refer to in this document as the “Deemed Redemption,” a portion of the M&T common stock in exchange for the cash the holder actually received. The gain recognized in the Deemed

Redemption will be treated as capital gain if the Deemed Redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”

The Deemed Redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the Deemed Redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the Deemed Redemption to be “not essentially equivalent to a dividend,” the Deemed Redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of M&T. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of M&T that the holder is deemed actually and constructively to have owned immediately before the Deemed Redemption and (2) the percentage of the outstanding stock of M&T that is actually and constructively owned by the holder immediately after the Deemed Redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase such stock in addition to the stock actually owned by the holder.

The Internal Revenue Service has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has a relatively minor reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

Cash Received Instead of a Fractional Share

A holder who receives cash instead of a fractional share of M&T common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share of M&T common stock and the portion of the holder’s aggregate adjusted tax basis of the shares of Partners Trust common stock exchanged in the merger that is allocable to the fractional share of M&T common stock. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Partners Trust common stock is more than one year at the effective time of the merger.

Reporting Requirements

A holder of Partners Trust common stock receiving M&T common stock as a result of the merger is required to retain records related to such holder’s Partners Trust common stock and file with its United States federal income tax return a statement setting forth facts relating to the merger.

Backup Withholding and Information Reporting

Payments of cash to a holder of Partners Trust common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption satisfactory to M&T and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Accounting Treatment

M&T will account for the merger as a purchase by M&T of Partners Trust under GAAP. Under the purchase method of accounting, the total consideration paid in connection with the merger is allocated among Partners Trust’s assets, liabilities and identified intangibles based on the fair values of the assets acquired, the liabilities assumed and the identified intangibles. The difference between the total consideration paid in connection with the merger and the fair values of the assets acquired, the liabilities assumed and the identified intangibles, if any, is allocated to goodwill. The results of operations of Partners Trust will be included in M&T’s results of operations from the date of acquisition.

Interests of Certain Persons in the Merger

In considering the recommendation of the Partners Trust Board of Directors to vote for the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, you should be aware that some of Partners Trust’s directors and executive officers have certain interests in, and will receive benefits from, the merger that differ from, or are in addition to (and therefore may conflict with), the interests of Partners Trust’s stockholders generally. These additional interests are described below. The Partners Trust Board of Directors was aware of these interests during their deliberations regarding the merits of the merger agreement and considered them in determining to recommend to Partners Trust’s common stockholders that they vote to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Treatment of Stock Options, Restricted Stock and Other Stock Awards

Stock Options.  Pursuant to the terms of the merger agreement and the applicable option plans and agreements, each outstanding option to purchase Partners Trust common stock will, if granted pursuant to the Partners Trust Plan, become fully vested and exercisable 15 days prior to, and contingent upon, the consummation of the merger, and, if granted pursuant to the BSB Plans, become fully vested and exercisable immediately prior to, and contingent upon, the consummation of the merger. Each option to purchase Partners Trust common stock not exercised prior to the consummation of the merger will be cancelled in exchange for the right to receive an amount in cash equal to the product of (x) the total number of shares of Partners Trust common stock subject to the stock option, times (y) the excess, if any, of $12.50 over the exercise price per share under such option, less applicable taxes to be deducted and withheld with respect to such payment.

The following table sets forth the number of in-the-money stock options held by each of Partners Trust’s directors and executive officers as of October 16, 2007, and the dollar amount payable to each director and executive officer for those stock options upon completion of the merger, assuming that such directors and executive officers do not elect to exercise any options prior to the consummation of the merger:

		Net Merger
Name	Options (#)	Consideration(1)

Allen, Robert W.	97,268	$404,361
Craine, William C.	32,454	81,784
Dugan, Elizabeth B.	74,622	306,250
Griffith, Richard R.	77,622	313,810
Hayes, Gordon M., Jr.	77,622	313,810
Linn, Robert H.	10,000	16,000
McCall, Marybeth K., Dr.	77,622	313,810
Matt, Nicholas O.	77,622	313,810
Niermeyer, David A.	64,868	186,957
Zapisek, John R.	77,622	313,810
Zawadzki, John A.	514,775	2,062,115
Covert, Steven A.	414,020	1,646,304
Callahan, Richard F.	168,008	672,226
O’Toole, Daniel J.	183,290	663,786
Estrella, Amie	15,500	22,980

(1)	Represents the cash consideration of $12.50 for each share, less the applicable option exercise price per share of common stock.

Restricted Stock.  In accordance with the terms of the merger agreement and existing restricted stock awards and the applicable plans, any restrictions or forfeiture provisions will terminate or lapse and the restricted stock will vest in full immediately prior to the effective time of the merger and will be treated in the merger in the same manner as other shares of Partners Trust common stock. As of October 16, 2007, Partners Trust’s directors and executive officers held an aggregate of 346,896 shares of unvested restricted stock, which will vest in full immediately prior to the effective time of the merger.

The following table sets forth the number of shares of unvested restricted stock held by each of Partners Trust’s directors and executive officers as of October 16, 2007:

	Unvested Restricted
Name	Shares (#)

Allen, Robert W.	9,737
Craine, William C.	9,737
Dugan, Elizabeth B.	9,737
Griffith, Richard R.	9,737	(1)
Hayes, Gordon M., Jr.	9,737	(1)
Linn, Robert H.	—
McCall, Marybeth K., Dr.	9,737
Matt, Nicholas O.	9,737	(1)
Niermeyer, David A.	9,737
Zapisek, John R.	9,737
Zawadzki, John A.	89,250
Covert, Steven A.	75,301
Callahan, Richard F.	38,041	(2)
O’Toole, Daniel J.	56,671
Estrella, Amie	—

(1)	In addition, Messrs. Griffith, Hayes and Matt each have 16,635 vested restricted shares for which delivery was deferred until the earliest to occur of death, disability or termination of service. In connection with the merger, these individuals have modified their elections with respect to receipt of their deferred restricted stock following a termination of service such that the merger consideration to be received in exchange for all deferred restricted shares will be delivered to the individuals on January 2, 2008 (except that Mr. Griffith will receive the consideration for his deferred restricted stock on the January 2 of the year following the year in which the merger is completed).

(2)	In addition, Mr. Callahan has 49,905 vested restricted shares for which delivery was deferred until the earliest to occur of death, disability or termination of service. In connection with the merger, Mr. Callahan has modified his election with respect to receipt of his deferred restricted stock following a termination of service such that the merger consideration to be received in exchange for all deferred restricted shares will be delivered to Mr. Callahan on January 2, 2008.

Arrangements with Messrs. Zawadzki and Covert

Each of John A. Zawadzki, Partners Trust’s President and Chief Executive Officer, and Steven A. Covert, Partners Trust’s Senior Executive Vice President and Chief Operating Officer, previously entered into employment agreements with Partners Trust that provided for certain payments in conjunction with a change in control (the “Prior Change in Control Payments”). However, in conjunction with the merger, Messrs. Zawadzki and Covert have each entered into an agreement with M&T Bank, M&T’s wholly owned subsidiary, regarding certain arrangements in connection with the transaction. Pursuant to the terms of his agreement with M&T Bank and in lieu of any Prior Change in Control Payment that would otherwise be due under his employment agreement with Partners Trust, Mr. Zawadzki will receive a cash severance payment of $2,587,654 on the six month anniversary of the effective date of the merger and a transaction bonus of $450,000 within 10 days following the closing of the merger. Pursuant to the terms of his agreement with M&T Bank, Mr. Covert’s employment with Partners Trust will terminate at the effective time of the merger and in lieu of any Prior Change in Control Payment that would otherwise be due under his employment agreement with Partners Trust, Mr. Covert will receive a cash severance payment of $1,655,027 on the six month anniversary of the effective date of the merger and a transaction bonus of $375,000 within 10 days following the closing of the merger.

Except for the foregoing, each of their respective employment agreements with Partners Trust remain in full force and effect, including any continuation of health and welfare benefits upon termination of employment. Pursuant to such employment agreements, if any payment to Messrs. Zawadzki or Covert would be subject to excise tax under sections 280G and 4999 of the Internal Revenue Code (the “parachute tax rules”), Partners Trust will make an additional payment (the “gross-up payment”) equal to such excise tax plus the additional taxes (including excise tax) that result from the gross-up payment. However, if the executive’s net after-tax benefit is not at least $50,000 more than the net after-tax amount the executive would receive if payments were reduced so that no excise tax were due under the parachute tax rules, the executive’s payments will be reduced accordingly and no gross-up payment will be made. Messrs. Zawadzki and Covert would be due gross-up payments in the amounts of $2,630,478 and $986,758, respectively, based on the following assumptions: (i) the merger is completed on November 30, 2007 and the fair market value of Partners Trust’s stock at such time was $12.50; (ii) each of them is terminated effective as of the completion of the merger pursuant to their agreements with M&T; (iii) each of their outstanding employee stock options were cashed out at the effective time as described above; (iv) the surviving entity will continue to provide health and other benefits pursuant to their employment agreements having a value of $18,709 and $22,181 for Messrs. Zawadzki and Covert, respectively; (v) Mr. Zawadzki’s SERP benefits commence on the six-month anniversary of his termination in accordance with section 409A of the Internal Revenue Code; (vi) the gross-up payments are made in 2007 and subject to federal and state income taxes and FICA tax at a combined rate of 41.6025%; and (vii) the discount rates required to be used for purposes of Section 280G of the Internal Revenue Code are the same as those in effect for September 2007 (short-term, 5.71%; mid-term, 5.68%; and long-term, 6.04%), compounded semi-annually.

If for any reason either executive’s employment with Partners Trust terminates prior to the merger, such executive’s agreement with M&T shall terminate and M&T will not make any payment pursuant to the agreement.

Severance Arrangements

Under the terms of the employment agreements with Messrs. Callahan and O’Toole and Ms. Estrella, if the executive is terminated by the surviving entity or terminates his or her employment for good reason, in either case up to six months prior to or within two years following the completion of the merger, the executive will receive a lump sum cash payment equal to two times the average annual compensation paid to the executive by Partners Trust during the five full calendar years, or shorter period of employment, that immediately precede the year in which the merger closes. The agreements also provide for continuation of health and welfare benefits.

In the event the employment of Messrs. Callahan and O’Toole and Ms. Estrella is terminated as described above immediately after the completion of the merger, they will be entitled to the following severance payments:

Name	Amount of Payment

Richard F. Callahan	$430,749
Daniel J. O’Toole	$630,794
Amie Estrella	$157,734

If any amount provided to Messrs. Callahan or O’Toole or Ms. Estrella under the executive’s employment agreement would be subject to excise tax under the parachute tax rules, the surviving entity will reduce the amount of cash payable to the executive so that no amount will be subject to such excise tax. Generally, an excise tax under the parachute tax rules results when the aggregate present value of payments contingent on a change in control equal or exceed three times the executive’s average annual compensation for the prior five years. The amounts of the lump sum severance payments in connection with the merger illustrated in the table for Messrs. Callahan and O’Toole and Ms. Estrella are not affected by this limitation. The application of the limitation was determined based on the following assumptions: (i) the merger is completed on November 30, 2007 and the fair market value of Partners Trust’s stock at such time was $12.50; (ii) each of them is involuntarily terminated effective immediately after the transaction; (iii) each of their outstanding employee stock options were cashed out at the effective time as described above; (iv) the surviving entity will continue to provide health and other benefits pursuant to their employment agreements having a value of $12,748, $12,230 and $996 for Messrs. Callahan and O’Toole and Ms. Estrella, respectively; and (v) the discount rates required to be used for purposes of Section 280G of the Internal Revenue Code are the same as those in effect for September 2007 (short-term, 5.71%; mid-term, 5.68%; and long-term, 6.04%), compounded semi-annually.

Indemnification and Insurance

The merger agreement provides that the surviving corporation will indemnify, defend and hold harmless, to the extent permitted by law, the present directors and officers (when acting in such capacity) of Partners Trust against all costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred by them in connection with any action arising out of such director or officer’s duties or service as a director or officer of Partners Trust and arising out of actions or omissions occurring at or before the effective time of the merger. In the event any claim is brought against any present or former director or officer, such party may retain independent legal counsel satisfactory to that person, provided that such counsel must be reasonably acceptable to the surviving corporation. The surviving corporation will pay all reasonable fees and expenses, subject to certain qualifications, and the surviving corporation will use commercially reasonable efforts to assist in the defense of any such matter.

The merger agreement further provides that for six years after the effective time of the merger, M&T will cause the surviving corporation to maintain in effect directors’ and officers’ liability insurance covering persons currently covered by Partners Trust’s directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred before the effective time of the merger. The surviving corporation, however, will not be required to pay an annual premium in excess of 200% of the aggregate annual amounts currently paid by Partners Trust to maintain the existing policies and, if equivalent coverage cannot be obtained without exceeding the 200% threshold, the surviving corporation will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 200% of such amount.

The indemnification and insurance obligations described above are binding on the surviving corporation and its successors and assigns.

SERP Acceleration and Enhancement

In connection with the termination of Mr. Zawadzki’s employment as of the effective time of the merger pursuant to his agreement with M&T, Mr. Zawadzki will receive his full benefits under the Partners Trust Executive Supplemental Retirement Income Agreement, or SERP, calculated as if he had retired on his normal retirement date after receiving annual salary increases of 3% each year. Such benefits shall commence within 30 days after Mr. Zawadzki’s termination of employment or, if he is a specified employee as defined in section 409A(a)(2)(B) of the Internal Revenue Code, on the date that is six months after his termination of employment. The difference between the present value of the benefits payable upon the termination of employment in connection with the completion of the merger (assuming the merger is completed on November 30, 2007) and the present value of Mr. Zawadzki’s accumulated benefits under the SERP prior to his termination is approximately $1,172,489. The present value of Mr. Zawadzki’s accumulated benefits, approximately $1,787,893, was determined as of November 30, 2007(a) based on the assumption that Mr. Zawadzki would continue to work for Partners Trust until age 65 and would retire on July 1, 2013 (his normal retirement date as defined in the SERP) and that payments would commence on January 1, 2014 (in accordance with section 409A of the Internal Revenue Code) and (b) by taking into account his average salary for the 36 preceding months, rather than projected compensation through age 65. A discount rate of 5.875% was used, consistent with that used in Partners Trust’s financial statements.

THE MERGER AGREEMENT

The following discussion describes the material provisions of the merger agreement. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference in this document, carefully and in its entirety. The description of the merger agreement in this proxy statement/prospectus has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Structure

Subject to the terms and conditions of the merger agreement, at the completion of the merger, Merger Sub, a wholly owned direct subsidiary of M&T, will merge with and into Partners Trust, with Partners Trust as the surviving corporation. The separate existence of Merger Sub will terminate. Immediately following the merger, M&T will cause Partners Trust, as the surviving corporation in the merger, to merge with and into M&T with M&T being the surviving corporation and continuing its existence under the laws of the State of New York. We refer to this merger as the “holdco merger.” Thereafter, M&T will cause Partners Trust Bank, a wholly owned direct subsidiary bank of Partners Trust, to merge with and into M&T Bank, a wholly owned direct subsidiary bank of M&T, with M&T Bank being the surviving bank and continuing its existence under the laws of the State of

New York. We refer to this merger between the two banks as the “bank merger.” We sometimes refer to the merger, the holdco merger and the bank merger collectively as the “transaction.”

Merger Consideration

In connection with the merger, Partners Trust stockholders will have the right, with respect to each of their shares of Partners Trust common stock, to elect to receive merger consideration consisting of either $12.50 in cash or a fraction of a share of M&T common stock equal to $12.50 divided by the average closing price of M&T common stock for the five trading days immediately prior to the completion of the merger, subject to proration and adjustment as described below. The aggregate merger consideration will be paid 50% in cash and 50% in shares of M&T common stock. The actual number of shares of M&T common stock that each share of Partners Trust common stock is entitled to receive will be determined based on the average of the closing prices of M&T common stock for the five trading days ending on the day immediately prior to the completion date of the merger.

If you are a Partners Trust stockholder, the value of the consideration that you will receive as of the completion date with respect to each share of Partners Trust common stock will be $12.50 either in cash or in a fraction of a share of M&T common stock equal to $12.50 divided by the average of the closing prices of M&T common stock for the five trading days ending on the day immediately prior to the closing date of the merger.

A chart showing the cash and stock merger consideration at various hypothetical five day average closing prices of M&T common stock is provided on page 3 of this proxy statement/prospectus.

At the time of mailing of this proxy statement/prospectus to the holders of record of Partners Trust common stock, the exchange agent will mail or deliver to each holder of record of Partners Trust common stock an election form and appropriate transmittal materials containing instructions for use in effecting the surrender of Partners Trust stock certificates in exchange for the merger consideration. Elections must be received by the exchange agent by the election deadline specified in the form of election. Partners Trust stockholders may specify different elections with respect to different shares held by them (for example, a stockholder with 100 shares could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares) and may designate specific shares for exchange into either stock or cash.

Cash Election

The merger agreement provides that each Partners Trust stockholder who makes a valid cash election will have the right to receive, in exchange for each share of Partners Trust common stock, an amount in cash equal to $12.50, subject to proration and adjustment as described below. We sometimes refer to this cash amount as the “cash consideration.”

Stock Election

The merger agreement provides that each Partners Trust stockholder who makes a valid stock election will have the right to receive, in exchange for each share of Partners Trust common stock, a fraction of a share of M&T common stock equal to $12.50 divided by the M&T Share Price, rounded to the nearest thousandth and subject to proration and adjustment as described below. We sometimes refer to such fraction of a share of M&T common stock as the “stock consideration.” Based on the average closing price of M&T common stock for the five trading days ending October 17, 2007, the stock consideration would be approximately 0.1240 share of M&T common stock.

The “M&T Share Price” is the average, rounded to the nearest thousandth, of the closing prices of M&T common stock on the NYSE for the five trading days immediately preceding the closing date of the merger.

No fractional shares of M&T common stock will be issued to any holder of Partners Trust common stock upon completion of the merger. For each fractional share that would otherwise be issued, M&T will pay cash in an amount equal to the fraction of a whole share that would otherwise have been issued, multiplied by the closing sale price of M&T common stock on the NYSE for the last NYSE trading day immediately preceding the date the merger is completed. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

Non-Election

Partners Trust stockholders who make no election to receive cash or shares of M&T common stock in the merger, whose elections are not received by the exchange agent by the election deadline, or whose forms of election are improperly completed and/or are not signed will be deemed not to have made an election. Stockholders not making an election may be paid in cash, M&T common stock or a mix of cash and shares of M&T common stock depending on, and after giving effect to, using the adjustment described below, the number of valid cash elections and stock elections that have been made by other Partners Trust stockholders, and the number of shares held by Partners Trust stockholders who have perfected and not lost their right to dissenters’ rights of appraisal in accordance with the procedures and requirements of Section 262 of the DGCL. We sometimes refer to the shares held by such dissenting Partners Trust stockholders as “Dissenting Shares.” See “The Merger Agreement — Dissenters’ Rights of Appraisal of Partners Trust Stockholders” beginning on Page 51 of this proxy statement/prospectus.

Adjustment

The total number of shares of M&T common stock that will be issued in the merger would be approximately 2,702,095 and the cash that would be paid would be approximately $272.39 million, based on the number of Partners Trust shares outstanding on October 16, 2007. If the number of shares of Partners Trust common stock outstanding increases prior to the date of completion of the merger due to the exercise of outstanding options to purchase or receive shares of Partners Trust common stock, the aggregate number of shares of M&T common stock to be issued in the merger and the aggregate amount of cash to be paid will be increased accordingly.

The cash and stock elections are subject to proration and adjustment to preserve the proportion of the aggregate number of shares of M&T common stock to be issued to the aggregate cash consideration to be paid in the merger. As a result, even if you make an all cash election or an all stock election, you may nevertheless receive a mix of cash and stock consideration.

Adjustment if Stock Election is Oversubscribed

Cash may be paid to stockholders who make stock elections if the stock election is oversubscribed. The shares of Partners Trust common stock for which valid stock elections are made are known as the “stock election shares”. The number of shares of Partners Trust common stock that will be converted into shares of M&T common stock in the merger is equal to the “stock conversion number”, which is equal to the product of (a) the number of shares to be exchanged in the merger and (b) 50%, rounded to the nearest whole number.

If the stock election shares are greater than the stock conversion number, the stock election is oversubscribed, in which case:

•	Partners Trust stockholders making a cash election, and those stockholders who failed to make valid elections, will receive merger consideration consisting only of cash for each share of Partners Trust common stock;

•	the exchange agent will allocate from among the stock election shares pro rata to the holders of those shares in accordance with their respective numbers of stock election shares, a sufficient number of stock election shares, referred to as “converted stock election shares”, so that the difference between (1) the number of stock election shares less (2) the number of the converted stock election shares equals as closely as practicable the stock conversion number, and each converted stock election share will be, as of the effective time of the merger, converted into the right to receive the cash consideration; and

•	each other stock election share that is not a converted stock election share will be converted into the right to receive the stock consideration.

Example A. Oversubscription of Stock Election

Assuming that:

•	the average price of M&T’s common stock on the NYSE for the five trading days preceding the completion of the merger is $100.80,

•	there are 43,582,179 shares of Partners Trust issued and outstanding,

•	there are 29,054,786 stock election shares, and

•	no election is made with respect all other outstanding shares,

then the stock conversion number is approximately 21,791,089 and a Partners Trust stockholder making a stock election with respect to 1,000 shares would receive the stock consideration with respect to 750 shares and the cash consideration with respect to 250 shares. Therefore, that Partners Trust stockholder would receive 93 shares of M&T common stock and $3,125.00.

Adjustment if Cash Election is Oversubscribed

M&T common stock may be issued to stockholders who make cash elections if the cash election is oversubscribed, in which case:

•	each stock election share will be converted into the right to receive the stock consideration;

•	the exchange agent will allocate from among the shares with respect to which no valid election has been made, referred to as “non-election shares”, pro rata to the holders of non-election shares in accordance with their respective numbers of non-election shares, a sufficient number of non-election shares so that the sum of such number and the number of stock election shares equals as closely as practicable the stock conversion number, and each such allocated non-election share, each referred to as a “stock-selected non-election share”, will be converted into the right to receive the stock consideration, except that if the sum of all non-election shares and stock election shares is equal to or less than the stock conversion number, all non-election shares will be stock-selected non-election shares;

•	if the sum of stock election shares and non-election shares is less than the stock conversion number, the exchange agent will allocate from among the shares with respect to which a valid cash election was made, referred to as “cash election shares”, other than shares representing dissenting shares, pro rata to the holders of cash election shares in accordance with their respective numbers of cash election shares, a sufficient number of cash election shares so that the sum of such number, the number of all stock election shares, and the number of all non-election shares equals as closely as practicable the stock conversion number, and each such allocated cash election share, each referred to as a “converted cash election share”, will be converted into the right to receive the stock consideration; and

•	each non-election share and cash election share that is not a stock-selected non-election share or a converted cash election share will be converted into the right to receive the cash consideration.

Example B. Oversubscription of Cash Election.

Assuming that:

•	the average price of M&T’s common stock on the NYSE for the five trading days preceding the completion of the merger is $100.80,

•	there are 43,582,179 shares of Partners Trust issued and outstanding,

•	there are 29,054,786 cash election shares, and

•	and no election is made with respect all other outstanding shares,

then the stock conversion number is approximately 21,791,089 and a Partners Trust stockholder making a cash election with respect to 1,000 shares would receive the stock consideration with respect to 250 shares and the cash consideration with respect to 750 shares. Therefore, that Partners Trust stockholder would receive 31 shares of M&T common stock and $9,375.00.

Adjustment if the Stock Pool is Sufficiently Subscribed

If the number of stock election shares is equal or nearly equal to the stock conversion number, the stock election is sufficient. If the stock election is sufficient, then:

•	a Partners Trust stockholder making a cash election will receive the cash consideration for each share of Partners Trust common stock as to which he or she made a cash election;

•	a Partners Trust stockholder making a stock election will receive the stock consideration for each share of Partners Trust common stock as to which he or she made a stock election; and

•	a Partners Trust stockholder who made no election or who did not make a valid election with respect to any of his or her shares will receive the cash consideration for each share of Partners Trust common stock for which he or she made no election or did not make a valid election.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration; Fractional Shares

Conversion

The conversion of Partners Trust common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.

Exchange Procedures

Prior to the completion of the merger, M&T will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to Partners Trust, which we refer to as the “exchange agent”, (1) certificates or, at M&T’s option, evidence of shares in book-entry form, representing the shares of M&T common stock to be issued under the merger agreement and (2) cash payable as part of the cash consideration and instead of any fractional shares of M&T common stock to be issued under the merger agreement. Promptly after the effective time of the merger, but no later than ten days thereafter, the exchange agent will exchange certificates representing shares of Partners Trust common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Partners Trust stock certificates.

If any M&T stock certificate is to be issued, or cash payment made, in a name other than that in which the Partners Trust stock certificate surrendered in exchange for the merger consideration is registered, the person requesting the exchange must pay any transfer or other taxes required by reason of the issuance of the new M&T certificate or the payment of the cash consideration in a name other than that of the registered holder of the Partners Trust stock certificate surrendered, or must establish to the satisfaction of M&T and the exchange agent that any such taxes have been paid or are not applicable.

Election Form

The merger agreement provides that the cash or stock elections will be made on a form reasonably agreed upon by M&T and Partners Trust. At the time of mailing of this proxy statement/prospectus to the holders of record of Partners Trust common stock, the exchange agent will mail or deliver to each holder of record of Partners Trust common stock the election form and appropriate transmittal materials containing instructions for use in effecting the surrender of Partners Trust stock certificates in exchange for the merger consideration.

Election Deadline; Submission of Election Materials

To be effective, election forms must be (1) properly completed, signed and submitted to the exchange agent not later than 5:00 p.m. on the closing date or such other time and date specified as the election deadline in the election form that will be mailed to stockholders of Partners Trust and (2) accompanied by the certificate(s) representing the shares of Partners Trust common stock as to which the election is being made (or by an appropriate guarantee of delivery of such certificate(s) by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the NASD, provided that such certificates are in fact delivered to the exchange agent within three trading days after the date of the execution of such guarantee of delivery).

Generally, an election may be revoked, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked and any certificates have been transmitted to the exchange agent, the exchange agent will, upon written request, return those certificates to the stockholder who submitted them. Once you tender your stock certificates to the exchange agent, you may not transfer your Partners Trust shares, unless you revoke your election by written notice to the exchange agent that is received prior to the election deadline.

Shares of Partners Trust common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-election shares.

If you own shares of Partners Trust common stock in “street name” through a bank, broker or other financial institution and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make your election.

If the merger is not completed for any reason or if a stockholder revokes his or her election, any stock certificates submitted prior to that time will be returned by the exchange agent.

Dividends and Distributions

Until Partners Trust common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to M&T common stock into which shares of Partners Trust common stock may have been converted will accrue but will not be paid. When such certificates have been duly surrendered, M&T will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Partners Trust of any shares of Partners Trust common stock. If certificates representing shares of Partners Trust common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Partners Trust common stock represented by that certificate have been converted.

Withholding

The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Partners Trust stockholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

No Fractional Shares Will Be Issued

M&T will not issue fractional shares of M&T common stock in the merger. There will be no dividends or voting rights with respect to any fractional common shares. For each fractional share of common stock that would otherwise be issued, M&T will pay cash in an amount equal to the fraction of a whole share that would otherwise have been issued, multiplied by the closing sale price of M&T common stock on the NYSE for the last NYSE trading day immediately preceding the date the merger is completed. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

Lost, Stolen or Destroyed Partners Trust Common Stock Certificates

If you have lost a certificate representing Partners Trust common stock, or it has been stolen or destroyed, M&T will issue to you the common stock or cash payable under the merger agreement if you submit an affidavit of that fact and execute an indemnity and hold harmless agreement in a customary form with respect to any claim that may be made against M&T about ownership of the lost, stolen or destroyed certificate.

For a description of M&T common stock and a description of the differences between the rights of Partners Trust stockholders and M&T shareholders, see “Description of M&T Capital Stock” beginning on Page 56 and “Comparison of Shareholder Rights” beginning on Page 57.

Effective Time

We plan to complete the merger on a business day designated by M&T that is (a) within five business days (if Partners Trust agrees to permit M&T Bank to send out such notices, information and materials as M&T Bank deems appropriate in connection with the conversion of the accounts of customers of Partners Trust’s banking subsidiaries at least 35 days prior to the date upon which the conditions to the merger have been satisfied) or 35 days (if the condition for M&T Bank to send out such notices as described above shall not have been satisfied) after the later of (i) the receipt of all requisite regulatory approvals and the expiration of all applicable waiting periods associated with the required regulatory approvals and (ii) the approval of the stockholders of Partners Trust, and (b) after the satisfaction or waiver of the last remaining conditions to the merger, other than those routine conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions. The time the merger is completed is the effective time of the merger. See “Conditions to Completion of the Merger” beginning on Page 46.

We anticipate that we will complete the merger during the quarter ending December 31, 2007. Once the closing date is determined, a press release will be issued and correspondence will be sent to you advising you of such date. However, completion could be delayed if there is a delay in obtaining the necessary regulatory approvals or for other reasons. There can be no assurances as to if or when these approvals will be obtained or as to whether or when the merger will be completed. If we do not complete the merger by May 18, 2008, either party may terminate the merger agreement without penalty unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations under the merger agreement. See “Conditions to Completion of the Merger” beginning on Page 46 and “Regulatory Approvals Required for the Merger” beginning on Page 48.

Representations and Warranties

The merger agreement contains representations and warranties of M&T and Merger Sub where applicable, on the one hand, and Partners Trust, on the other hand, to each other, as to, among other things:

•	the corporate organization and existence of each party and its subsidiaries and the valid ownership of significant subsidiaries of Partners Trust and M&T;

•	the capitalization of Partners Trust and M&T;

•	the authority of each party to enter into the merger agreement and make it valid and binding;

•	the fact that the merger agreement does not breach:

•	the certificates of incorporation and by-laws of each party,

•	applicable law, and

•	agreements, instruments or obligations of each party;

•	governmental approvals;

•	regulatory investigations and orders;

•	each party’s financial statements and filings with applicable regulatory authorities;

•	the absence of material changes in each party’s business since December 31, 2006;

•	the absence of material litigation;

•	each party’s compliance with applicable law;

•	the accuracy of each party’s books and records; sufficiency of each party’s internal controls;

•	each party’s relationships with financial advisors;

•	the tax treatment of the merger;

•	enforceability and validity of extensions of credit; and

•	the disclosure, accounting and tax treatment of stock options.

In addition, the merger agreement contains representations and warranties of Partners Trust to M&T as to:

•	the absence of undisclosed obligations or liabilities;

•	the validity of, and the absence of material defaults under its material contracts;

•	the inapplicability to the merger and the transactions contemplated thereby of state anti-takeover laws;

•	material contracts;

•	intellectual property;

•	the filing and accuracy of tax returns;

•	environmental matters;

•	labor matters;

•	employee benefit plans and related matters;

•	title and interest in property;

•	material interests of officers and directors or their associates;

•	adequacy of insurance coverage;

•	its trust business;

•	enforceability and validity of interest rate risk management instruments; and

•	its outstanding stock options and the corresponding stock plans.

In addition, the merger agreement contains representations and warranties of M&T to Partners Trust as to:

•	the availability of sufficient funds to pay the cash portion of the merger consideration;

•	its ownership of Partners Trust common stock; and

•	its outstanding stock options.

Conduct of Business Pending the Merger

Partners Trust has agreed that, except as expressly contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, it will not, and will not agree to, without M&T’s consent:

•	conduct its business other than in the ordinary and usual course;

•	fail to use reasonable best efforts to preserve intact its business organizations, assets and other rights, and its existing relations with customers and other parties;

•	take any action reasonably likely to impair materially its ability to perform its obligations under the merger agreement or complete the transactions described in those documents;

•	enter into any new line of business or materially change its banking and operating policies, except as required by law or policies imposed by regulatory authorities;

•	make any capital expenditures in excess of $75,000 individually or $250,000 in the aggregate;

•	terminate, enter into, amend, modify or renew any material contract;

•	make, renew or amend any loan, revolving credit facility, letter of credit or other extension of credit or commitment to extend credit in excess of $4,000,000;

•	enter into, renew or amend any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, except in the ordinary course of business;

•	make, change or revoke any tax election, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, or surrender any right to claim a refund of taxes;

•	settle any action, suit, claim or proceeding against it, other than in the ordinary course of business in an amount not in excess of $75,000 and that would not (1) impose any material restriction on Partners Trust’s or its subsidiaries’ business or (2) create precedent for claims that are reasonably likely to be material to it or its subsidiaries;

•	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any of its own stock;

•	make, declare or pay any dividend or distribution on any shares of its stock, other than regular quarterly dividends on its common stock not in excess of $0.07 and dividends from one subsidiary to another;

•	permit any additional shares of stock to become subject to new grants of rights to acquire stock;

•	issue, sell or dispose of or encumber, or authorize or propose the creation of, any additional shares of capital stock;

•	sell, transfer, mortgage, encumber or otherwise dispose of any assets, deposits, business or properties, except in a nonmaterial transaction in the ordinary course of business consistent with past practice;

•	acquire the assets, business, deposits or properties of any other entity except in various specified transactions in the ordinary course of business consistent with past practice;

•	communicate with its directors, officers or employees regarding compensation or benefits matters affected by the transaction;

•	knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Code or knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied, or any action that is reasonably likely to materially impair its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby, except as required by applicable law or the merger agreement;

•	amend its certificate of incorporation or by-laws;

•	change its accounting principles, practices or methods, except as required by GAAP;

•	terminate, enter into, amend, modify or renew any employment agreements or grant salary increases or employee benefit increases except as required by applicable law, to satisfy previously existing and disclosed contractual obligations, or annual or merit-based salary or wage increases or increases in benefits to employees who are not executive officers in the ordinary course of business consistent with past practice and not to exceed $250,000 in the aggregate; or

•	terminate, enter into, establish, adopt or amend any employee benefit plans, except

•	as required by applicable law,

•	in the ordinary course of business consistent with past practice to employees who are not executive officers or directors and not to exceed $750,000 in the aggregate,

•	to satisfy previously existing and disclosed contractual obligations,

•	for any amendments that do not increase benefits or administrative costs,

•	for annual bonuses to employees for 2007 in an aggregate amount not to exceed $2,000,000 consistent with the provisions of existing incentive plans,

•	for retention bonuses in an aggregate amount not to exceed $250,000, or

•	in connection with the Partners Trust Employee Savings Plan and Employee Stock Ownership Plan and Trust, any actions necessary to clarify and provide that 2007 employer contributions to the Partners Trust Employee Savings Plan and allocations of employee stock ownership contributions will be made under such plans and matching contributions for the payroll period ending immediately prior to the closing date to the Partners Trust Employee Savings Plan, in each case as if the closing date were the last date of the plan year.

M&T has agreed, except as expressly contemplated by the merger agreement or as disclosed prior to signing the merger agreement, that it will not, and will not agree to, without Partners Trust’s consent, knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Code or knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied, or any action that is reasonably likely to materially impair its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby, except as required by applicable law.

The merger agreement permits M&T to make acquisitions and dispositions and to issue capital stock in connection therewith.

Acquisition Proposals by Third Parties

Partners Trust has agreed that it will not solicit or encourage inquiries or proposals with respect to any acquisition proposal. Partners Trust has also agreed that it will not engage in any negotiations concerning any acquisition proposal, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to any acquisition proposal.

However, if Partners Trust receives an unsolicited acquisition proposal and Partners Trust’s board concludes in good faith that it constitutes a superior proposal, Partners Trust may furnish nonpublic information and participate in negotiations or discussions to the extent that its board concludes in good faith (and based on the advice of counsel) that failure to take those actions would be inconsistent with its fiduciary duties. Before providing any nonpublic information, Partners Trust must enter into a confidentiality agreement with the third party no less favorable to it than the confidentiality agreement with M&T. While Partners Trust has the right to enter into negotiations regarding a superior proposal under the foregoing circumstances, the merger agreement does not allow Partners Trust to terminate the merger agreement solely because it has received a superior proposal or entered into such negotiations.

For purposes of the merger agreement, the terms “acquisition proposal” and “superior proposal” have the following meanings:

•	The term “acquisition proposal” means, other than the transactions contemplated by the merger agreement:

•	a tender or exchange offer to acquire more than 25% of the voting power in Partners Trust;

•	a bona fide proposal for a merger, consolidation or other business combination involving Partners Trust; or

•	any other bona fide proposal to acquire more than 25% of the voting power in, or more than 25% of the business, assets or deposits of, Partners Trust.

•	The term “superior proposal” means a bona fide written acquisition proposal that the Partners Trust board concludes in good faith to be more favorable from a financial point of view to its stockholders than the M&T merger after:

•	receiving the advice of its financial advisors;

•	taking into account the likelihood of completion of the proposed transaction; and

•	taking into account legal, financial, regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

Partners Trust has agreed to cease immediately any activities, negotiations or discussions conducted before the date of the merger agreement with any other persons with respect to acquisition proposals and to use reasonable best efforts to enforce any confidentiality or similar agreement relating to such acquisition proposals. Partners Trust has also agreed to notify M&T within one business day of receiving any acquisition proposal. Such notice shall advise M&T of the substance of the proposal.

In addition, Partners Trust has agreed to use all reasonable best efforts to obtain from its stockholders approval of the merger agreement, the merger and the transactions contemplated thereby. However, if Partners Trust’s board (after consultation with, and based on the advice of, counsel) determines in good faith that, because of an acquisition proposal that Partners Trust’s board concludes in good faith constitutes a superior proposal, to continue to recommend such items to its stockholders would be inconsistent with its fiduciary duties, it may submit such items without recommendation and communicate the basis for its lack of recommendation to its stockholders. Partners

Trust agreed that before taking such action with respect to an acquisition proposal, it will give M&T at least ten business days to respond to the proposal and will consider any amendment or modification to the merger agreement proposed by M&T.

Other Agreements

In addition to the agreements we have described above, we have also agreed in the merger agreement to take several other actions, such as:

•	we agreed to use all reasonable best efforts to complete the merger and the other transactions contemplated by the merger agreement;

•	we agreed to give notice to the other party of any fact, event or circumstance that is reasonably likely to result in any material adverse effect or that would constitute a material breach of any of our representations, warranties, covenants or agreements in the merger agreement;

•	we agreed that Partners Trust will convene a meeting of its stockholders as soon as practicable to consider and vote on the merger agreement, the merger and the transactions contemplated thereby;

•	we agreed that M&T will use all reasonable best efforts to cause the shares to be issued in the merger to be approved for listing on the NYSE (subject to official notice of issuance) as promptly as practicable, and in any event before the effective time of the merger;

•	we agreed, subject to applicable law, to cooperate with each other and to prepare promptly and file all necessary documentation to obtain all required permits, consents, approvals and authorizations of third parties and governmental entities, including this proxy statement/prospectus and the registration statement for the M&T common stock to be issued in the merger;

•	we agreed that Partners Trust will provide M&T, and M&T’s officers, employees, counsel, accountants and other authorized representatives, access during normal business hours throughout the period prior to the effective time of the merger to the books, records, properties, personnel and other information of Partners Trust as M&T may reasonably request;

•	we agreed that Partners Trust will provide M&T with copies of documents filed by Partners Trust pursuant to the requirements of federal or state banking or securities laws and all other information concerning the business, properties and personnel of Partners Trust as M&T may reasonably request;

•	we agreed to cooperate on stockholder and employee communications and press releases;

•	we agreed that Partners Trust will not take any actions that would cause the transactions contemplated by the merger agreement to be subject to any takeover laws;

•	we agreed to keep any nonpublic information confidential;

•	we agreed to consult each other with respect to the character, amount and timing of restructuring charges to be taken by Partners Trust in connection with the transactions contemplated by the merger agreement, and for Partners Trust to record such charges in accordance with GAAP; provided that no such charges need be effected until M&T has irrevocably certified to Partners Trust that all conditions to the obligation of M&T to consummate the merger have been satisfied or waived;

•	we agreed that at or before the closing M&T will assume Partners Trust’s outstanding debt, guarantees, securities and other agreements to the extent required by such instruments;

•	we agreed that neither M&T nor any of its subsidiary will assume any Partners Trust options, stock awards or stock plans in connection with the merger and Partners Trust will provide for a period of 15 days prior to the completion of the merger for all stock options granted under the Partners Trust Plan to be exercisable;

•	we agreed that immediately after the effective time of the merger, each option to purchase shares of Partners Trust common stock that was not exercised prior to the effective time of the merger, whether vested or unvested, will be cancelled and will only entitle the holder to receive, within ten business days of the effective time of the merger, an amount in cash (less any applicable withholding of taxes) equal to the product of (a) the number of shares of Partners Trust common stock subject to the option times (b) the excess, if any, of $12.50 over the per share exercise price under the option;

•	we agreed that, immediately after the effective time of the merger, and in any event within ten business days, each right of any kind to receive shares or benefits measured by the value of shares and each award of any kind consisting of shares of Partners Trust common stock under any company award (other than the options)

of Partners Trust common stock, whether or not vested, will be cancelled and will only entitle the holder to receive an amount in cash (less any applicable withholding of taxes) equal to the product of (a) the number of shares subject to the award times (b) $12.50 (or, if the award provides for payments to the extent the value of the shares exceed a specified reference price, the amount by which the per share merger considerations exceeds such reference price);

•	we agreed that Partners Trust will take all action necessary so that each option to purchase shares of Partners Trust common stock will be exercisable prior to the effective time of the merger and that each option not exercised or forfeited prior to that time is cancelled for the consideration described above;

•	we agreed that following the closing, employees of Partners Trust not covered by collective bargaining agreements will be provided with pension and welfare benefits under employee benefit plans that in the aggregate are substantially comparable to those currently provided by M&T to its similarly situated employees, as in effect from time to time (provided that such employees of Partners Trust who become employees of M&T will not participate in M&T’s defined benefit pension plan as participation in that plan has been limited to those employees of M&T who were participants of that plan as of December 31, 2005 and who elected to remain in that plan);

•	we agreed that M&T will cause each employee benefit plan of M&T in which Partners Trust employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with Partners Trust as if such service were with M&T, to the same extent that such service was credited under a comparable plan of Partners Trust, and, with respect to welfare benefit plans of M&T in which employees of Partners Trust are eligible to participate, M&T agreed to waive any preexisting conditions, waiting periods and actively at work requirements under such plans;

•	we agreed that for purposes of each M&T health plan, M&T shall cause any eligible expenses incurred by employees of Partners Trust and their covered dependents during the portion of the plan year of the comparable plan of Partners Trust ending on the date such employee’s participation in the corresponding M&T plan begins to be taken into account under such M&T plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year of the M&T plan;

•	we agreed that employees of Partners Trust as of the closing who are terminated during the period commencing at the closing and ending on the one-year anniversary thereof will be entitled to receive severance payments and benefits in accordance with Partners Trust Bank’s Employee Change of Control Severance Plan unless they have an agreement that otherwise provides for severance, in which case severance will be governed by such other agreement;

•	we agreed that employees of Partners Trust as of the closing who work less than 35 hours per week and are not eligible to receive severance payments under Partners Trust Bank’s Employee Change of Control Severance Plan who are terminated during the period commencing at the closing and ending on the one-year anniversary thereof will be entitled to receive a lump-sum cash severance payment in accordance with and to the extent provided in M&T’s severance pay plan;

•	we agreed that, upon M&T’s request, Partners Trust will take all action necessary, including adopting resolutions of its board, to terminate any employee benefit plan covering its employees, including its Employee Savings Plan, effective immediately prior to the closing, or to facilitate the merger of any such employee benefit plan into an employee benefit plan of M&T;

•	we agreed that in connection with Partners Trust’s Employee Stock Ownership Plan and Trust, which we refer to as the ESOP, the Company will take all such actions as are required to facilitate (i) the repayment of any outstanding indebtedness owing to it by the ESOP as of the closing, and (ii) the termination of the ESOP and the distribution of the remaining ESOP assets to participants of the ESOP as soon as practicable subsequent to the closing;

•	we agreed that Partners Trust will use its reasonable best efforts to cause each of its affiliate stockholders to deliver to M&T a written agreement restricting the ability of such person to sell or otherwise dispose of any M&T common stock held by that person;

•	we agreed that, upon completion of the merger, M&T will indemnify, defend and hold harmless the directors and officers of Partners Trust (when acting in such capacity) against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger, in accordance with Partners Trust’s certificate of incorporation and amended by-laws to the extent permitted by law; and

•	we agreed that, for a period of six years after the effective time of the merger, M&T will maintain Partners Trust’s existing director’s and officer’s liability insurance if the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date of the merger agreement.

Conditions to Completion of the Merger

M&T’s and Partners Trust’s obligations to complete the merger are subject to the satisfaction or written waiver, where permissible, of a number of conditions, including the following:

•	the merger agreement and the merger must be approved by the requisite vote of holders of Partners Trust’s common stock;

•	the M&T common stock that is to be issued in the merger must be approved for listing on the NYSE, the registration statement filed with the SEC of which this proxy statement/prospectus is a part must be effective and no stop order in respect thereof shall have been issued or a proceeding for that purpose initiated;

•	the required regulatory approvals must be obtained without any conditions that could have a material adverse effect on M&T, impose a material burden on M&T or materially restrict M&T or any of its subsidiaries in connection with the transactions contemplated by the merger agreement or with respect to the business or operations of M&T or any of its subsidiaries; provided that any divestiture that may be required by a governmental authority will not be deemed to impose a material burden on M&T or materially restrict M&T or any of its subsidiaries in connection with the transactions contemplated by the merger agreement or with respect to the business or operations of M&T or any of its subsidiaries, and any waiting periods required by law must expire;

•	there must be no government action or other legal restraint or prohibition preventing completion of the merger or the other mergers contemplated by the merger agreement;

•	M&T must receive an opinion of Sullivan & Cromwell LLP and Partners Trust must receive an opinion of Hogan & Hartson LLP, each dated as of the date the merger is completed, that, on the basis of facts, representations and assumptions set forth in each of these opinions, the transaction will be treated as a tax-free reorganization under federal tax laws and that M&T and Partners Trust will be parties to the reorganization; and

•	the representations and warranties of the other party to the merger agreement must be true and correct and the other party to the merger agreement must have performed in all material respects all obligations required to be performed by it under the merger agreement.

No assurance can be provided as to if, or when, the required regulatory approvals necessary to consummate the merger will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before May 18, 2008, either M&T or Partners Trust may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements set forth in the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before or after the merger agreement and the transactions contemplated thereby are approved by Partners Trust stockholders:

•	by our mutual consent;

•	by either of us if the merger agreement and the merger are not adopted and approved by the requisite vote of the stockholders of Partners Trust;

•	by either of us if any governmental entity that must grant a regulatory approval has denied approval of the merger by final and nonappealable action, but not by a party whose action or inaction caused such denial;

•	by either of us if the merger is not completed on or before May 18, 2008, but not by a party whose action or inaction caused such delay;

•	by either of us if the other party is in a continuing breach of a representation, warranty or covenant contained in the merger agreement, after 60 days’ written notice to the breaching party, as long as that breach has not been cured within 30 days and that breach would also allow the non-breaching party not to complete the merger;

•	by M&T (but not Partners Trust) if Partners Trust’s board submits the merger agreement and the other transactions contemplated thereby to its stockholders without a recommendation for approval or with material and adverse conditions on the approval, or if the board otherwise withdraws or materially and adversely modifies its recommendation for approval;

•	by M&T (but not Partners Trust) if Partners Trust’s board recommends an acquisition proposal other than the merger, or if Partners Trust’s board negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least 15 business days, except that negotiations will not include the request and receipt of information from any person that submits an acquisition proposal, or discussions regarding such information for the sole purpose of ascertaining the terms of the acquisition proposal and determining whether Partners Trust’s board will in fact engage in or authorize negotiations; or

•	by M&T (but not Partners Trust) if Partners Trust has breached its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the merger agreement, which covenant is described above under “Acquisition Proposals by Third Parties.”

The merger agreement also provides that Partners Trust must pay M&T a fee equal to $20,828,000 in the following circumstances:

•	if Partners Trust enters into an agreement to engage in a competing acquisition proposal with any person other than M&T or any of M&T’s subsidiaries;

•	if Partners Trust authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in a competing acquisition proposal with any such person or its board recommends that Partners Trust’s stockholders approve or accept such competing acquisition proposal; or

•	if any person, other than M&T or its subsidiaries, acquires beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Partners Trust common stock;

and, such event occurs before or on:

•	the 12-month anniversary of a fee extension event, which is described below, if a fee extension event occurs in connection with the termination of the merger agreement; or

•	the date of the termination of the merger agreement, if a fee extension event does not occur in connection with or prior to the termination of this agreement.

A “fee extension event” occurs if the merger agreement is terminated:

•	by either Partners Trust or M&T because Partners Trust’s stockholders fail to approve the merger agreement or the transactions contemplated thereby;

•	by either Partners Trust or M&T because the merger is not completed on or before May 18, 2008; or

•	by M&T because Partners Trust is in a continuing breach of a representation, warranty or covenant contained in the merger agreement, unless the breach is cured within 30 days, and that breach also allows M&T not to complete the merger;

and, in each of the three situations described above, prior to such termination, a competing acquisition proposal was made or any person publicly announced an intention (whether or not conditional) to make such a proposal and such competing acquisition proposal or public announcement has not been withdrawn not less than ten days prior to Partners Trust’s stockholders meeting to approve the merger agreement; or

•	by M&T because Partners Trust’s board submits the merger agreement, the merger and the other transactions contemplated thereby to its stockholders without a recommendation for approval or with special and materially adverse qualifications on the approval, or if the board otherwise withdraws or materially and adversely modifies its recommendation for approval;

•	by M&T because Partners Trust’s board recommends an acquisition proposal other than the merger, or if Partners Trust’s board negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least 15 business days; or

•	by M&T because Partners Trust has breached its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the merger agreement, which covenant is described above under “Acquisition Proposals by Third Parties.”

Waiver and Amendment of the Merger Agreement

At any time before completion of the merger, either M&T or Partners Trust may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement. Subject to compliance with applicable law, we may amend the merger agreement by a written agreement at any time before or after Partners Trust’s stockholders approve the merger agreement or the transactions contemplated thereby, except that if Partners Trust’s stockholders have given their approval, there may not be any amendment of the merger agreement that would require the items to be resubmitted to Partners Trust’s stockholders.

M&T may also change the structure of the merger, as long as any change does not change the amount or type of consideration to be received by Partners Trust stockholders and the holders of options to purchase Partners Trust common stock, does not adversely affect the timing of completion of the merger, does not adversely affect the tax consequences of the merger to Partners Trust’s stockholders and does not cause any of the conditions to complete the merger to be incapable of being satisfied.

Regulatory Approvals Required for the Merger

We have agreed to use all reasonable best efforts to obtain the regulatory approvals required for the merger, which include the approvals required to consummate the bank mergers. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the “requisite regulatory approvals”. These include obtaining approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, and obtaining approval from the New York State Banking Department by submitting applications to the New York Banking Board, or the Banking Board, and the Superintendent of Banks of the State of New York, or the Banking Superintendent, including in connection with the bank mergers. Partners Trust must provide notice of the merger to the Office of Thrift Supervision, or OTS. We have filed the required applications to obtain the requisite regulatory approvals and Partners Trust has filed the requisite notice. The merger cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

We are not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.

Federal Reserve Board

Because Partners Trust is a thrift, completion of the merger is subject to approval by the Federal Reserve Board pursuant to Section 4 of the Bank Holding Company Act of 1956, as amended, or the Bank Holding Company Act.

To approve a merger transaction with a thrift under Section 4 of the Bank Holding Company Act, the Federal Reserve Board must determine that the merger can reasonably be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. As part of its evaluation of these factors, the Federal Reserve Board first must consider the competitive effects of the proposed transaction, including whether the proposal would have an adverse effect on competition in the relevant markets.

In addition, the Federal Reserve Board must consider

•	the financial and managerial resources of and future prospects of M&T and its subsidiary banks and of Partners Trust; and

•	the convenience and needs of the communities to be served, including the record of performance of M&T and its subsidiaries and of Partners Trust under the Community Reinvestment Act of 1977 in those communities.

The acquisition of Partners Trust Municipal Bank as part of the merger is subject to approval under Section 3 of the Bank Holding Company Act. The merger of Partner’s Trust Bank and Partners Trust Municipal Bank into M&T Bank is subject to the approval of the Federal Reserve Board under the Bank Merger Act.

The Federal Reserve Board is prohibited from approving any merger transaction under Section 3 of the Bank Holding Company Act or the Bank Merger Act

•	that would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or

•	whose effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly or in any other manner restrain trade, unless the Federal Reserve Board finds that the anti-competitive effects of the merger transaction are clearly outweighed in the public interest by the probable effect of the merger transaction in meeting the convenience and needs of the communities to be served.

In connection with the foregoing, the Federal Reserve Board may condition its approval on M&T divesting itself of certain assets and liabilities including certain of Partners Trust’s deposits and branches. In addition, among other things, in reviewing the merger under these laws, the Federal Reserve Board must consider:

•	the financial and managerial resources and future prospects of M&T and its subsidiary banks and Partners Trust;

•	the convenience and needs of the communities to be served, including the record of performance of M&T and its subsidiaries and Partners Trust and its subsidiaries under the Community Reinvestment Act of 1977, as amended; and

•	the companies’ effectiveness in combating money-laundering activities.

Furthermore, the Bank Merger Act, Bank Holding Company Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the Federal Reserve Board application and notification, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. Any hearing or meeting or comments provided by third parties could prolong the period during which the application and notification are under review by the Federal Reserve Board.

Under the Bank Merger Act, the Bank Holding Company Act and Federal Reserve Board regulations, the merger may not be completed until the 30th day, or with the consent of the United States Department of Justice and the Federal Reserve Board, the 15th day, following the date of approval by the Federal Reserve Board, during which period the Department of Justice may comment adversely on the merger or may challenge the merger on antitrust grounds under federal antitrust laws. If the Department of Justice commences an antitrust action, that action would stay the effectiveness of approval by the Federal Reserve Board of the merger, unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition.

Banking Board; Banking Superintendent

The merger is also subject to the prior approval of the Banking Board and the Banking Superintendent under certain provisions of the New York Banking Law. In determining whether to approve the merger of Partners Trust into M&T and the merger of Partners Trust Bank and Partners Trust Municipal Bank into M&T Bank, the Banking Board and the Banking Superintendent will consider, among other factors:

•	whether the merger would be consistent with adequate or sound banking practice and would not result in concentration of assets beyond limits consistent with effective competition; and

•	whether the merger would result in such a lessening of competition as to be injurious to the interest of the public or tend toward monopoly.

The Banking Board and the Banking Superintendent will also consider the public interest and the needs and convenience thereof. Further, it is the policy of the State of New York to:

•	ensure the safe and sound conduct of banking organizations;

•	conserve assets of banking organizations;

•	prevent hoarding of money;

•	eliminate unsound and destructive competition among banking organizations; and

•	maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and stockholders.

Under the provisions of the New York Banking Law comparable to the Community Reinvestment Act, the Banking Board and the Banking Superintendent must also take into account the record of performance of each of Partners Trust and M&T in meeting the credit needs of the entire community, including low and moderate income neighborhoods served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others. Partners Trust Bank, Partners Trust’s primary depository institution subsidiary, currently maintains a Community Reinvestment Act rating of “satisfactory” from its primary regulator and M&T Bank, M&T’s primary depository institution subsidiary, currently maintains a Community Reinvestment Act rating of “outstanding” from its primary regulator.

OTS

Partners Trust is required to provide notice of the merger to the OTS under OTS regulations at least 30 days prior to the effective date of the transaction but not later than the date on which the applications to the Federal Reserve Board were filed. Partners Trust has complied with this requirement.

Dividends

M&T expects to continue its common stock dividend policy after the merger, but this policy is subject to the determination of M&T’s board of directors and may change at any time. In the third quarter of 2007, M&T declared a dividend of $0.70 per share of M&T common stock and Partners Trust declared a dividend of $0.07 per share of Partners Trust common stock. For comparison, stockholders that have made valid stock elections would therefore receive an estimated quarterly dividend following the merger equivalent to $0.08 per share of Partners Trust common stock, based on M&T’s current quarterly dividend rate of $0.70 per share and assuming for the purpose of this example that the average closing price of M&T’s common stock on the NYSE for the five trading days immediately preceding the completion of the merger is $104.84. We explain the value of the merger consideration above.

The merger agreement permits each of us to continue to pay regular quarterly cash dividends to our stockholders prior to merger completion. Partners Trust has agreed in the merger agreement to coordinate with M&T regarding dividend declarations and the related record dates and payment dates so that Partners Trust stockholders will not receive two dividends, or fail to receive one dividend, for any single quarter. Accordingly, prior to the merger, Partners Trust will coordinate and alter its dividend record dates in order to effect this policy.

The payment of dividends by M&T or Partners Trust on their common stock in the future, either before or after the merger is completed, is subject to the determination of our respective boards of directors and depends on cash requirements, our financial condition and earnings, legal and regulatory considerations and other factors.

For further information, please see “Price Range of Common Stock and Dividends” on page 54.

Stock Exchange Listing

M&T has agreed to use all reasonable best efforts to list the M&T common stock to be issued in the merger on the NYSE. It is a condition to the completion of the merger that those shares be approved for listing on the NYSE, subject to official notice of issuance. Following the merger, M&T expects that its common stock will continue to trade on the NYSE under the symbol “MTB”.

Restrictions on Resales by Affiliates

The offer and sale of shares of M&T common stock that Partners Trust stockholders will own following the merger have been registered under the Securities Act of 1933. The shares may be traded freely and without restriction except for shares received by Partners Trust stockholders who are deemed to be affiliates of M&T, Partners Trust or the combined company under the Securities Act. An “affiliate” of M&T, Partners Trust or the combined company, as defined by the rules under the Securities Act, is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, M&T, Partners Trust or the combined company, as the case may be. Persons that are affiliates of M&T or Partners Trust at the time the merger is submitted for vote of the Partners Trust stockholders or of the combined company following completion of the merger may not sell their shares of M&T common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 under the Securities Act. This proxy statement/prospectus does not cover any resales of M&T common stock by affiliates of M&T, Partners Trust or the combined company. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of any class of capital stock.

This proxy statement/prospectus does not cover any resale of M&T common stock received in the merger by any person that may be deemed to be an affiliate of Partners Trust, M&T or the combined company.

Dissenters’ Rights of Appraisal of Partners Trust Stockholders

Under Section 262 of the DGCL, any holder of Partners Trust common stock who does not wish to accept the merger consideration may dissent from the merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of his, her or its shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and may ask to receive payment of fair value in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

Holders of record of Partners Trust common stock who do not vote in favor of the adoption of the merger agreement, and who otherwise comply with the applicable provisions of Section 262 of the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger. A person having a beneficial interest in shares of Partners Trust common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Appendix C and incorporated into this proxy statement/prospectus by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of Partners Trust common stock as to which appraisal rights are asserted.

Holders of shares of Partners Trust common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Partners Trust common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the consideration that they would otherwise receive in the merger, payment in cash of the “fair value” of the shares of Partners Trust common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined by the court to be the fair value. Under Section 262 of the DGCL, when a proposed merger of a Delaware corporation is to be submitted for approval at a meeting of its stockholders, the corporation, not less than twenty days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

This proxy statement/prospectus constitutes the required notice to the holders of the shares of Partners Trust common stock in respect of the merger, and Section 262 of the DGCL is attached to this proxy statement/prospectus as Appendix C. Any Partners Trust stockholder who wishes to exercise his, her or its appraisal rights in connection with the merger or who wishes to preserve the right to do so should review the following discussion and Appendix C carefully, because failure to timely and properly comply with the procedures specified in Appendix C will result in the loss of appraisal rights under the DGCL.

A holder of Partners Trust common stock wishing to exercise appraisal rights must not vote in favor of the adoption of the merger agreement, and must deliver to Partners Trust before the taking of the vote on the adoption of the merger agreement at the special meeting a written demand for appraisal of his, her or its Partners Trust common stock. This written demand for appraisal must be separate from and in addition to any proxy or ballot abstaining from the vote on the adoption of the merger agreement or instructing or effecting a vote against the adoption of the merger agreement. This demand must reasonably inform Partners Trust of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his, her or its shares in connection with the merger. A holder of Partners Trust common stock wishing to exercise appraisal rights must be the record holder of the shares of Partners Trust common stock on the date the written demand for appraisal is made and must continue to hold the shares of Partners Trust common stock through the effective date of the merger. Accordingly, a holder of Partners Trust common stock who is the record holder of Partners Trust common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares of Partners Trust common stock prior to consummation of the merger, will lose any right to appraisal in respect of the shares of Partners Trust common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST adoption of the merger agreement, or abstain from voting on the adoption of the merger agreement.

Only a holder of record of Partners Trust common stock on the date of the making of a written demand for appraisal will be entitled to assert appraisal rights for the shares of Partners Trust common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends to demand appraisal of the holder’s shares. If the shares of Partners Trust common stock are held of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if the Partners Trust common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker who holds Partners Trust common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Partners Trust common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the Partners Trust common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of Partners Trust common stock as to which appraisal is sought. When no number of shares of Partners Trust common stock is expressly mentioned, the demand will be presumed to cover all Partners Trust common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

Partners Trust Financial Group, Inc.
233 Genesee Street
Utica, New York 13501
Attention: Corporate Secretary

If we complete the merger, Partners Trust will give written notice of the effective time of the merger within ten days after the effective time of the merger to each of its former stockholders who did not vote in favor of or consent to the merger agreement and who has complied with the requirements of Section 262 of the DGCL. Within 120 days after the effective time of the merger, the surviving corporation or any former Partners Trust stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of Partners Trust common stock that are entitled to appraisal rights. None of M&T, Partners Trust or the surviving corporation is under any obligation to, and none of them has any present intention to, file a petition with respect to the appraisal of the fair value of the shares of Partners Trust common stock, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation or M&T will initiate any negotiations with respect to the fair value of such shares. Accordingly, Partners Trust stockholders wishing to assert appraisal rights must take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any former Partners Trust stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation or its successor a statement setting forth the aggregate number of shares of Partners Trust common stock not voted in favor of adopting the merger agreement, and with respect to which demands for appraisal have been received and the aggregate number of former holders of these shares of Partners Trust common stock. These statements must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former Partners Trust stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within twenty days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former Partners Trust stockholders who have demanded appraisal of their shares of Partners Trust common stock and with whom agreements as to value have not been reached. After notice to such former Partners Trust stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery shall conduct a hearing on such petition to determine those former Partners Trust stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former Partners Trust stockholders who demanded appraisal of their shares of Partners Trust common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former Partners Trust stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of Partners Trust common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Partners Trust stockholders considering seeking appraisal should be aware that the fair value of their shares of Partners Trust common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Partners Trust common stock, and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262 of the DGCL.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former Partners Trust stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former Partners Trust stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of Partners Trust common stock entitled to appraisal.

Any holder of Partners Trust common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of Partners Trust common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Partners Trust common stock (except dividends or other distributions payable to holders of record of Partners Trust common stock as of a record date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of his, her or its Partners Trust common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of Partners Trust common stock will be deemed to have been converted into the right to receive the merger consideration payable in the merger in respect of those shares (without interest). A Partners Trust stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the reorganization merger, or if the stockholder delivers to Partners Trust or the surviving corporation, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event the shares held by the Partners Trust stockholder will be deemed to have been converted into the right to receive the merger consideration payable in the merger in respect of those shares (without interest).

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

M&T

M&T common stock is traded on the NYSE under the symbol “MTB”. The following table shows the high and low reported intra-day sales prices per share of M&T common stock as reported by the NYSE and the cash dividends declared per share:

	Sales Price per Share		Cash Dividends
	High	Low	per Share

2005
First Quarter	$108.04	$96.71	$0.40
Second Quarter	107.28	98.75	0.45
Third Quarter	112.50	103.50	0.45
Fourth Quarter	111.86	101.31	0.45
2006
First Quarter	117.39	105.72	0.45
Second Quarter	119.93	112.90	0.60
Third Quarter	124.94	116.00	0.60
Fourth Quarter	124.98	117.31	0.60
2007
First Quarter	125.13	112.05	0.60
Second Quarter	114.33	104.00	0.60
Third Quarter	115.81	97.26	0.70
Fourth Quarter (through October 17, 2007)	108.32	97.29	—

Partners Trust

Partners Trust common stock is traded on the Nasdaq National Market under the symbol “PRTR.” The following table sets forth the high and low sales prices per share of the Partners Trust common stock for the periods indicated and the cash dividends declared per share:

	Sales Price per Share		Cash Dividends
	High	Low	per Share

2005
First Quarter	$11.64	$10.05	$0.07
Second Quarter	10.95	9.31	0.07
Third Quarter	12.15	10.62	0.07
Fourth Quarter	12.79	10.20	0.07
2006
First Quarter	12.48	11.15	0.07
Second Quarter	11.99	10.85	0.07
Third Quarter	11.38	10.08	0.07
Fourth Quarter	12.07	10.60	0.07
2007
First Quarter	12.04	11.02	0.07
Second Quarter	11.69	10.09	0.07
Third Quarter	12.35	9.81	0.07
Fourth Quarter (through October 17, 2007)	12.40	12.15	—

Past price performance is not necessarily indicative of likely future performance. Because market prices of M&T and Partners Trust common stock will fluctuate, you are urged to obtain current market prices for shares of M&T and Partners Trust common stock.

M&T may repurchase shares of its common stock in accordance with applicable legal guidelines. The actual amount of shares repurchased will depend on various factors, including: market conditions; legal limitations and considerations affecting the amount and timing of repurchase activity; the company’s capital position; internal capital generation; and alternative potential investment opportunities. Federal law prohibits M&T from purchasing shares of its common stock from the date this proxy statement/prospectus is first mailed to stockholders until completion of the special meeting of stockholders and during the five-day-trading period ending on the trading day prior to the merger’s closing or until the average price of M&T’s common stock is assessed for purposes of the merger agreement.

After the merger, M&T currently expects to pay (when, as and if declared by M&T’s board of directors out of funds legally available) regular quarterly cash dividends of $0.70 per share, in accordance with M&T’s current practice. In the ordinary course of business, M&T is dependent upon dividends from its subsidiaries, M&T Bank, and M&T Bank, National Association to provide funds for the payment of dividends to shareholders and to provide for other cash requirements. Banking regulations may limit the amount of dividends that may be paid. Approval by regulatory authorities is required if the effect of dividends declared would cause the regulatory capital of M&T Bank or M&T Bank, National Association to fall below specified minimum levels. Approval is also required if dividends declared exceed the net profits for that year combined with the retained net profits for the preceding two years. Under Federal Reserve Board regulations, the Federal Reserve Board has the authority to prohibit bank holding companies from engaging in activities that the Federal Reserve Board considers unsafe or unsound banking practices. Under certain circumstances, the Federal Reserve Board may take the position that payment of dividends by M&T would constitute an unsafe or unsound banking practice in light of its financial condition. Under Federal Reserve Board policies, a bank holding company should pay cash dividends on its common stock only out of income available over the past year and should not pay cash dividends if such payment would undermine its ability to serve as a source of strength to its banking subsidiaries. M&T’s ability to pay cash dividends is further limited by its obligation to maintain adequate levels of capital in accordance with the Federal Reserve Board’s capital adequacy guidelines.

Partners Trust intends to continue to pay comparable quarterly cash dividends on its common stock pending the completion of the merger. Partners Trust’s dividend policy is subject to the discretion of the board of directors and depends upon a number of factors, including Partners Trust’s future earnings, financial condition and cash needs, general business conditions and the amount of dividends paid to Partners Trust by Partners Trust Bank. Partners Trust’s ability to pay dividends is subject to the same regulatory considerations applicable to M&T. If the merger is consummated after the related record date but prior to the payment date with respect to any properly declared dividends on Partners Trust common stock, M&T will cause such dividends to be paid to Partners Trust stockholders as of such record date.

INFORMATION ABOUT M&T AND PARTNERS TRUST

M&T

M&T is a New York business corporation which is registered as a bank holding company under the Bank Holding Company Act and under Article III-A of the New York Banking Law (“Banking Law”). The Registrant was incorporated in November 1969. As of June 30, 2007 M&T had consolidated total assets of $57.9 billion, deposits of $39.4 billion and stockholders’ equity of 6.2 billion. M&T had 11,859 full-time and 1,431 part-time employees as of June 30, 2007.

At June 30, 2007, the Registrant had two wholly owned bank subsidiaries: M&T Bank and M&T Bank, National Association. The banks collectively offer a wide range of commercial banking, trust and investment services to their customers. At June 30, 2007, M&T Bank represented 99% of consolidated assets of M&T. M&T Bank operates branch offices in New York, Maryland, Pennsylvania, Virginia, West Virginia, New Jersey, Delaware and the District of Columbia.

M&T regularly evaluates merger and acquisition opportunities and conducts due diligence activities related to possible transactions with other financial institutions and financial services companies. As a result, merger or acquisition discussions and, in some cases, negotiations may take place and future mergers or acquisitions involving cash, debt or equity securities may occur. Acquisitions typically involve the payment of a premium over book and market value, and, therefore, some dilution of M&T’s tangible book value and net income per common share may occur in connection with any future transaction.

M&T’s principal executive offices are located at One M&T Plaza, Buffalo, New York 14203.

Partners Trust

Partners Trust is a Delaware corporation whose federally-chartered predecessor began operations on April 3, 2002 in connection with the conversion of Partners Trust Bank (formerly known as SBU Bank) from a mutual savings bank to a stock savings bank and the completion of Partners Trust’s initial public offering. Partners Trust Bank is a wholly owned subsidiary of Partners Trust. As of June 30, 2007, Partners Trust and its subsidiaries had consolidated total assets of $3.7 billion, deposits of $2.3 billion and stockholders’ equity of $490.3 million.

Partners Trust, headquartered in Utica, New York, is the holding company for Partners Trust Bank, which was founded in 1839. The business of Partners Trust is primarily conducted through Partners Trust Bank. Partners Trust Bank offers a wide variety of business and retail banking products as well as a full range of investment and municipal banking services through its 33 Central and Southern New York locations in Oneida, Onondaga, Herkimer, Broome, Tioga and Chenango counties. Partners Trust Bank provides municipal banking services through its wholly owned bank subsidiary, Partners Trust Municipal Bank. Customers’ banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and internet banking.

Partners Trust’s executive offices are located at 233 Genesee Street, Utica, New York 13501, and its telephone number is (315) 768-3000.

DESCRIPTION OF M&T CAPITAL STOCK

As a result of the merger, Partners Trust stockholders who receive shares of M&T common stock in the merger will become shareholders of M&T. Your rights as shareholders of M&T will be governed by New York law and the restated certificate of incorporation, as amended, and the amended and restated by-laws of M&T. The following description of the material terms of M&T’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. We urge you to read the applicable provisions of New York law, M&T’s restated certificate of incorporation, as amended, and amended and restated by-laws and federal law governing bank holding companies carefully and in their entirety.

General

M&T’s authorized capital stock consists of 250,000,000 shares of common stock, par value $0.50 per share and 1,000,000 shares of preferred stock, par value $1.00 per share. As of October 12, 2007, there were 106,822,482 shares of M&T common stock outstanding and no shares of M&T preferred stock outstanding. In addition, on October 12, 2007, 11,120,704 shares of M&T common stock were reserved for issuance upon conversion or exercise of outstanding stock options and awards.

Because M&T is a holding company, the rights of M&T to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of M&T’s shareholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that M&T itself may be a creditor of that subsidiary with recognized claims. Claims on M&T’s subsidiaries by creditors other than M&T will include substantial obligations with respect to deposit liabilities and purchased funds.

Preferred Stock

The M&T board is authorized to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series and to provide for the issuance of the preferred stock. If and when any M&T preferred stock is issued, the holders of M&T preferred stock may have a preference over holders of M&T common stock in the payment of dividends, upon liquidation of M&T, in respect of voting rights and in the redemption of the capital stock of M&T.

Common Stock

Dividends.  The holders of M&T common stock are entitled to share ratably in dividends when and if declared by the M&T board from funds legally available for the dividends.

Voting Rights.  Each holder of M&T common stock has one vote for each share held on matters presented for consideration by the shareholders.

Board of Directors.  Each director of M&T is elected at an annual meeting of shareholders or at any meeting of shareholders held in lieu of such annual meeting and holds office until the next annual meeting and until his or her successor has been elected and qualified.

Preemptive Rights.  The holders of M&T common stock have no preemptive rights to acquire any additional shares of M&T common stock.

Issuance of Stock.  Unless approved by the executive committee of the M&T board of directors (which shall include the affirmative vote of the director designated by Allied Irish Banks, p.l.c. (“AIB”)), for as long as AIB holds 15% or more of the outstanding shares of common stock of M&T, M&T may not issue shares of common stock of M&T for purposes of acquiring any assets or businesses if the issued shares will exceed 10% of the aggregate voting power of the outstanding voting securities of M&T. In addition, M&T common stock is listed on the NYSE, which requires shareholder approval of the issuance of additional shares of M&T common stock under certain circumstances.

Liquidation Rights.  In the event of liquidation, dissolution or winding-up of M&T, whether voluntary or involuntary, the holders of M&T common stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding M&T preferred stock. M&T common stock is neither redeemable nor convertible into another security of M&T.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of M&T shareholders are governed by the New York Business Corporation Law, or NYBCL, and M&T’s amended and restated certificate of incorporation and amended and restated by-laws. The rights of Partners Trust shareholders are governed by the Delaware General Corporation Law, or DGCL, and Partners Trust’s certificate of incorporation and by-laws. After the merger, the rights of Partners Trust’s shareholders who choose to receive M&T shares will be governed by the NYBCL and M&T’s amended and restated certificate of incorporation and amended and restated by-laws. The following discussion summarizes the material differences between the rights of Partners Trust shareholders and the rights of M&T’s shareholders. We urge you to read M&T’s restated certificate of incorporation, as amended, M&T’s amended and restated by-laws, Partners Trust’s certificate of incorporation, Partners Trust’s by-laws, and the NYBCL and the DGCL carefully and in their entirety.

Authorized Capital Stock

M&T.  M&T’s amended and restated certificate of incorporation authorizes it to issue up to 250,000,000 shares of common stock, par value $0.50 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of October 12, 2007, there were 106,822,482 shares of M&T common stock outstanding. As of October 12, 2007, no shares of preferred stock were outstanding.

Partners Trust.  Partners Trust’s certificate of incorporation provides that the authorized capital stock of Partners Trust consists of 190,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of October 16, 2007, there were 43,582,179 shares of Partners Trust common stock issued and outstanding. As of October 16, 2007, no shares of preferred stock were outstanding.

Size of Board of Directors

M&T.  M&T’s amended and restated by-laws provide that its board shall consist of at least 3 directors, unless all of its shares are owned by fewer than three shareholders in which case the board must consist of at least as many directors as number of shareholders. The exact number of directors may be determined from time to time by action of shareholders or by a majority of the entire M&T board. The number of directors may not exceed 28 members without consent of AIB as long as AIB owns at least 15% of the outstanding M&T common stock. As of M&T’s most recent proxy statement filed March 5, 2007, AIB owned approximately 24.37% of the outstanding shares of M&T. The M&T board currently has 20 directors.

Partners Trust.  Partners Trust’s certificate of incorporation and by-laws provide for Partners Trust’s board to consist of not fewer than 5 nor greater than 15 directors, with the exact number to be fixed from time to time by the board. The Partners Trust board currently has 11 directors.

Classes of Directors

M&T.  M&T’s board is not classified. M&T’s amended and restated by-laws provide that each director is elected annually.

Partners Trust.  Partners Trust’s certificate of incorporation provides for three classes of directors. The term of office of directors in each class expires in successive years. If the number of directors is increased or decreased, the board determines the class or classes to which the increase or decrease is apportioned. If preferred shareholders have the right to elect directors, such directors shall not be divided into classes unless provided for in the certificate of designations governing such preferred stock. Any increase or decrease in directorships shall be apportioned among the three classes in order to maintain the classes as nearly equal as possible.

Removal of Directors

M&T.  M&T’s amended and restated by-laws provide that any M&T director may be removed for cause either by a vote of shareholders at a meeting or by three-fourths of the entire board at a meeting. Any director may be removed without cause by a vote of a majority of shares entitled to vote.

Partners Trust.  Partner Trust’s certificate of incorporation provides that any Partners Trust director may be removed only for cause at a special shareholder meeting by the affirmative vote of 66 2/3% of the total number of the then outstanding shares entitled to vote in an election of directors.

Filling Vacancies on the Board of Directors

M&T.  Under M&T’s amended and restated by-laws, vacancies created by any reason other than removal of directors may be filled by a majority of the directors then in office, whether or not a quorum exists. Vacancies created by reason of removal of directors may be filled by vote of shareholders at a meeting. Each director filling a vacancy shall remain in office for the remainder of the unexpired term. M&T shareholders are not entitled to cumulative voting rights in the election of directors.

Partners Trust.  Similarly, under Partners Trust’s certificate of incorporation, any vacancy occurring in Partners Trust’s board shall be filled by a majority of the directors then in office, whether or not a quorum exists. Each director filling a vacancy shall remain in office for the remainder of the unexpired term. Partners Trust shareholders are not entitled to cumulative voting rights in the election of directors.

Nomination of Director Candidates by Shareholders

M&T.  M&T’s by-laws provide AIB with the authority to designate a certain number of nominees depending on its percent ownership of M&T’s outstanding common stock. So long as AIB owns at least 15% of the outstanding shares of M&T common stock, M&T’s board shall nominate and recommend for election at least 4 director candidates designated by AIB. If AIB owns at least 10% but less than 15% of the outstanding shares of M&T common stock, AIB may designate and M&T’s board shall nominate and recommend at least two candidates. If AIB owns at least 5% but less than 10% of the outstanding shares of M&T common stock, AIB may designate and M&T’s board shall nominate and recommend at least one candidate. All designees must be reasonably acceptable to M&T.

Partners Trust.  Partners Trust’s by-laws allow any shareholder entitled to vote in the election of directors to nominate persons for election to the Partners Trust board. Written notice addressed to Partners Trust’s secretary must be received at the principal executive offices no later than the date specified by Partners Trust in its public disclosure. If Partners Trust has not made a public disclosure, then the notice must be received not less than 60 nor more than 90 days before the annual meeting. If Partners Trust provides shareholders with less than 70 days notice of the annual meeting, then notice of a shareholder’s nomination must be received no later than 10 days after the notice of the annual meeting was made or mailed. For each person whom the shareholder seeks to nominate, the notice must set forth such person’s (i) name, age, business and residence address, (ii) principal occupation, (iii) number and class of Partners Trust shares beneficially owned, (iv) any other information that is required to be disclosed in a proxy for election of directors or as required by the Securities Exchange Act of 1934. The notice must also set forth the name, address and number and class of Partners Trust shares beneficially owned by the shareholder seeking to nominate persons for election.

Calling Special Meetings of Shareholders

M&T.  Under M&T’s amended and restated by-laws, a special meeting of shareholders may be called by M&T’s board or M&T’s chief executive officer, or by written request of shareholders representing at least 25% of the outstanding M&T shares entitled to vote.

Partners Trust.  Under Partners Trust’s certificate of incorporation, a special meeting of shareholders may be called at any time by a majority of Partners Trust’s board, even if such a majority is less than a quorum, or by shareholders representing not less than 66 2/3% of the outstanding Partners Trust shares entitled to vote in the election of directors. A special meeting may also be called by Partners Trust’s board by request of a person seeking to acquire a control share of Partners Trust as defined by Partners Trust’s certificate of incorporation.

Shareholder Proposals

M&T.  M&T’s amended and restated by-laws provides for shareholder proposals to conduct business that is proper for shareholder action at any shareholder meeting. Any M&T shareholder making such a proposal must give notice to M&T’s corporate secretary at M&T’s principal executive offices no later than (i) the 120th day prior to the date on which M&T mailed its proxy materials for the preceding year’s annual meeting if the date of the annual meeting is not changed by more than 30 days from that of the preceding year, and (ii) the tenth day following the date of the public disclosure of the date of any other annual or special meeting. The proposal must also set forth (i) the name and address of the shareholder making the proposal, (ii) the classes and number of M&T shares owned by that shareholder, (iii) the business proposed including a brief description, (iv) the reasons for conducting the business at the meeting, (v) any material interest of the shareholder making the proposal in the business proposed and (vi) any other information M&T’s board reasonably determines is necessary for the board and shareholders to consider the proposal.

Partners Trust.  Under Partners Trust’s by-laws, shareholders may bring business before an annual meeting by giving written notice to Partners Trust’s secretary. Such notice must be received no later than the date specified by Partners Trust in its public disclosure. If Partners Trust has not made a public disclosure, then the notice must be received not less than 60 nor more than 90 days before the annual meeting. If Partners Trust provides shareholders with less than 70 days notice of the annual meeting, then notice of a shareholder’s proposal must be received no later than 10 days after the notice of the annual meeting was made or mailed. The shareholder notice must include (i) a brief description of the business proposed and reasons for conducting such business at the meeting, (ii) the name and address of the shareholder proposing such business, (iii) the class and number of Partners Trust shares beneficially owned by the shareholders, (iv) any material interest of the stockholder in the proposed business and (v) all of the above information for any other shareholder supporting the proposal.

Notice of Shareholder Meetings

M&T.  M&T’s amended and restated by-laws provide that M&T must give notice between 10 and 60 days before any shareholders meeting to each shareholder entitled to vote at such a meeting. The notice shall state the place, date and hour, the purposes of the meeting and indicate the person who called the meeting if not an annual meeting. The notice shall also indicate if any proposed action to be taken at a meeting would trigger dissenters’ appraisal rights.

Partners Trust.  Partners Trust’s certificate of incorporation and by-laws provide that Partners Trust must notify shareholders entitled to vote between 10 and 60 days before any meeting of the date, hour and place of the meeting and its purpose or purposes. If a special meeting is called upon request of the acquirer of a control share as defined by the Partners Trust’s certificate of incorporation, notice shall be given by Partners Trust as promptly as reasonably practicable to all shareholders whether or not entitled to vote at the meeting. Such a notice must include a copy of the acquirer’s statement as defined by Partners Trust’s certificate of incorporation and a statement by Partner Trust’s board of its position with respect to the acquisition.

Anti-Takeover Provisions and Shareholder Protection Rights Agreement

M&T.  Under M&T’s amended and restated by-laws, M&T’s board shall not adopt any shareholders rights plan or other measures having the purpose or effect of preventing a transaction or materially delaying any transaction involving a change in control without consent of AIB as long as AIB remains the beneficial owner of at least 15% of the outstanding shares of M&T common stock.

A New York Corporation may elect not to be governed by NYBCL §912, which places restrictions on certain business combinations with interested shareholders. M&T has made such an election.

Partners Trust.  Under Partners Trust’s certificate of incorporation, no person may acquire “control” of Partners Trust (defined as the power to vote at least 25% of the outstanding capital stock entitled to vote) without the affirmative vote of at least 66 2/3% of the outstanding capital stock entitled to vote, unless Partners Trust is a party to an acquisition agreement.

Under Partners Trust’s certificate of incorporation, a person seeking to acquire a “control share” of Partners Trust must file an acquiring person statement with Partners Trust and may request that the Partners Trust board call a special shareholders meeting to consider the voting rights to be given to the shares acquired. The shares acquired by the person seeking the control share shall have equal voting rights as were accorded the shares prior to the acquisition if approved by a majority of the voting shares then outstanding entitled to vote in the election of directors, excluding the interested shares of the acquisition. A “control share” is defined as having one-fifth or more of the voting power in the election of Partners Trust directors. If a person acquires such a control share without filing an acquiring person statement or is not afforded full voting rights, that person’s shares are redeemable by Partners Trust for a period of 60 days after the last acquisition.

For mergers or consolidations of Partners Trust with any interested shareholder or an affiliate, Partners Trust’s certificate of incorporation also requires the affirmative vote of at least (i) 80% of its outstanding shares of capital stock entitled to vote in the election of directors, and (ii) two-thirds of the voting power of the outstanding shares of capital stock entitled to vote for directors excluding all shares beneficially owned by the interested shareholder. This requirement does not apply if at least two-thirds of continuing directors approve the transaction and certain pricing requirements and procedures have been met as set forth in the Partners Trust certificate of incorporation.

Indemnification of Directors and Officers

M&T.  Under M&T’s amended and restated by-laws, all current and former officers and directors of M&T are indemnified against any threatened, pending or completed actions and appeals to the fullest extent permitted under the NYBCL. An officer or director shall be indemnified for any action initiated by such officer or director if such action was authorized by M&T’s board.

NYBCL §721 prohibits indemnification of officers and directors for acts finally adjudicated to be committed in bad faith, resulting from active or deliberate dishonesty, or resulting in a personal gain to which such an officer or director was not legally entitled.

Partners Trust.  Under Partners Trust’s certificate of incorporation, all current and former officers and directors of Partners Trust, or officers and directors of another entity who is or was serving at the request of Partners Trust are indemnified against any threatened, pending or completed actions and appeals to the fullest extent permitted under the DGCL.

Partners Trust’s certificate of incorporation also provides for indemnification of all employees and agents of Partners Trust, or to employees or agents of another entity who is or was serving at the request of Partners Trust.

DGCL §145 limits indemnification for the actions of officers, directors or employees committed in good faith where such officers, directors or employees reasonably believed to be acting in the best interests of the corporation, and had no reasonable cause to believe the conduct was unlawful.

Partners Trust’s by-laws provides that a determination as to whether indemnification would be proper shall be made by either a majority of a quorum of directors who were not parties to the action, a written opinion of independent counsel if a quorum cannot be met or if requested by Partner Trust’s board, or by a majority of shareholders entitled to vote in the election of directors.

Amendments to Articles/Certificate of Incorporation and By-Laws

M&T.  Under the M&T amended and restated by-laws, M&T’s by-laws may be amended or repealed by a vote of a majority of shares of M&T entitled to vote in the election of directors, or by a vote of a majority of the entire M&T board.

Under NYBCL §803(a), a corporation’s certificate of incorporation may be amended or changed by a vote of the board and a vote of a majority of all outstanding shares entitled to vote. A corporation’s certificate of incorporation may require a greater vote.

M&T’s amended and restated certificate of incorporation and its amended and restated by-laws require the unanimous approval of the M&T board or the affirmative vote of at least 80% of the outstanding shares of M&T common stock to amend, modify or repeal the sections of M&T’s by-laws conferring special rights to AIB. This provision automatically terminates on the first date after the date that AIB ceases to be the beneficial owner of at least 5% of outstanding M&T common stock.

Partners Trust.  To amend a corporation’s certificate of incorporation, DGCL §242 requires the adoption of the amendment by the board and the affirmative vote of a majority of the outstanding shares entitled to vote.

Under Partners Trust’s certificate of incorporation, an amendment to its certificate of incorporation requires a vote of two-thirds of Partners Trust’s directors then in office, and the affirmative vote of at least a majority of the shares entitled to vote.

Partners Trust’s certificate of incorporation requires the affirmative vote of at least 66 2/3% of the outstanding shares entitled to vote to amend the Partners Trust certificate of incorporation relating to the following articles: amendments of the certificate of incorporation; Partners Trust’s board; actions by shareholders; special meetings; approval of acquisitions of control of Partners Trust; control share acquisitions; evaluation of certain offers presented to Partners Trust’s board and indemnification. The affirmative vote of at least 80% of shares are required to amend the article of Partners Trust’s certificate of incorporation relating to the vote required for certain business transactions.

DGCL §109 provides that a corporation’s certificate of incorporation may confer upon its board the authority to amend its by-laws.

Partners Trust’s certificate of incorporation and by-laws require the approval of a majority of its directors then in office to amend or repeal Partners Trust’s by-laws, or the affirmative vote of 80% of the voting power of the outstanding capital stock entitled to vote in the election directors.

LEGAL MATTERS

The validity of the M&T common stock to be issued in connection with the merger will be passed upon for M&T by Mark W. Yonkman, Senior Vice President and General Counsel of M&T. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for M&T by Sullivan & Cromwell LLP, and for Partners Trust by Hogan & Hartson LLP.

EXPERTS

The consolidated financial statements of M&T and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Partners Trust as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

M&T

To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) and under M&T’s by-laws for inclusion in M&T’s proxy statement, proxy card, and presentation at M&T’s 2008 Annual Meeting of Shareholders (currently scheduled to be held on April 15, 2008), a proper shareholder proposal must be received by M&T at its principal offices at One M&T Plaza 5th Floor, Buffalo, NY 14203 no later than November 5, 2007, which is 120 calendar days before the date on which M&T first mailed its proxy statement for 2007. The notice must be in the manner and form required by M&T’s by-laws. If the date of the 2008 Annual Meeting is changed, the dates set forth above may change.

Partners Trust

If the merger occurs, there will be no Partners Trust annual meeting of stockholders for 2008. In that case, stockholder proposals must be submitted to M&T in accordance with the procedures described above. In case the merger is not completed, proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders must be received by Partners Trust at its principal executive offices at 233 Genesee Street, Utica, NY 13501, Attention: Corporate Secretary, not later than November 22, 2007 to be included in Partners Trust’s proxy statement and form of proxy relating to the 2008 Annual Meeting of Stockholders. Any such proposals shall be subject to the requirements of the proxy rules and regulations adopted under the Securities Exchange Act of 1934. It is anticipated that, if the merger is not completed, the 2008 Annual Meeting of Shareholders will be held on or about April 23, 2008. Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 of the Securities Exchange Act will be considered untimely after February 23, 2008. Proxy holders designated by the Board for the 2008 Annual Meeting of Shareholders may vote proxies in their discretion on proposals of shareholders if (i) Partners Trust receives notice of the proposal on or after February 23, 2008 or (ii) Partners Trust receives notice of the proposal prior to February 23, 2008, describes the proposal in Partners Trust’s proxy statement relating to its 2008 Annual Meeting of Shareholders and states how the proxy holders designated by the Board intend to vote with respect to such proposal.

OTHER MATTERS

As of the date of this proxy statement/prospectus, Partners Trust’s board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. Partners Trust’s stockholders may, however, be asked to vote on a proposal to adjourn or postpone the special meeting. Partners Trust could use any adjournment or postponement of the special meeting for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement and the transactions contemplated thereby. If any other matters properly come before the Partners Trust special meeting, or any adjournments or postponements of that meeting, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Partners Trust. However, proxies that indicate a vote against adoption of the merger agreement and approval of the transactions contemplated thereby will not be voted in favor of any adjournment or postponement of the special meeting to solicit additional proxies to approve these items.

WHERE YOU CAN FIND MORE INFORMATION

M&T has filed a registration statement with the SEC under the Securities Act that registers the shares of M&T common stock to be issued in the merger to Partners Trust stockholders. The registration statement, including the attached exhibits and schedules, contains additional relevant information about M&T and its common stock, Partners Trust and the combined company. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

In addition, M&T (File No. 1-9861) and Partners Trust (File No. 001-31277) file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like M&T and Partners Trust, that file electronically with the SEC. The address of that site is http://www.sec.gov. M&T’s address on the world wide web is http://www.mtb.com and Partners Trust’s address is http://www.partnerstrust.com. The information on our web sites is not a part of this document.

You can also inspect reports, proxy statements and other information about M&T at the offices of the NYSE, 20 Broad Street, New York, New York 10005. You can also inspect reports, proxy statements and other information that Partners Trust has filed with the SEC from the National Association of Securities Dealers, Inc., 1735 K Street, Washington D.C. 20096.

The SEC allows M&T and Partners Trust to “incorporate by reference” information into this document. This means that M&T and Partners Trust can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that M&T and Partners Trust have previously filed with the SEC. They contain important information about our companies and their financial condition.

M&T Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2006
Proxy Statement on Schedule 14A	March 5, 2007
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2007 and June 30, 2007
Current Reports on Form 8-K	February 7, 2007, February 22, 2007, May 29, 2007, July 19, 2007 (other than the portions of the foregoing documents not deemed to be filed) and October 11, 2007
The description of M&T common stock set forth in M&T’s registration statements on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description	January 28, 1997 and May 20, 1998

Partners Trust Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2006
Proxy Statement on Schedule 14A	March 23, 2007
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2007 and June 30, 2007
Current Reports on Form 8-K	February 7, 2007, March 6, 2007, April 3, 2007, May 3, 2007, July 19, 2007 (other than the portions of those documents not deemed to be filed) and October 12, 2007
The description of Partners Trust common stock set forth in Partners Trust’s registration statements on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.	July 14, 2004

M&T and Partners Trust incorporate by reference additional documents that they may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of Partners Trust’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

M&T has supplied all information contained or incorporated by reference in this document relating to M&T and Partners Trust has supplied all such information relating to Partners Trust.

You can obtain any of the documents incorporated by reference in this document through M&T or Partners Trust, as the case may be, or from the SEC through the SEC’s Internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following address:

M&T Bank Corporation	Partners Trust Financial Group, Inc.
Attention: Investor Relations	Attention: Investor Relations
One M&T Plaza	233 Genesee Street
Buffalo, New York 14203	Utica, New York 13501
(716) 842-5138	(315) 738-4739

If you would like to request documents, please do so by November 14, 2007 to receive them before the Partners Trust special meeting. If you request any incorporated documents from our companies, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that M&T or Partners Trust have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this filing that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the future filings of M&T with the SEC, in press releases and in oral and written statements made by or with the approval of M&T that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to:

•	statements about the benefits of the merger between M&T and Partners Trust, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the merger;

•	statements of plans, objectives and expectations of M&T or Partners Trust or their managements or boards of directors;

•	statements of future economic performance; and

•	statements of assumptions underlying such statements.

Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of M&T and Partners Trust will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the ability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	the failure of Partners Trust’s stockholders to approve the merger;

•	local, regional, national and international economic conditions and the impact they may have on M&T and Partners Trust and their customers and M&T’s and Partners Trust’s assessment of that impact;

•	changes in the level of non-performing assets and charge-offs;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	inflation, securities market and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations and credit losses;

•	sources of liquidity;

•	changes in the competitive environment among financial holding companies and banks;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which M&T and Partners Trust must comply;

•	M&T’s common shares outstanding and common stock price volatility;

•	fair value of and number of stock-based compensation awards to be issued in future periods;

•	rapid technological developments and changes;

•	legislation affecting the financial services industry as a whole, and/or M&T and Partners Trust and their subsidiaries individually or collectively;

•	M&T’s ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•	governmental and public policy changes;

•	the mix of products/services;

•	containing costs and expenses;

•	protection and validity of intellectual property rights;

•	reliance on large customers;

•	technological, implementation and cost/financial risks in large, multi-year contracts;

•	the outcome of pending and future litigation and governmental proceedings;

•	continued availability of financing;

•	financial resources in the amounts, at the times and on the terms required to support M&T’s future businesses; and

•	material differences in the actual financial results of merger and acquisition activities compared with M&T’s expectations, including the full realization of anticipated cost savings and revenue enhancements.

Additional factors that could cause M&T’s results to differ materially from those described in the forward-looking statements can be found in M&T’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to M&T or Partners Trust or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. M&T and Partners Trust undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Appendix A

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

M&T BANK CORPORATION

PARTNERS TRUST FINANCIAL GROUP, INC.

and

MTB ONE, INC.

Dated as of July 18, 2007

Page

ARTICLE 1

Definitions; Interpretation; Disclosure Schedules

1.1	Definitions	A-1
1.2	Interpretation	A-7

ARTICLE 2

The Merger

2.1	The Merger	A-8
2.2	Closing	A-8
2.3	Effects of the Merger	A-8
2.4	Name of Surviving Corporation	A-8
2.5	Certificate of Incorporation and By-Laws of the Surviving Corporation	A-8
2.6	The Other Mergers	A-8

ARTICLE 3

Effect on Stock; Election Procedures

3.1	Effect on Stock	A-9
3.2	Elections; Allocation	A-9
3.3	Exchange Agent; Election Procedures	A-10
3.4	Fractional Shares	A-12
3.5	Lost, Stolen or Destroyed Certificates	A-12
3.6	Adjustments	A-12
3.7	Dissenters’ Rights	A-12

ARTICLE 4

Conduct of Business Pending the Merger

4.1	Forbearances of the Company	A-13
4.2	Forbearances of Parent	A-15
4.3	Coordination of Company Dividends	A-15

ARTICLE 5

Representations and Warranties

5.1	Disclosure Schedules	A-15
5.2	Standard	A-15
5.3	Representations and Warranties of the Company	A-16
5.4	Representations and Warranties of Parent and Merger Sub	A-25

A-i

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of July 18, 2007 (this “Agreement”), among Partners Trust Financial Group, Inc., a Delaware corporation (the “Company”), M&T Bank Corporation, a New York corporation (“Parent”), and MTB One, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”).

RECITALS

A. The Proposed Transaction.  Upon the terms and conditions of this Agreement, the parties intend to effect a strategic business combination pursuant to which Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and the separate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. It is the intention of Parent that, immediately following the Merger, each of the following will occur in immediate succession: (a) the Surviving Corporation will merge with and into Parent with Parent being the surviving corporation (the “Holdco Merger”), and (b) Partners Trust Bank, a wholly owned Subsidiary of the Company (“Company Bank”), will merge with and into M&T Bank, a wholly owned Subsidiary of Parent (“Parent Bank”), with Parent Bank being the surviving bank (the “Bank Merger”). In addition, it is the intention of Parent that the Transaction constitutes and is being entered into pursuant to a single integrated plan.

B. Board Determinations.  The respective boards of directors of the Company, Parent and Merger Sub have each determined that the Transaction and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective shareholders and, therefore, have approved this Agreement, the Merger and the other transactions contemplated hereby.

C. Intended Tax Treatment.  The parties intend the Transaction to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Now, Therefore, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE 1

Definitions; Interpretation; Disclosure Schedules

1.1 Definitions.  This Agreement uses the following definitions:

“Acquisition Proposal” means a tender or exchange offer to acquire more than 25% of the voting power in the Company or any of its Significant Subsidiaries, a bona fide proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or any other bona fide proposal or offer to acquire in any manner more than 25% of the voting power in, or more than 25% of the business, assets or deposits of, the Company or any of its Significant Subsidiaries, other than (i) the transactions contemplated hereby or (ii) any merger, consolidation or other business combination or similar transaction solely among the Company and one or more of its Subsidiaries or among its Subsidiaries.

“Acquisition Transaction” means, with respect to a person, (1) a merger, consolidation or other business combination transaction involving that person or any of its Significant Subsidiaries (other than mergers, consolidations or other business combination transactions involving solely that person and/or one or more of its wholly owned Subsidiaries, provided that any such transaction is not entered into in violation of the terms of this Agreement), (2) a purchase, lease or other acquisition of more than 25% of the business, assets or deposits of that person or any of its Significant Subsidiaries or (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing more than 25% of the voting power of that person or any of its Significant Subsidiaries.

“Agreement” has the meaning assigned in the Preamble.

“Applicable Period” means either (i) five business days in the event that the Company agrees to permit Parent Bank to send out such notices, information and materials as Parent Bank deems appropriate in connection with the conversion of the accounts of customers of the Company’s banking Subsidiaries at least 35 days prior to the date upon which the conditions set forth in Article VII have been satisfied (the “Notice Condition”), or (ii) 35 days if the Notice Condition shall not have been satisfied.

“Bank Merger” has the meaning assigned in the Recitals.

“Bank Merger Surviving Bank” has the meaning assigned in Section 2.6.

“Benefit Arrangement” means, with respect to the Company, each of the following under which any Employee or any of its current or former directors has any present or future right to compensation or benefits and (1) that is sponsored or maintained by it or its Subsidiaries, or (2) under which it or its Subsidiaries has any present or future liability: including, but not limited to, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, employment, change-in-control, incentive, deferred compensation and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of preceding, whether or not subject to ERISA).

“BHC Act” means the Bank Holding Company Act of 1956.

“BSA” means the Bank Secrecy Act of 1970 and the rules and regulations thereunder.

“Cash Election” has the meaning assigned in Section 3.2(a).

“Cash Election Shares” has the meaning assigned in Section 3.2(b)(1)(C).

“Chosen Court” has the meaning assigned in Section 9.8.

“Closing” has the meaning assigned in Section 2.2.

“Closing Date” has the meaning assigned in Section 2.2.

“Code” has the meaning assigned in the Recitals.

“Company” has the meaning assigned in the Preamble.

“Company Affiliate” has the meaning assigned in Section 6.13.

“Company Bank” has the meaning assigned in the Recitals.

“Company Bank Severance Plan” has the meaning assigned in Section 6.12(c).

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company ESOP” has the meaning assigned in Section 6.12(b).

“Company Meeting” has the meaning assigned in Section 6.2(b).

“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

“Company SEC Filings” has the meaning assigned in Section 5.3(j)(1).

“Company Stock Awards” has the meaning assigned in Section 6.12(a).

“Company Stock Options” means all outstanding and unexercised employee options to purchase Company Common Stock.

“Company Stock Plans” means the Partners Trust Employee Stock Ownership Plan and Trust, the Partners Trust Long-Term Equity Compensation Plan, the BSB Bancorp, Inc. 1996 Long Term Incentive and Capital Accumulation Plan, and the BSB Bancorp, Inc. Directors’ Stock Option Plan.

“Confidentiality Agreement” means the agreement, dated May 17, 2007, between Parent and the Company.

“Consideration” has the meaning assigned in Section 3.1(a).

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Contract” means, with respect to any person, any agreement, contract, indenture, undertaking, debt instrument, lease, understanding, arrangement or commitment to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their assets or properties may be subject, whether or not in writing, and whether express or implied.

“Converted Cash Election Share” has the meaning assigned in Section 3.2(b)(1)(C).

“Converted Stock Election Share” has the meaning assigned in Section 3.2(b)(2)(B).

“Costs” has the meaning assigned in Section 6.14(a).

“CRA” means the Community Reinvestment Act of 1977 and the rules and regulations thereunder.

“Current Premium” has the meaning assigned in Section 6.14(c).

“Determination Date” means the last date on which all of the Requisite Regulatory Approvals shall be received.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Schedule” has the meaning assigned in Section 5.1.

“Dissenting Shares” means shares of Company Common Stock that are held by a stockholder who has properly exercised appraisal or dissenter’s rights under applicable law.

“Effective Time” has the meaning assigned in Section 2.2.

“Election Deadline” has the meaning assigned in Section 3.3(b).

“Employees” means current and former employees of the Company.

“Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, or protection of human health and safety or of the environment, as in effect on or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning assigned in Section 5.3(t)(3).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Exchange Agent” has the meaning assigned in Section 3.3(a).

“Exchange Fund” has the meaning assigned in Section 3.3(a).

“Exchangeable Shares” means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, including Dissenting Shares but excluding Excluded Shares, rounded to the nearest whole share.

“Excluded Shares” means shares of Company Common Stock held in the Company’s treasury.

“Extensions of Credit” has the meaning assigned in Section 5.3(z).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee” has the meaning assigned in Section 8.3(a).

“Fee Extension Event” means (1) a termination of this Agreement by either the Company or Parent pursuant to Section 8.1(c) or 8.1(e) or by Parent pursuant to Section 8.1(b), if, prior to such termination, an Acquisition Proposal shall have been made or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and such Acquisition Proposal or public announcement shall not have been withdrawn not less than 10 days prior to the Company Meeting, or (2) a termination of this Agreement by Parent pursuant to Section 8.1(f).

“Fee Payment Event” means:

(1) (a) The Company, without having received Parent’s prior written consent, enters into an agreement to engage in an Acquisition Transaction with any person (the term “person” for purposes of this definition having the meaning assigned in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than a Parent Person; (b) after the date hereof, the Company authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than a Parent Person; or (c) after the date hereof, the Company Board recommends that the shareholders of the Company approve or accept an Acquisition Transaction with any person other than a Parent Person; or

(2) Any person, other than a Parent Person, acquires after the date hereof beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Company Common Stock (the term “beneficial ownership” for purposes of this definition having the meaning assigned in Section 13(d) of the Exchange Act, and the rules and regulations of the SEC thereunder).

“Fee Termination Date” means either (1) the 12-month anniversary of a Fee Extension Event, if a Fee Extension Event occurs in connection with the termination of this Agreement, or (2) the date of the termination of this Agreement, if a Fee Extension Event does not occur in connection with or prior to the termination of this Agreement.

“Form of Election” has the meaning assigned in Section 3.3(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“Holdco Merger” has the meaning assigned in the Recitals.

“Holdco Merger Surviving Corporation” has the meaning assigned in Section 2.6.

“HOLA” means the Home Owners’ Loan Act of 1933.

“Indemnified Party” has the meaning assigned in Section 6.14(a).

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

“Interest Rate Instruments” has the meaning assigned in Section 5.3(aa).

“IRS” has the meaning assigned in Section 5.3(q).

“IT Assets” means the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to the Company or Parent, any effect that:

(a) is material and adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, respectively, excluding (with respect to items (1), (2) and (3) below only to the extent that the effect of a change on it is not materially more adverse than on comparable United States banking organizations) the impact of (1) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (2) changes in GAAP or regulatory accounting requirements applicable to United States banking services organizations generally, (3) changes in prevailing interest rates or other general economic conditions in the United States, including those affecting United States financial or securities markets or banking organizations generally, (4) changes resulting solely from the execution, delivery or announcement of this Agreement or the transactions contemplated hereby, (5) any changes as a result of action taken by any party to this Agreement or any of their Subsidiaries which is required by this Agreement or which is taken with the written consent of the other party to this Agreement referring specifically to this definition, and (6) any divestiture that may be required by a Governmental Authority; or

(b) would materially impair the ability of the Company or Parent, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning assigned in Section 5.3(v)(1).

“Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under Environmental Law.

“Merger” has the meaning assigned in the Recitals.

“Merger Sub” has the meaning assigned in the Preamble.

“NASD” means the National Association of Securities Dealers, Inc.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations System.

“New Certificates” has the meaning assigned in Section 3.3(a).

“Non-Election” has the meaning assigned in Section 3.2(a).

“Non-Election Shares” has the meaning assigned in Section 3.2(a).

“Notice Condition” has the meaning assigned in the definition of Applicable Period.

“NYBL” means the New York Banking Law.

“NYSE” means the New York Stock Exchange, Inc.

“OCC” means the Office of the Comptroller of the Currency.

“Old Certificates” has the meaning assigned in Section 3.3(a).

“Other Mergers” means the Holdco Merger and the Bank Merger, collectively.

“Parent” has the meaning assigned in the Preamble.

“Parent Bank” has the meaning assigned in the Recitals.

“Parent Bank By-Laws” means the By-Laws of Parent Bank.

“Parent Bank Charter” means the Organization Certificate of Parent Bank.

“Parent Board” means the board of directors of Parent.

“Parent By-Laws” means the Amended and Restated By-Laws of Parent.

“Parent Charter” means the Restated Certificate of Incorporation of Parent, as amended.

“Parent Common Stock” means the common stock, par value $0.50 per share, of Parent.

“Parent Person” means Parent or any of its Subsidiaries.

“Parent Preferred Stock” means the preferred stock, par value $1 per share, of Parent.

“Parent SEC Filings” has the meaning assigned in Section 5.4(i)(1).

“Parent Share Price” means the arithmetic average of the last reported per share sales prices of Parent Common Stock on the NYSE, as reported by the NYSE Composite Transactions Reporting System for each of the five full consecutive NYSE trading days ending on the trading day immediately prior to the Closing Date.

“Parent Stock” means, collectively, the Parent Common Stock and the Parent Preferred Stock.

“Parent Stock Options” means all outstanding and unexercised employee and director options to purchase Parent Common Stock.

“Parent Stock Plans” means the M&T Bank Corporation 1983 Stock Option Plan, the M&T Bank Corporation 2001 Stock Option Plan, the M&T Bank Corporation 2005 Incentive Compensation Plan, the M&T Bank Corporation Employee Stock Purchase Plan, the M&T Bank Corporation Directors’ Stock Plan and the M&T Bank Corporation Deferred Bonus Plan.

“Pension Plan” has the meaning assigned in Section 5.3(t)(2).

“Per Share Cash Consideration” has the meaning assigned in Section 3.1(a).

“Per Share Stock Consideration” has the meaning assigned in Section 3.1(a).

“Post-Merger Parent Entities” has the meaning assigned in Section 5.3(v)(1)(G).

“Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule.

“Proxy Statement” has the meaning assigned in Section 6.5(a).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Registration Statement” has the meaning assigned in Section 6.5(a).

“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Regulatory Approvals” has the meaning assigned in Section 6.3(a).

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity interests of, such first person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.

“Scheduled Intellectual Property” has the meaning assigned in Section 5.3(p)(1).

“Significant Subsidiary” and “Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Stock Conversion Number” means a number equal to the product of (a) the number of Exchangeable Shares and (b) 50%, rounded to the nearest whole number.

“Stock Election” has the meaning assigned in Section 3.2(a).

“Stock Election Shares” has the meaning assigned in Section 3.2(b)(1).

“Stock-Selected Non-Election Share” has the meaning assigned in Section 3.2(b)(1)(B).

“Superior Proposal” means a bona fide written Acquisition Proposal which the Company Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated hereby (1) after receiving the advice of its financial advisors (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law.

“Surviving Corporation” has the meaning assigned in the Recitals.

“Takeover Laws” has the meaning assigned in Section 5.3(h).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Trade Secrets” has the meaning assigned in the definition of Intellectual Property in Section 1.1.

“Transaction” means the Merger and the Holdco Merger.

1.2  Interpretation.  (a) In this Agreement, except as context may otherwise require, references:

(1) to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

(2) to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

(3) to the “transactions contemplated hereby” includes the transactions provided for in this Agreement, including the Merger, the Other Mergers and the conversion of the Company Bank’s operating systems to those of Parent Bank at the Effective Time;

(4) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section; and

(5) to any Governmental Authority includes any successor to that Governmental Authority.

(b) The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(c) The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation”.

(d) The word “party” is to be deemed to refer to the Company or Parent.

(e) The word “person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

(f) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(g) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

(h) No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

ARTICLE 2

The Merger

2.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company at the Effective Time. At the Effective Time, the separate existence of Merger Sub will terminate. The Company will be the Surviving Corporation in the Merger and will continue its existence under the laws of the State of Delaware.

2.2  Closing.  The closing of the Merger (the “Closing”) will take place in the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 10:00 a.m. Eastern Standard Time on a business day designated by Parent that is (a) within the Applicable Period after the later of (i) the receipt of all Requisite Regulatory Approvals and the expiration of all applicable waiting periods associated with the Requisite Regulatory Approvals and (ii) the requisite approval of the stockholders of the Company and (b) after satisfaction or waiver of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”). The time on the Closing Date at which the Merger becomes effective is referred to herein as the “Effective Time”.

2.3  Effects of the Merger.  The Merger will have the effects prescribed by applicable law, including the DGCL.

2.4  Name of Surviving Corporation.  The name of the Surviving Corporation as of the Effective Time will be the name of the Company.

2.5  Certificate of Incorporation and By-Laws of the Surviving Corporation.  The certificate of incorporation of Merger Sub, as in effect immediately before the Effective Time, will be the certificate of incorporation of the Surviving Corporation as of the Effective Time. The Merger Sub By-Laws, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time.

2.6  The Other Mergers.  The Company and Parent will cooperate and use their reasonable best efforts to effect the Other Mergers immediately following the Effective Time, including entering into any necessary agreements and seeking any necessary regulatory approvals and to effect the conversion of the operating systems of the Company Bank to those of Parent Bank immediately following the Effective Time. At the effective time of the Holdco Merger and the Bank Merger, respectively, the separate existence of the Surviving Corporation and the Company Bank will terminate, respectively. Parent will be the surviving corporation in the Holdco Merger (the “Holdco Merger Surviving Corporation”) and will continue its existence under the laws of the State of New York and Parent Bank will be the surviving bank in the Bank Merger (the “Bank Merger Surviving Bank”) and will continue its existence under the laws of the State of New York. The Parent Charter will be the certificate of incorporation of the Holdco Merger Surviving Corporation, and the Parent Bank Charter will be the certificate of incorporation of the Bank Merger Surviving Bank. The Parent By-Laws will be the by-laws of the Holdco Merger Surviving Corporation, and the Parent Bank By-Laws will be the by-laws of the Bank Merger Surviving Bank. In the Other Mergers, the shares of the entity not surviving the merger shall be cancelled and the shares of the entity surviving the merger shall remain outstanding and not be affected thereby.

ARTICLE 3

Effect on Stock; Election Procedures

3.1  Effect on Stock.  At the Effective Time, as a result of the Merger and without any action by any holder of Company Stock:

(a) Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, will be converted into and constitute the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Sections 3.2 and 3.3, either (i) a number of shares of Parent Common Stock equal to $12.50 divided by the Parent Share Price, rounded to the nearest thousandth (the “Per Share Stock Consideration”), or (ii) $12.50 (the “Per Share Cash Consideration”, and together with the Per Share Stock Consideration collectively, the “Consideration”).

Shares of Company Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Holders of Company Common Stock will cease to be, and will have no rights as, stockholders of the Company, and certificates that represented shares of Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, without interest, (A) any then unpaid dividend or other distribution with respect to such Company Common Stock having a record date before the Effective Time and (B) the Consideration. After the Effective Time, there will be no transfers of shares of Company Common Stock on the stock transfer books of the Company or the Surviving Corporation, and shares of Company Common Stock presented to the Surviving Corporation or Parent will be canceled and exchanged in accordance with this Article 3.

3.2  Elections; Allocation.  (a) Subject to allocation in accordance with Section 3.2(b), each record holder of Company Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Election Deadline will be entitled (1) to elect to receive in respect of each share of Company Common Stock (A) Per Share Cash Consideration (a “Cash Election”) or (B) Per Share Stock Consideration (a “Stock Election”) or (2) to indicate that such record holder has no preference as to the receipt of Per Share Cash Consideration or Per Share Stock Consideration for each such share (a “Non-Election”). Shares of Company Common Stock with respect to which a Non-Election is made (including shares with respect of which such an election is deemed to have been made pursuant to this Section 3.2 and Section 3.7) (collectively, “Non-Election Shares”) will be deemed by Parent, in its sole and absolute discretion, subject to Sections 3.2(b)(1), (2) and (3), to be, in whole or in part, shares of Company Common Stock with respect to which Cash Elections or Stock Elections have been made. Dissenting Shares will, for purposes of this Agreement, be treated as shares of Company Common Stock with respect to which Cash Elections have been made.

(b) Notwithstanding anything to the contrary in this Agreement, the rights of holders of Company Common Stock to make elections in respect of shares of Company Common Stock will be subject to the following principles of allocation:

(1) Number of Stock Elections Less Than the Stock Conversion Number.  If the aggregate number of shares of Company Common Stock with respect to which a Stock Election is made (collectively, “Stock Election Shares”) is less than the Stock Conversion Number, then:

(A) each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration;

(B) the Exchange Agent will allocate from among the Non-Election Shares, pro rata to the holders of Non-Election Shares in accordance with their respective numbers of Non-Election Shares, a sufficient number of Non-Election Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each such allocated Non-Election Share (each, a “Stock-Selected Non-Election Share”) will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all Non-Election Shares and Stock Election Shares is equal to or less than the Stock Conversion Number, then all Non-Election Shares will be Stock-Selected Non-Election Shares;

(C) if the sum of Stock Election Shares and Non-Election Shares is less than the Stock Conversion Number, the Exchange Agent will allocate from among the shares of Company Common Stock with respect to which a Cash Election is made (collectively, “Cash Election Shares”), other than Cash Election Shares representing Dissenting Shares, pro rata to the holders of such Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all Non-Election Shares equals as closely as practicable the Stock Conversion Number, and each such allocated Cash Election Share (each, a “Converted Cash Election Share”) will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration; and

(D) each Non-Election Share and Cash Election Share that is not a Stock-Selected Non-Election Share or a Converted Cash Election Share (as the case may be) will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.

(2) Number of Stock Elections Greater Than the Stock Conversion Number.  If the aggregate number of Stock Election Shares is greater than the Stock Conversion Number, then:

(A) each Cash Election Share and Non-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration;

(B) the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of such Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares (each, a “Converted Stock Election Share”) so that the difference of (1) the number of Stock Election Shares minus (2) the number of the Converted Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration; and

(C) each other Stock Election Share that is not a Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration.

(3) Number of Stock Elections is Equal to the Stock Conversion Number.  If the aggregate number of Stock Election Shares is equal to the Stock Conversion Number, then:

(A) each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration; and

(B) each Cash Election Share and Non-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.

3.3  Exchange Agent; Election Procedures.  (a) At or before the Effective Time, Parent will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to the Company (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of Company Common Stock (“Old Certificates”), (1) certificates or, at Parent’s option, evidence of shares in book entry form (“New Certificates”), representing the shares of Parent Common Stock issuable to holders of Old Certificates under this Article 3 and (2) cash payable pursuant to Sections 3.1 and 3.4 (the “Exchange Fund”).

(b) Elections pursuant to Section 3.2(a) will be made on a form and with such other provisions to be reasonably agreed upon by the Company and Parent (a “Form of Election”) to be provided by the Exchange Agent for that purpose to holders of record of Company Common Stock (other than holders of Excluded Shares and Dissenting Shares), together with appropriate transmittal materials, at the time of mailing of the Proxy Statement to the holders of record of Company Common Stock or on such other date as the Company and Parent shall mutually agree, and thereafter from time to time as the Company may reasonably request until three (3) days prior to the

Election Deadline (as defined below), to each holder of record of Company Common Stock for purposes of the Company Meeting. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. A Form of Election may specify which specific shares covered thereby are subject to a Cash Election, a Stock Election or a Non-Election. To be effective, a Form of Election must be (1) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 p.m., on the Closing Date (or such other time and date as the Company and Parent may mutually agree) (the “Election Deadline”) and (2) accompanied by the certificate(s) representing the shares of Company Common Stock as to which the election is being made (or by an appropriate guarantee of delivery of such certificate(s) by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the NASD, provided that such certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery). Parent will determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election have been properly completed, signed and submitted or revoked. The decision of Parent (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. A holder of shares of Company Common Stock that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election.

(c) An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any certificate(s) representing shares of Company Common Stock that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such certificate(s). Upon any such revocation, unless a duly completed Form of Election is thereafter submitted prior to the Election Deadline and otherwise in accordance with this Section, such shares shall be deemed Non-Election Shares. The Exchange Agent, in consultation with Parent and the Company, will make all computations to give effect to this Section.

(d) The Exchange Agent, in consultation with Parent and the Company, will make all computations to give effect to Section 3.2(b).

(e) As promptly as reasonably practicable following the Effective Time, taking into account the computations contemplated by Section 3.2(b), but in no event later than ten days thereafter, each holder of record of Company Common Stock that has surrendered the certificates representing its Company Common Stock will be entitled to receive a New Certificate representing the shares of Parent Common Stock issuable in exchange therefor and/or a check representing cash payable pursuant to Sections 3.1 and 3.4. No interest will accrue or be paid with respect to any New Certificates or cash to be delivered upon surrender of Old Certificates. If any New Certificate is to be issued or cash is to be paid in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it will be a condition to the exchange that the person requesting the exchange (1) pay any transfer or other Taxes required by reason of the issuance of the New Certificate or the making of the cash payment in a name other than the name of the holder of the surrendered Old Certificate or (2) establish to the satisfaction of Parent (or the Exchange Agent, as the case may be) that any such Taxes have been paid or are not applicable. A Company Affiliate shall not be entitled to receive any New Certificate pursuant to this Article III until such Company Affiliate shall have duly executed and delivered an appropriate agreement as described in Section 6.13.

(f) As promptly as reasonably practicable following the Effective Time, but in no event later than ten days thereafter, Parent shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock and who theretofore has not submitted such holder’s Old Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration to which such person may be entitled pursuant to this Article III.

(g) No dividends or other distributions with respect to Parent Common Stock having a record date after the Effective Time will be paid to any holder of Company Common Stock until such holder has surrendered the

Old Certificate representing such stock as provided herein. Subject to the effect of applicable law, following surrender of any such Old Certificates, there shall be paid to the holder of New Certificates issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time previously payable with respect to the shares of Parent Common Stock represented thereby. To the extent permitted by law, holders of Company Common Stock who receive Parent Common Stock in the Merger shall be entitled to vote after the Effective Time at any meeting of Parent shareholders the number of whole shares of Parent Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders of Company Common Stock have exchanged their Old Certificates for New Certificates in accordance with the provisions of this Agreement, but beginning 60 days after the Effective Time no such Holder shall be entitled to vote on any matter until such Holder surrenders such Old Certificate for exchange as provided in Section 3.3(b).

3.4  Fractional Shares.  Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Parent will pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction of a share of Parent Common Stock by the last reported per share sale price of Parent Common Stock, as reported by the NYSE Composite Transactions Reporting System for the last NYSE trading day immediately prior to the Closing Date.

3.5  Lost, Stolen or Destroyed Certificates.  In the event any certificate representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the execution of an indemnity and hold harmless agreement in customary form with respect to any claim that may be made against Parent with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed certificate been surrendered.

3.6  Adjustments.  If between the date hereof and the Effective Time there shall be a change in the number or kind of shares of Parent Common Stock by reason of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction (or if the Board of Directors of Parent shall establish a record date for such purpose), the Per Share Stock Consideration shall, to the extent necessary, be equitably and proportionately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event.

3.7  Dissenters’ Rights.  Notwithstanding anything to the contrary in this Agreement, Dissenting Shares that are outstanding as of the Effective Time will not be converted into the right to receive the Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, its right to dissent from the Merger under applicable law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of applicable law. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right after the Election Deadline, each share of such holder’s Company Common Stock shall thereupon be treated as a Non-Election Share and will be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Per Share Stock Consideration or the Per Share Cash Consideration, or a combination thereof, as determined by Parent in its sole discretion. The Company will give Parent (a) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock received by the Company and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company will not, without the prior written consent of Parent, settle, offer to settle or otherwise negotiate, any such demands. Parent will pay any consideration as may be determined to be due with respect to Dissenting Shares pursuant to and subject to the requirements of applicable law.

ARTICLE 4

Conduct of Business Pending the Merger

4.1  Forbearances of the Company.  The Company agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement or as Previously Disclosed in the comparable subsection of the Company’s Disclosure Schedule (other than with respect to Section 4.1(p)), without the prior written consent of Parent, which shall not be unreasonably withheld or delayed, it will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and its existing relations with customers, suppliers, employees and business associates.

(b) Operations.  Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority.

(c) Capital Expenditures.  Make any capital expenditures in excess of $75,000 individually or $250,000 in the aggregate.

(d) Material Contracts.  Terminate, enter into, amend, modify (including by way of interpretation) or renew any Material Contract.

(e) Capital Stock.  Other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement, issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional Rights of it with respect to its stock, whether pursuant to the Company Stock Plans or otherwise.

(f) Dividends, Distributions, Repurchases.  Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (i) regular quarterly dividends on Company Common Stock not in excess of $0.07 per share of Company Common Stock per quarter on the record and payment date schedules required by Section 4.3 and (ii) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock or any Rights of it with respect to its stock.

(g) Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that individually or taken together with all other such transactions is not material to it and its Subsidiaries, taken as a whole.

(h) Extensions of Credit and Interest Rate Instruments.  Make, renew (except in the ordinary course of business where there has been no material change in the relationship with the borrower or in the borrower’s creditworthiness) or amend any Extension of Credit in excess of $4,000,000, or enter into, renew or amend any Interest Rate Instrument, except in the ordinary course of business.

(i) Acquisitions.  Acquire (other than by way of foreclosures, acquisitions of control in a fiduciary or similar capacity, acquisitions of loans or participation interests in loans less than $3,500,000, or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person.

(j) Constituent Documents.  Amend its Constituent Documents (or similar organizational documents).

(k) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority.

(l) Tax Matters.  Make, change or revoke any Tax election, file any amended Tax Return (unless to correct an error), enter into any closing agreement, settle any Tax claim or assessment, or surrender any right to claim a refund of Taxes.

(m) Claims.  Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in the ordinary course of business in an amount or for consideration not in excess of $75,000 and that would not (1) impose any material restriction on the business of it or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries or (2) create precedent for claims that are reasonably likely to be material to it or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries.

(n) Compensation.  Terminate, enter into, amend, modify (including by way of interpretation) or renew any employment, officer, consulting, severance, change in control or similar contract, agreement or arrangement with any director, officer, employee or consultant, or grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (1) to make changes that are required by applicable law, or (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (3) annual or merit-based salary or wage increases or increases in benefits, in both cases to employees who are not executive officers or directors of the Company, undertaken in the ordinary course of business consistent with past practice and in any event not to exceed $250,000 in the aggregate.

(o) Benefit Arrangements.  Terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), make new grants or awards under or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer, employee or consultant, amend the terms of any outstanding equity-based award, take any action to accelerate the vesting, exercisability or payment (or fund or secure the payment) of stock options, restricted stock or other compensation or benefits payable thereunder or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (1) as required by applicable law, (2) in the ordinary course of business consistent with past practice to employees who are not executive officers or directors of the Company and in any event not to exceed $750,000 in the aggregate, (3) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (4) for amendments that do not increase benefits or result in increased administrative costs, (5) for annual bonuses to employees for 2007 in an aggregate amount not to exceed $2,000,000 consistent with the provisions of the Company’s existing incentive plans, (6) for retention bonuses in an aggregate amount not to exceed $250,000, or (7) in connection with the Partners Trust Employee Savings Plan and Employee Stock Ownership Plan and Trust, any actions necessary to clarify and provide (including, but not limited to, amending such plans) that 2007 employer contributions to the Partners Trust Employee Savings Plan and allocations of employee stock ownership contributions will be made under such plans and matching contributions for the payroll period ending immediately prior to the Closing Date to the Partners Trust Employee Savings Plan, in each case as if the Closing Date were the last date of the plan year.

(p) Communication.  Make any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without providing Parent with a copy or written description of the intended communication and a reasonable period of time to review and comment on such communication; provided, however, that the foregoing shall not prevent human resources personnel of the Company from orally answering questions of individual employees pertaining to compensation or benefit matters with respect to such individual employee that are affected by the transactions contemplated by this Agreement on an individual basis with such employee.

(q) Adverse Actions.  Notwithstanding any other provision hereof, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being satisfied, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable law or this Agreement.

(r) Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.2  Forbearances of Parent.  Parent agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement or as Previously Disclosed, without the prior written consent of the Company, it will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions.  Notwithstanding any other provision hereof, (1) knowingly take, or knowingly omit to take, directly or indirectly, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, directly or indirectly, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being satisfied, any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable law.

(b) Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Notwithstanding anything in paragraph (a) or (b) of this Section 4.2 to the contrary, Parent may make dispositions and acquisitions and Parent may agree to issue capital stock in connection therewith.

4.3  Coordination of Company Dividends.  The Company Board shall cause the Company’s regular quarterly dividend record dates and payment dates for Company Common Stock to be the same as Parent’s regular quarterly dividend record dates and payment dates for Parent Common Stock, and Company shall not thereafter change such coordinated regular dividend payment dates and record dates. Parent hereby acknowledges that, upon the consummation of the Transaction, if the Company Board properly declares a dividend on the Company Common Stock in compliance with applicable law, its organizational documents and this Section 4.3, and the Closing Date occurs after the record date for such dividend but prior to the payment date for such dividend, such declared but unpaid dividend shall be deemed to constitute debt claims of the holders of record of Company Common Stock on such record date and, accordingly, Parent shall cause such dividend to be paid.

ARTICLE 5

Representations and Warranties

5.1  Disclosure Schedules.  Before entry into this Agreement, the Company delivered to Parent a schedule and Parent delivered to the Company a schedule (respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more covenants contained in Article 4 or Article 6 or one or more representations or warranties contained in this Article 5; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

5.2  Standard.  For all purposes of this Agreement, no representation or warranty of the Company contained in Section 5.3 (other than the representations and warranties contained in Sections 5.3(b)(1), (c)(1) (with respect to Significant Subsidiaries only), (e), (g)(1) and (2), (h), (i), (j), (t) (other than the last clause of the last sentence of Section 5.3(t)(5)) and (v)(1), which shall be true in all material respects, and other than the representations and warranties contained in Section 5.3(k)(3), which shall be true and correct in all respects), and no representation or warranty of Parent contained in Section 5.4 (other than the representations and warranties contained in

Sections 5.4(b), (c)(1), (e), (g)(1) and (2), (i), (l) and (o), which shall be true in all material respects, and other than the representations and warranties contained in Section 5.4(j), which shall be true and correct in all respects), will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.3 or 5.4, as the case may be, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Parent, as the case may be.

5.3  Representations and Warranties of the Company.  Except as Previously Disclosed in the comparable subsection of the Company’s Disclosure Schedule, the Company hereby represents and warrants to Parent as follows:

(a) Organization, Standing and Authority.  It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification. It has Previously Disclosed and made available to Parent a complete and correct copy of its Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect. It is a savings and loan holding company as defined in Section 10 of HOLA.

(b) Company Stock.  (1) As of the date hereof, the authorized capital stock of the Company consists of 190,000,000 shares of Company Common Stock, of which no more than 43,465,453 shares are outstanding, and 10,000,000 shares of Company Preferred Stock, of which no shares are outstanding. As of the date hereof, under Company Stock Plans, no more than 3,220,094 shares of Company Common Stock are subject to Company Stock Options or other Rights in respect of Company Common Stock. The Company holds 7,738,142 shares of Company Common Stock as treasury shares. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). The shares of Company Common Stock issuable pursuant to Company Stock Plans have been duly authorized and, upon issuance, will be validly issued and outstanding, fully paid and nonassessable and not be subject to preemptive rights (and will not be issued in violation of any preemptive rights). The Company does not have any Rights issued or outstanding with respect to Company Stock and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights, except Company Stock Options and other Rights in respect of Company Common Stock issued on the date hereof under the Company Stock Plans, as Previously Disclosed. With respect to each Company Stock Option and other Right in respect of Company Common Stock, the Company has Previously Disclosed the recipient, the date of grant, the number of shares of Company Common Stock, the exercise price, if applicable, and any vesting schedule. It has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Company Stock. It has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter.

(2) To its knowledge, there are no voting trusts, proxies, shareholder agreements or other agreements or understandings with respect to the voting of shares of Company Stock.

(c) Subsidiaries and Equity Holdings.  (1) (A) It has previously disclosed a list of its Subsidiaries and it owns, directly or indirectly, all the outstanding equity securities of its Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and nonassessable; (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise; (C) there are no contracts, commitments, arrangements or understandings by which it or any of its Subsidiaries is or may become bound to sell or otherwise transfer any equity securities of any of its Subsidiaries (other than to it or its wholly owned Subsidiaries); (D) there are no contracts, commitments, arrangements or understandings by which it or any of its Subsidiaries is or may become bound that relate to its rights to vote or dispose of any equity securities of any of its Subsidiaries; and (E) each Subsidiary that is a depository institution as defined in the Federal Deposit

Insurance Act is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(2) Each of its Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification.

(3) It has Previously Disclosed a list of all equity securities that it and its Subsidiaries own, control or hold.

(d) Power.  It and each of its Subsidiaries has the corporate (or comparable) power and authority to own and operate its assets and properties and to conduct its business as it is now being conducted. It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Authority.  It has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Subject only to receipt of the affirmative vote of a majority of the outstanding shares of Company Common Stock, this Agreement, the Merger, and the other transactions contemplated hereby have been authorized by all necessary corporate action on its part. This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms.

(f) Consents and Approvals.  No notices, applications or other filings are required to be made by it or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by it or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices to the Federal Reserve Board under the BHC Act, to the Office of Thrift Supervision under HOLA, and applications and notices to the New York State Banking Department or Banking Board under the NYBL, (2) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC, state securities authorities and the NASD, (3) filing of the Registration Statement and Proxy Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) receipt of the shareholder approval described in Section 5.3(e), (5) the filing of the Certificate of Merger with the Secretary of State of Delaware and (6) the filing with NYSE to obtain the listing authorizations contemplated by this Agreement. As of the date hereof, it is not aware of any reason why all necessary consents, approvals, permits and other authorizations will not be received in order to permit consummation of the Merger and the other transactions contemplated hereby.

(g) No Defaults.  Subject to making the filings and receiving the consents and approvals referred to in Section 5.3(f), and the expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations of a party under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) its Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of it or any of its Subsidiaries, or by which it or any of its Subsidiaries is bound or affected, or to which it or any of its Subsidiaries or its or their respective businesses, operations, assets or properties is subject or receives benefits or (3) any law, statute, ordinance, rule, regulation, judgment, order, decree, permit or license.

(h) Takeover Laws and Provisions.  Assuming the accuracy of the representations of Parent set forth in Section 5.4(q), this Agreement and the transactions contemplated hereby are exempt from the requirements of any applicable “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination”

laws or other applicable antitakeover laws and regulations of any state (collectively, “Takeover Laws”), including Section 203 of the DGCL and Article 9 and Article 11 of the Certificate of Incorporation of the Company.

(i) Financial Advisors.  None of it, its Subsidiaries or any of their directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, the Company has retained Sandler O’Neill + Partners, L.P. as its exclusive financial advisor, and a complete and correct copy of its arrangements with Sandler O’Neill + Partners, L.P. have been Previously Disclosed. As of the date hereof, the Company has received the written opinion of Sandler O’Neill + Partners, L.P., issued to the Company, to the effect that the Consideration is fair from a financial point of view to holders of Company Common Stock.

(j) Financial Reports and Regulatory Filings; Material Adverse Effect.  (1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2004, 2005 and 2006, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2006 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended prior to the date hereof (collectively, the “Company SEC Filings”) with the SEC as of the date filed or amended prior to the date hereof, as the case may be, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial position contained in or incorporated by reference into any of the Company SEC Filings (including the related notes and schedules) fairly presented or will fairly present in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in the Company SEC Filings (including any related notes and schedules thereto) fairly presented or will fairly present in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(2) The Company (A) has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2005.

(3) Since January 1, 2005, it and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (A) the Office of Thrift Supervision, (B) the FDIC and (C) any other applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

(k) Absence of Certain Changes.  Since December 31, 2006, except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as Previously Disclosed, or as disclosed in the Company SEC Filings as of the date hereof, (1) it and its Subsidiaries have not incurred any obligation or liability, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, (2) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice and (3) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances (described in any paragraph of Section 5.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(l) Litigation.  There is no action, suit, claim, hearing, dispute, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such action, suit or proceeding), nor is there any judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against it or any of its Subsidiaries.

(m) Compliance with Laws.  It and each of its Subsidiaries:

(1) operates and conducts its business in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the BSA and the CRA (and, with respect to the CRA, currently has a rating of “Satisfactory” or better);

(2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to its knowledge, no suspensions or cancellations are threatened;

(3) has received, since December 31, 2004, no notification from a Governmental Authority (A) asserting that it is not in compliance with any of the laws, statutes, ordinances, rules or regulations that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities; and

(4) is in compliance with all applicable listing and corporate governance standards of the NASDAQ.

(n) Regulatory Matters.  Neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of it or any of its Subsidiaries.

(o) Books and Records and Internal Controls.  (1) Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(2) The records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. It and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(p) Intellectual Property.  (1) It has Previously Disclosed all Registered and/or material Intellectual Property owned by it and its Subsidiaries (collectively, the “Scheduled Intellectual Property”). It or its relevant Subsidiary exclusively owns (beneficially, and of record where applicable) all Scheduled Intellectual Property, free and clear of all encumbrances, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business. The Scheduled Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s use thereof or its rights thereto. It and its Subsidiaries have sufficient rights to use all Intellectual Property used in its business as presently conducted. It and its Subsidiaries are not infringing or otherwise violating and have not in the past three years infringed or otherwise violated the Intellectual Property rights of any third party. Consummation of the transactions contemplated by this Agreement will not create any rights by third parties to use any Intellectual Property owned by Parent or Parent’s Subsidiaries. To the Company’s knowledge, no person is violating any Scheduled Intellectual Property right or other Intellectual Property right that the Company or one of its Subsidiaries holds exclusively (including in combination with one another).

(2) It and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by it and its Subsidiaries, and to the Company’s knowledge, such trade secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. All material Intellectual Property developed under contract to the Company has been assigned to the Company.

(3) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business, and have not materially malfunctioned or failed within the past three (3) years. The IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (A) enable or assist any person to access without authorization the IT Assets, or (B) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in the documentation for the IT Assets. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology consistent with industry practices. The Company and its Subsidiaries take reasonable measures, which are adequate to comply with applicable law, to protect the confidentiality of customer financial and other data.

(q) Taxes.  (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly, timely and accurately filed and are or will be true and complete in all material respects, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, (3) except for the Tax Returns set forth in the Company Disclosure Schedule, the Tax Returns referred to in clause (1) have been examined by the Internal Revenue Service (“IRS”) or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired and no issues that have been raised by the relevant taxing authority in connection with the examination of such Tax Returns are currently pending, (4) all Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (5) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of the Company’s United States federal income taxes or those of its Subsidiaries. The Company has made provision in accordance with GAAP, in the Company SEC Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Company SEC Filings filed before the date hereof. As of the date hereof, neither the Company nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Liens for Taxes exist with respect to any of the Company’s assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return. Neither the Company nor any of its Subsidiaries have participated in any reportable or listed transaction as defined under Section 6011 of the Code. If the Company or any of its Subsidiaries have participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(r) Environmental Matters.  There are no proceedings, claims, actions, or investigations of any kind, pending or, to the knowledge of the Company, threatened, in any court, agency, or other Governmental Authority or in any arbitral body, arising under any Environmental Law; to the Company’s knowledge, there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other Governmental Authority, imposing liability or obligation under or in respect of any Environmental Law; there are and have been no Materials of Environmental Concern or other conditions at any property (owned, operated, or otherwise used by, or the subject of a security interest on behalf of (but in the case of property subject to such a security interest only the knowledge of the Company and its subsidiaries after reasonable inquiry), it or any of its subsidiaries); and, to the Company’s knowledge, there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

(s) Labor Matters.  Neither it nor any of its Subsidiaries is a party to or is otherwise bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, and neither it nor any of its Subsidiaries is the subject of a proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with a labor union or labor organization. There is no pending or, to its knowledge, threatened, nor has there been since December 31, 2004, labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving it or any of its Subsidiaries. Since December 31, 2004, there has been no activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(t) Benefit Arrangements.  (1) It has Previously Disclosed a complete and correct list of all of its Benefit Arrangements. It has made available to Parent complete and correct copies of all Benefit Arrangements, including any trust instruments, insurance contracts and loan agreements forming a part of any Benefit Arrangements, and all amendments thereto.

(2) All of its Benefit Arrangements are in substantial compliance with ERISA, the Code and other applicable laws. Each of its Benefit Arrangements that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or may rely upon an opinion letter issued by the IRS as to the qualified status of such plan under Code Section 401(a), and it is not aware of circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no pending or, to the knowledge of it, threatened, litigation relating to its Benefit Arrangements. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA in an amount that would be material.

(3) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity that is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of it, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a “multiemployer plan”, within the meaning of Section 3(37) of ERISA, at any time within the last six years. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof.

(4) All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made and all obligations in respect of each of its Benefits Arrangements have been properly accrued or reflected on its most recent consolidated financial statements included in its Company SEC Filings. None of its

Pension Plans or any single-employer plan of any of its ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

(5) Under each Pension Plan that is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year.

(6) Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement. Either it or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(7) Neither its execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, nor shareholder approval of the transactions contemplated hereby, will (A) limit or restrict its right, or, following the consummation of the transactions contemplated hereby, Parent’s right, to administer, merge or amend in any respect or terminate any of its Benefit Arrangements, (B) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, or (C) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements. Except as Previously Disclosed, without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time) neither it nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(8) All Benefit Arrangements that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been maintained and administered in good faith compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder.

(9) Section 5.3(b) of the Company’s Disclosure Schedule sets forth a true and correct copy of the outstanding Company Stock Options and the corresponding Company Stock Plan pursuant to which such Company Stock Options were issued.

(u) Property.  It has good, and, in the case of owned real property, insurable, title to, or, in the case of securities and investments, a “security entitlement” (as defined in the Uniform Commercial Code) in, or in the case of leased property, a valid leasehold interest in, all property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by it or any of its Subsidiaries, and such property and assets are not subject to any Liens except mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or similar Liens arising in the ordinary course of business consistent with past practice. No other party has any interest in any mineral, mining, oil or gas rights to produce or share in the production of anything related thereto, relating to any real property owned by it or its Subsidiaries.

(v) Material Contracts.  (1) It has Previously Disclosed and made available to Parent complete and correct copies of the following Contracts (“Material Contracts”) to which, as of the date hereof, it or any of its

Subsidiaries is a party, or by which it or any of its Subsidiaries may be bound, or to which it or any of its Subsidiaries or their respective assets or properties may be subject:

(A) any lease of real property;

(B) any partnership, limited liability company, joint venture or other similar agreement or arrangement;

(C) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any ongoing obligations or that was entered into on or after December 31, 2005;

(D) any Contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for either (i) annual payments of $100,000 or more, or (ii) aggregate payments of $100,000 or more;

(E) any Contract that creates future payment obligations in excess of $100,000 and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less, or any Contract that creates or would create a Lien;

(F) any Contract providing for a power of attorney on behalf of it;

(G) any non-competition or non-solicitation Contract or any other Contract (1) that limits, purports to limit, or would limit in any respect the manner in which, or the localities in which, any business of the Company or its affiliates is or could be conducted or the types of business that the Company or its affiliates conducts or may conduct, (2) that could reasonably be expected to limit or purport to limit in any respect the manner in which, or the localities in which, any business of Parent or any of its affiliates (collectively, the “Post-Merger Parent Entities”), is or could be conducted or the types of business that the Post-Merger Parent Entities conduct or may conduct, or (3) that limits, purports to limit or would limit in any way the ability of the Company or its affiliates or the Post-Merger Parent Entities to solicit prospective employees;

(H) any Contract, other than this Agreement, that requires the Company to disclose confidential information or to indemnify or hold harmless any person;

(I) any Contract, other than this Agreement, with (i) any Company Affiliate of it, (ii) any current or former director, officer, employee, consultant or shareholder of it or any Affiliate of it, or (iii) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in clauses (i) or (ii) of this paragraph;

(J) any Contract with a Governmental Authority;

(K) any other Contract not entered into in the ordinary course of business or that is material to it or its financial condition or results of operations; and

(L) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K.

(2) Each Material Contract is a valid and legally binding agreement of it or a Subsidiary of it, as applicable, and, to its knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Material Contract.

(w) Material Interests of Certain Persons.  No officer or director of it or any of its Subsidiaries, or “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material property (whether real or personal, tangible or intangible) or Contract used in or pertaining to the business of it or any of its Subsidiaries. All transactions between any such person and the Company or any of its Subsidiaries have been conducted and are being performed on an arm’s length basis.

(x) Insurance Coverage.  To its knowledge, it and each of its Subsidiaries maintain adequate insurance coverage for all normal risks incident to the respective businesses of it and each of its Subsidiaries and their respective properties and assets. To its knowledge, such coverage is of a character and amount at least equivalent to that typically carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. It has Previously Disclosed a complete and correct list of each Contract representing such coverage.

(y) Trust Business.  It and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither it nor its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

(z) Extensions of Credit.  Each loan, revolving credit facility, letter of credit, repurchase agreement or other extension of credit or commitment to extend credit (collectively, “Extensions of Credit”) made or entered into by it or one of its Subsidiaries is evidenced by promissory notes or other evidences of indebtedness, which, together with all security agreements and guarantees, are valid and legally binding obligations of it or one of its Subsidiaries and, to its knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Extension of Credit. It has Previously Disclosed a complete and correct list of all Extensions of Credit that have been classified by it or any Governmental Authority as “Special Mention”, “Substandard”, and “Doubtful”, “Loss”, “Classified”, “Criticized” or words of similar import.

(aa) Interest Rate Risk Management Instruments.  All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of it or for the account of a customer of it or one of its Subsidiaries (collectively, “Interest Rate Instruments”), were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time and are Previously Disclosed. All Interest Rate Instruments are valid and legally binding obligations of it or one of its Subsidiaries and, to its knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument.

(bb) Stock Options.  Each Company Stock Option (1) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued, (2) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (3) has a grant date identical to the date on which the Company’s Board of Directors or Compensation Committee actually awarded such Company Option, and

(4) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company Financial Statements, respectively.

5.4  Representations and Warranties of Parent and Merger Sub.  Except as Previously Disclosed in the comparable subsection of Parent’s Disclosure Schedule, Parent and Merger Sub each hereby represents and warrants to the Company as follows:

(a) Organization, Standing and Authority.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification. Parent is a bank holding company under the BHC Act.

(b) Parent Stock.  As of the date hereof, the authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock. As of June 30, 2007, no more than 107,146,178 shares of Parent Common Stock and no shares of Parent Preferred Stock were outstanding (with 13,250,433 shares of Parent Common Stock being held in Parent’s treasury). As of the date hereof, no more than 120,396,611 shares of Parent Common Stock are issued and no shares of Parent Preferred Stock are outstanding. As of the date hereof, no more than 11,514,349 shares of Parent Common Stock are subject to Parent Stock Options or other Rights in respect of Parent Common Stock granted under the Parent Stock Plans. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, Parent does not have any Rights issued or outstanding with respect to Parent Stock and Parent does not have any commitment to authorize, issue or sell any Parent Stock or Rights, except pursuant to this Agreement, outstanding Parent Stock Options and the Parent Stock Plans. The shares of Parent Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and nonassessable and not subject to any preemptive rights (and will not have been issued in violation of any preemptive rights).

(c) Significant Subsidiaries.  (1) (A) Parent owns, directly or indirectly, all the outstanding equity securities of its Significant Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and nonassessable; (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise; (C) there are no contracts, commitments, arrangements or understandings by which it or any of its Significant Subsidiaries is or may become bound to sell or otherwise transfer any equity securities of any of its Significant Subsidiaries (other than to it or its wholly owned Subsidiaries); (D) there are no contracts, commitments, arrangements or understandings by which it or any of its Significant Subsidiaries is or may become bound that relate to its rights to vote or dispose of any equity securities of any of its Significant Subsidiaries; and (E) each Significant Subsidiary that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(2) Each of Parent’s Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification.

(d) Power.  Parent and each of its Subsidiaries has the corporate (or comparable) power and authority to own and operate its assets and properties and to conduct its business as it is now being conducted. Parent and Merger Sub each has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Authority.  Each of Parent and Merger Sub has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. This Agreement, the Merger and the other transactions contemplated hereby have been authorized by all necessary corporate action on

Parent’s and Merger Sub’s part. This Agreement is Parent’s and Merger Sub’s valid and legally binding obligation, enforceable in accordance with its terms.

(f) Consents and Approvals.  No notices, applications or other filings are required to be made by Parent or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by it or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by it and Merger Sub of this Agreement or the consummation of the transactions contemplated hereby, except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices to the Federal Reserve Board under the BHC Act, to the Office of Thrift Supervision under HOLA, and applications and notices to the New York State Banking Department or Banking Board under the NYBL, (2) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC, state securities authorities, the NASD, and other self-regulatory organizations, (3) filing of the Registration Statement and Proxy Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) the filing of the Certificate of Merger with the Secretary of State of Delaware, and (5) the filing with NYSE to obtain the listing authorizations contemplated by this Agreement. As of the date hereof, Parent is not aware of any reason why all necessary consents, approvals, permits and other authorizations will not be received in order to permit consummation of the Merger and the transactions contemplated hereby.

(g) No Defaults.  Subject to making the filings and receiving the consents and approvals referred to in Section 5.4(f), and the expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations of a party under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) the Constituent Documents of Parent or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of Parent or any of its Subsidiaries, or by which it or any of its Subsidiaries is bound or affected, or to which it or any of its Subsidiaries or its or their respective businesses, operations, assets or properties is subject or receives benefits or (3) any law, statute, ordinance, rule, regulation, judgment, order, decree, permit or license.

(h) Financial Advisors.  None of Parent, its Subsidiaries or any of their directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby.

(i) Financial Reports and Regulatory Filings.  (1) Parent’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2004, 2005 and 2006, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2006 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended prior to the date hereof (collectively, the “Parent SEC Filings”) with the SEC as of the date filed or amended prior to the date hereof, as the case may be, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial position contained in or incorporated by reference into any of the Parent SEC Filings (including the related notes and schedules) fairly presented or will fairly present in all material respects Parent’s financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in the Parent SEC Filings (including any related notes and schedules thereto) fairly presented or will fairly present in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(2) Parent (A) has designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and has identified for Parent’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(3) Since January 1, 2004, Parent and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (A) the Federal Reserve Board, (B) the FDIC and (C) any other applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

(j) Absence of Certain Changes.  Since December 31, 2006, no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances (described in any paragraph of Section 5.4 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Parent or Merger Sub.

(k) Litigation.  There is no action, suit, claim, hearing, dispute, investigation or proceeding pending or, to its knowledge, threatened against or affecting Parent or any of its Subsidiaries (and it is not aware of any basis for any such action, suit or proceeding), nor is there any judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against Parent or any of its Subsidiaries.

(l) Compliance with Laws.  Parent and each of its Subsidiaries:

(1) operates and conducts its business in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the BSA and the CRA (and, with respect to the CRA, currently has a rating of “Satisfactory” or better);

(2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to its knowledge, no suspensions or cancellations are threatened;

(3) has received, since December 31, 2004, no notification from a Governmental Authority (A) asserting that it is not in compliance with any of the laws, statutes, ordinances, rules or regulations that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities; and

(4) is in compliance with all applicable listing and corporate governance standards of the NYSE.

(m) Regulatory Matters.  Neither Parent nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of it or any of its Subsidiaries.

(n) Books and Records and Internal Controls.  (1) Parent’s books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(2) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Parent and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(o) Available Funds.  Parent has, and as of the Closing Date will have, funds necessary to satisfy its and Merger Sub’s obligations in connection with the Merger and the transactions contemplated hereby. It anticipates that, on a pro forma basis, upon consummation of the transactions contemplated hereby, it and Parent Bank will have the capital levels required to be “well capitalized” on a consolidated basis under applicable law.

(p) Taxes.  As of the date hereof, neither Parent nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q) Ownership of Company Common Stock.  Parent, together with its “Affiliates” and “Associates,” is not, nor at any time during the last three years has it been, an “Interested Stockholder” of the Company as such terms are defined in Section 203 of the DGCL.

(r) Extensions of Credit.  Each Extension of Credit made or entered into by it or one if its Subsidiaries is evidenced by promissory notes or other evidence of indebtedness, which, together with all security agreements and guarantees, are valid and legally binding obligations of it or one of its Subsidiaries and, to its knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect.

(s) Stock Options.  Each of Parent’s Stock Options (1) was granted in compliance with all applicable Laws and all of the terms and conditions of the Parent Stock Plans pursuant to which it was issued, (2) has an exercise price per share of Parent Common Stock equal to or greater than the fair market value of a share of Parent Common Stock on the date of such grant, (3) has a grant date identical to the date on which Parent’s Board of Directors or Compensation Committee actually awarded such Parent’s Stock Option, and (4) qualifies for the tax and accounting treatment afforded to such Parent’s Stock Option in Parent’s tax returns and Parent’s financial statements, respectively.

ARTICLE 6

Covenants

6.1  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, the Company and Parent will use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger and the Other Mergers as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end. In connection with the Company’s and Parent’s respective obligations to cooperate and cause the conversion of the operating systems of the Company Bank to the operating systems of Parent Bank at the Effective Time, the Company shall, commencing as of the date of this Agreement, provide Parent and Parent Bank with full access to the Company Bank’s offices, systems and facilities and all relevant information and personnel at such times and places as Parent Bank shall request (in connection therewith, the parties shall cooperate towards causing the least possible disruption to the Company’s and Company Bank’s employees, customers and operations), allow Parent Bank to implement such changes as shall be reasonably necessary to effect the conversion at the Effective Time and diligently assist Parent Bank in making and sending notices, information and materials to the customers and service providers of the Company and its Subsidiaries at such times as Parent deems appropriate and otherwise preparing for the conversion. (b) The Company and Parent will give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7.

6.2  Stockholder Approval.  (a) The Company Board has adopted resolutions recommending to the Company’s stockholders approval of this Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby.

(b) The Company Board will submit to its shareholders this Agreement, the Merger and any other matters required to be approved or adopted by such shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, the Company will take, in accordance with applicable law and its Constituent Documents, all action necessary to convene a meeting of its stockholders (including any adjournment or postponement, the “Company Meeting”) as promptly as practicable to consider and vote upon approval of this Agreement, the Merger and any such other matters. The Company and the Company Board will use its reasonable best efforts to obtain from its stockholders a vote adopting and approving this Agreement, the Merger and any such other matters, including by recommending that its shareholders vote in favor of this Agreement, the Merger and any such other matters. However, if the Company Board, after consultation with (and based on the advice of) counsel, determines in good faith that, because of the receipt of an Acquisition Proposal that the Company Board concludes in good faith constitutes a Superior Proposal, it would be inconsistent with its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger, then, in submitting this Agreement and the Merger to the Company Meeting, the Company Board may submit such items without recommendation (although the resolutions adopting such items prior to the date hereof, described in Section 6.2(a), may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Company Board may not take any actions under this sentence until after giving Parent at least 10 business days to respond to such Acquisition Proposal (and after giving Parent notice of the third party in the Acquisition Proposal and the latest material terms and conditions of the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by Parent.

6.3  Regulatory Applications.  (a) The Company and Parent and their respective Subsidiaries will cooperate and use reasonable best efforts to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, permits and other authorizations of all Governmental Authorities and third parties to consummate the Merger and the other transactions contemplated hereby, including the Other Mergers (the “Requisite Regulatory Approvals”). Each of the Company and Parent will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby. Parent agrees that it shall file the required applications and notices, as applicable, to the Federal Reserve Board under the BHC Act, to the Office of Thrift Supervision under HOLA, and applications and notices to the New York State Banking Department or Banking Board under the NYBL within 45 days of the date hereof; provided, however, that Parent shall not be deemed to have breached the foregoing to the extent it failed to file such applications due to the failure of the Company to promptly furnish to Parent all information concerning the Company, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any such notice or application, as applicable, as requested by Parent. In addition, the Company and its Subsidiaries shall, at the request of Parent, assist Parent in the preparation of and/or prepare, as applicable, all documentation, assist Parent in making and/or make, as applicable, all filings and assist Parent in obtaining and/or obtain, as applicable, all consents, approvals, permits and other authorizations of all Governmental Authorities and third parties, in each case, as promptly as practicable following such request, in order to convert the Company Bank into a New York chartered commercial bank effective immediately after the Effective Time.

(b) The Company and Parent will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated hereby.

6.4  Exchange Listing.  Parent will use all reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

6.5  SEC Filings.  (a) Parent will prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”) and all related documents). The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement. Each of Parent and the Company will use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness of such Registration Statement until the Effective Time. Parent also agrees to use all reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. The Company agrees to furnish to Parent all information concerning the Company, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

(b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. The Company and Parent each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.

(c) Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.6  Press Releases.  The Company and Parent will consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules. The Company and Parent will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

6.7  Acquisition Proposals.  The Company agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential non-public information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event the Company receives an unsolicited Acquisition Proposal and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Company Board concludes in good faith (and based on the advice of counsel) that failure to take such actions would be inconsistent with its fiduciary duties under applicable law; provided that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement (without regard to any modification thereof pursuant hereto or lapse of time). The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. The Company will within one business day advise Parent following receipt of any Acquisition Proposal and the substance thereof will keep Parent apprised of any related developments on a current basis. Nothing contained in this Section 6.7 or elsewhere shall prevent the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with regard to any Acquisition Proposal.

6.8  Takeover Laws and Provisions.  The Company will not take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.9  Access; Information.  (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford Parent, and Parent’s officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as Parent may reasonably request and, during such period, it will furnish promptly to Parent (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state banking or securities laws, and (2) all other information concerning the business, properties and personnel of it as Parent may reasonably request.

(b) No investigation by Parent of the business and affairs of the Company, pursuant to this Section 6.9 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Parent’s obligation to consummate the transactions contemplated hereby.

(c) Each of Parent and the Company will hold any information it may obtain from the other in connection with this Agreement and the transactions contemplated hereby which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement.

6.10  Restructuring Charges.  The Company and Parent will consult with respect to the character, amount and timing of restructuring charges to be taken by the Company in connection with the transactions contemplated hereby and the Company shall take such charges in accordance with GAAP, as may be mutually agreed upon in a written agreement executed in the same manner as this agreement that specifically references this Section 6.10; provided that no such charges need be effected until Parent shall have irrevocably certified to the Company that all conditions set forth in Article VII to the obligation of Parent to consummate the Merger contemplated hereby have been satisfied or, where legally permissible, waived. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.10.

6.11  Supplemental Indentures.  At or before the Effective Time, Parent will execute and deliver, or cause to be executed and delivered, by or on behalf of Parent, one or more supplemental indentures and other instruments required for the due assumption of the Company’s outstanding debt, guarantees, securities, and (to the extent informed of such requirement by the Company) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.

6.12  Company Stock Options and Stock Awards; Benefit Arrangements.

(a) Treatment of Company Stock Options and Company Stock Awards.  (1) Neither Parent nor any Subsidiary of Parent shall assume any Company Stock Options, Company Stock Awards or Company Stock Plans in connection with the Merger and the Company shall provide for the fifteen-day exercise period as contemplated by Section 17.3 of the Company’s Long-Term Equity Compensation Plan. The parties hereto acknowledge and agree that the provisions of this Section 6.12(a) shall not constitute or be deemed to constitute a provision “for the continuation of the Plan, or the assumption of such Options, Restricted Stock and Restricted Stock Units theretofore Granted, or for the substitution for such Options, Restricted Stock and Restricted Stock Units of new options, restricted stock, or restricted stock units covering the stock of a successor corporation, or a parent or subsidiary thereof” for purposes of Section 17.3(ii) of the Company’s Long-Term Equity Compensation Plan. Immediately after the Effective Time, each Company Stock Option that was not exercised prior to the Effective Time, vested or unvested, shall be cancelled and shall only entitle the holder of such Company Stock Option to receive, as soon as reasonably practicable after the Effective Time (and in any event within ten (10) business days), an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to the Company Stock Option (without regard to any vesting provisions thereof) times (y) the excess, if any, of the Per Share Cash Consideration over the exercise price per share under such Company Stock Option less applicable Taxes required to be withheld with respect to such payment. Immediately after the Effective Time, each right of any kind, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans and any other benefit plans of the Company, other than Company Stock Options (the “Company Stock Awards”), shall be cancelled and shall only entitle the holder of such Company Stock Award to receive, as soon as reasonably practicable after the Effective Time (and in any event within ten (10) business days), an amount in cash equal to (x) the number of shares of Company Common Stock subject to such Company Stock Award immediately prior to the Effective Time (without regard to any vesting provisions thereof) times (y) the Per Share Cash Consideration (or, if the Company Stock Award provides for payments to the extent the value of the shares of Company Common Stock exceed a specified reference price, the amount, if any, by which the Per Share Cash Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment.

(2) At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provision in subsection 6.12(a)(1) above. The Company shall take all actions necessary to ensure that after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Stock Options or Company Stock Awards.

(3) To the extent that amounts are so withheld in respect of Taxes by the Surviving Corporation or Parent, as the case may be, pursuant to subsection 6.12(a)(1) above, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable governmental entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Stock Options or Company Stock Awards in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(4) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options or Company Stock Awards a letter approved in advance by Parent describing the treatment of and payment for such Company Stock Options pursuant to this Section 6.12 and providing instructions for use in obtaining payment for such Company Stock Options or Company Stock Awards.

(b) Upon the request of Parent, the Company will take all action necessary, including adopting resolutions of the Company Board, to terminate any employee benefit plan covering employees of the Company, including the Company’s Employee Savings Plan, effective immediately prior to the Effective Time, or to facilitate the merger of any such employee benefit plan into an employee benefit plan of the Parent. In connection with the Company’s Employee Stock Ownership Plan and Trust (the “Company ESOP”), the Company will take all such actions as are required to facilitate (i) the repayment of any outstanding indebtedness owing to it by the Company ESOP as of the Effective Time, and (ii) the termination of the Company ESOP and the distribution of the remaining Company ESOP assets to participants of the Company ESOP as soon as practicable subsequent to the Effective Time.

(c) Parent agrees that following the Effective Time, employees of the Company as of the Effective Time will be provided with pension and welfare benefits under employee benefit plans that in the aggregate are substantially comparable to those provided by Parent to its similarly situated employees, as in effect from time to time; provided that employees covered by collective bargaining agreements need not be provided with such benefits. It is specifically provided that such employees of the Company who become employees of Parent will not participate in Parent’s defined benefit pension plan as participation in that plan has been limited to those employees of Parent who were participants of that plan as of December 31, 2005 and who elected to remain in that plan. Parent will cause each employee benefit plan of Parent in which employees of the Company as of the Effective Time are eligible to participate to take into account for all purposes (including eligibility, vesting and level of benefits) thereunder (other than for purposes of benefits accrual under a defined benefit plan of Parent) the service of such employees with the Company as if such service were with Parent, to the same extent that such service was credited under a comparable plan of the Company, and, with respect to welfare benefit plans of Parent in which employees of the Company are eligible to participate, Parent agrees to waive any preexisting conditions, waiting periods and actively at work requirements under such plans. For purposes of each Parent health plan, Parent shall cause any eligible expenses incurred by employees of the Company and their covered dependents during the portion of the plan year of the comparable plan of the Company ending on the date such employee’s participation in the corresponding Parent plan begins to be taken into account under such Parent plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his covered dependents for the applicable plan year of Parent plan. Parent agrees that employees of the Company as of the Effective Time who are terminated during the period commencing at the Effective Time and ending on the one-year anniversary thereof will be entitled to receive severance payments in accordance with the Company Bank’s Employee Change of Control Severance Plan (the “Company Bank Severance Plan”) unless they have an agreement that otherwise provides for severance, in which case severance shall be specifically governed by such agreement. Parent also agrees that employees of the Company as of the Effective Time who work less than 35 hours per week and are not eligible to receive severance payments under the Company Bank Severance Plan who are terminated during the period commencing at the Effective Time and ending on the one-year anniversary thereof will be entitled to receive a lump-sum cash severance payment in accordance with and to the extent provided in Parent’s Severance Pay Plan.

(d) Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment of any particular Benefit Arrangement, (2) give any third party any right to enforce the provisions of this Section 6.12 or (3) obligate Parent, the Surviving Corporation or any of their affiliates to (i) maintain any particular benefit plan or (ii) retain the employment of any particular Employee.

6.13  Affiliate Agreements.  Not later than the fifteenth day before the mailing of the Proxy Statement, the Company will deliver to Parent a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an “affiliate” of Company (each, a “Company Affiliate”) as that term is used in Rule 145 under the Securities Act. The Company will use its reasonable best efforts to cause each person who may be deemed to be a Company Affiliate to execute and deliver to Parent and the Company on or before the date of mailing of the Proxy Statement an agreement in substantially the form attached hereto as Annex 1.

6.14  Indemnification.  (a) Following the Effective Time, Parent will indemnify, defend and hold harmless the present directors and officers (when acting in such capacity) of the Company (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) as incurred, and will advance expenses, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), in accordance with the Constituent Documents of the Company in effect on the date hereof, to the extent permitted under applicable law.

(b) Any Indemnified Party wishing to claim indemnification under Section 6.14(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; provided that failure so to notify will not affect the obligations of Parent under Section 6.14(a) unless and to the extent that Parent is actually and materially prejudiced as a consequence.

(c) For a period of six years following the Effective Time, Parent shall obtain a directors’ and officers’ liability insurance policy that serves to reimburse the present and former officers and directors of the Company or of any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from fact or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, that in no event shall Parent be required to expend more than 200% of the current amount expended by the Company (the “Current Premium”) to maintain or procure such directors’ and officers’ insurance coverage for a comparable six-year period; provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.14(c), Parent shall use its reasonable best efforts to obtain as much comparable insurance as is available for 200% of the Current Premium; provided, further, that officers and directors of the Company or any subsidiary may be required to make application and provide customary representations and warranties to the responsible insurance carrier for the purpose of obtaining such insurance.

(d) If Parent or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, but only to the extent not effected by operation of law, Parent will cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Section 6.14.

(e) The provisions of this Section 6.14 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

ARTICLE 7

Conditions to the Merger

7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of the Company and Parent to consummate the Merger is subject to the fulfillment or written waiver by the Company and Parent before the Effective Time of each of the following conditions:

(a) Stockholder Approvals.  This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of the Company Common Stock.

(b) Regulatory Approvals.  All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a condition on, or requirement of, such approval that would, after the Effective Time, have a Material Adverse Effect on Parent, impose a material burden on Parent or materially restrict Parent or any of its Subsidiaries in connection with the transactions contemplated hereby or with respect to the business or operations of Parent or any of its Subsidiaries; provided, however, that for purposes of this Section 7.1(b), any divestiture that may be required by a Governmental Authority shall not be deemed to impose a material burden on Parent or materially restrict Parent or any of its Subsidiaries in connection with the transactions contemplated hereby or with respect to the business or operations of Parent or any of its Subsidiaries.

(c) Exchange Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger or the Other Mergers. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger or the Other Mergers.

7.2  Conditions to the Obligation of the Company.  The Company’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Company before the Effective Time of each of the following conditions:

(a) Representations and Warranties of Parent and Merger Sub.  The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent and Merger Sub by the Chief Executive Officer and Chief Financial Officer of Parent and Merger Sub to that effect.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and the Company shall have received a certificate, dated the Closing Date and signed on behalf of Parent and Merger Sub by the Chief Executive Officer and Chief Financial Officer of Parent and Merger Sub, respectively, to that effect.

(c) Opinion of the Company’s Tax Counsel.  The Company shall have received an opinion of Hogan & Hartson LLP, dated the Closing Date and based on facts, representations and assumptions described in each such opinion, to the effect that the Transaction will be treated as a reorganization within the meaning of Section 368(a) of the Code and that both the Company and Parent will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Hogan & Hartson LLP will be entitled to receive and rely upon customary certificates and representations of officers of the Company and Parent.

7.3  Conditions to the Obligation of Parent.  Parent’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Parent and, before the Effective Time of each of the following conditions:

(a) Representations and Warranties of the Company.  The representations and warranties of the Company in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

(c) Opinion of Parent’s Tax Counsel.  Parent shall have received an opinion of Sullivan & Cromwell LLP, dated the Closing Date and based on facts, representations and assumptions described in each such opinion, to the effect that the Transaction will be treated as a reorganization within the meaning of Section 368(a) of the Code and that both Company and Parent will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of Parent and the Company.

ARTICLE 8

Termination

8.1  Termination.  This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned, at any time before the Effective Time, by the Company or Parent, whether prior to or after the Company stockholders’ approval:

(a) Mutual Agreement.  With the mutual agreement of the other party.

(b) Breach.  Upon 60 days’ prior written notice of termination, if there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein or (2) a breach by the other party of any covenant or agreement contained herein; provided that such breach has not been cured within 30 days and that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article 7.

(c) Denial of Stockholder Approval.  If this Agreement, the Merger and the other transactions contemplated hereby are not adopted and approved by the requisite vote of the stockholders of the Company.

(d) Denial of Regulatory Approval.  If the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated hereby is denied by final, nonappealable action of such Governmental Authority; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the foregoing.

(e) Delay.  If the Effective Time has not occurred by the close of business on the 10-month anniversary of the date hereof; provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.

(f)  Adverse Action.  In the case of Parent, it will have the right to terminate this Agreement if (1) the Company Board (i) submits this Agreement, the Merger and the other transactions contemplated hereby to its stockholders without a recommendation for approval or with material and adverse conditions on such approval, or it otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.2, (ii) recommends to its shareholders an Acquisition Proposal other than the Merger or (iii) negotiates or authorizes the conduct of negotiations with a third party regarding an Acquisition Proposal other than the Merger and 15 business days elapse without such negotiations being discontinued (it being understood and agreed that “negotiate” will not be deemed to include requesting and receiving information from, or discussing such information with, a person that submits an Acquisition Proposal for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the Company Board will in fact engage in or authorize negotiations) or (2) there is a material breach of Section 6.7.

8.2  Effect of Termination and Abandonment.  If this Agreement is terminated and the Merger and the transactions contemplated hereby are abandoned, no party will have any liability or further obligation under this Agreement, except that the first sentence of Section 5.3(i), Section 5.4(h), Section 6.9(c), this Section 8.2, Section 8.3 and Article 9, as well as any relevant definitions, will survive termination of this Agreement and remain in full force and effect and except that termination will not relieve a party from liability for any willful breach by it of this Agreement.

8.3 Fee.  (a) The Company will pay to Parent a cash termination fee (the “Fee”) of $20,828,000 if a Fee Payment Event occurs prior to or concurrently with the Fee Termination Date.

(b) The Fee will be payable, without setoff, by wire transfer in immediately available funds, to an account specified by Parent, not later than three business days following the first occurrence of a Fee Payment Event.

(c) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, Parent would not enter into this Agreement.

ARTICLE 9

Miscellaneous

9.1  Survival.  The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article 2, Article 3, Section 6.14 and this Article 9).

9.2  Expenses.  Each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, provided that Parent will bear and pay the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the copying, printing and distributing the Registration Statement and the Proxy Statement for the approval of the Merger and (b) all listing, filing or registration fees, including, without limitation, fees paid for filing the Registration Statement with the SEC and any other fees paid for filings with Governmental Authorities.

9.3  Notices.  All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation), mailed by registered or certified mail (return receipt requested) or sent by overnight courier to the persons and addresses set forth below or such other place as such party may specify by notice.

If to the Company, to:

Partners Trust Financial Group, Inc.
233 Genesee Street
Utica, New York 13501
Attention: John A. Zawadzki, President and Chief Executive Officer
Facsimile: (315) 738-5056

with a copy to:

Hogan & Hartson LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
Attention: Stuart G. Stein, Esq.
Facsimile: (202) 637-5910

If to Parent, to:

M&T Bank Corporation
One M&T Plaza
Buffalo, New York 14203
Attention: René F. Jones, Executive Vice President and Chief Financial Officer
Mark W. Yonkman, Senior Vice President and General Counsel
Facsimile: (716) 842-5376

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: H. Rodgin Cohen, Esq.
Mark J. Menting, Esq.
Facsimile: (212) 558-3588

9.4  Waiver; Amendment.  Before the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require resubmission of this Agreement to the shareholders of the Company.

9.5  Alternative Structure.  Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, before the Effective Time, Parent may revise the structure of the Merger or otherwise revise the method of effecting the Merger and the transactions contemplated hereby, provided that (a) such revision does not alter or change the kind or amount of consideration to be delivered to shareholders of the Company, (b) such revision does not adversely affect the tax consequences to the shareholders of the Company, (c) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein and (d) such revision does not otherwise cause any of the conditions set forth in Article 7 not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure or method.

9.6  Governing Law.  This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within that State.

9.7  Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8  Submission to Jurisdiction; Selection of Forum.  Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Merger exclusively in the United States District Court for the Western District of New York (the “Chosen Court”), and solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Court, (c) waives any objection that the Chosen Court are an inconvenient forum or do not have jurisdiction over any party hereto and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.3 of this Agreement.

9.9  Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of the Company and Parent regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement. Except for Section 6.14, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than the Company and Parent.

9.10  Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.
*  *  *

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

PARTNERS TRUST FINANCIAL GROUP, INC.

By: /s/ John A. Zawadzki
Name: John A. Zawadzki
Title: President and Chief Executive Officer

M&T BANK CORPORATION

By: /s/ René F. Jones
Name: René F. Jones

Title:	Executive Vice President and Chief Financial Officer

MTB ONE, INC.

By: /s/ René F. Jones
Name: René F. Jones
Title: President

[Signature Page of Merger Agreement]

ANNEX 1

Form of Company Affiliate Agreement

[ • ], 2007
M&T Bank Corporation
One M&T Plaza
Buffalo, New York 14203

Attention:	René F. Jones, Chief Financial Officer
Mark W. Yonkman, General Counsel

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of July 18, 2007 (as amended, the “Merger Agreement”), among Partners Trust Financial Group, Inc. (the “Company”), M&T Bank Corporation (“Parent”) and MTB One, Inc. (“Merger Sub”). The Merger Agreement provides, inter alia, for the merger of the Merger Sub with and into the Company, with Company being the surviving entity (the “Merger”). Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, will be converted into and constitute the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Sections 3.2 and 3.3 of the Merger Agreement, either (i) the Per Share Stock Consideration or (ii) the Per Share Cash Consideration. This Letter Agreement (this “Letter Agreement”) is being entered into pursuant to Section 6.13 of the Merger Agreement. Capitalized terms used but not defined herein have the meanings assigned to them in the Merger Agreement.

I have been advised that (i) the Merger constitutes a transaction covered by Rule 145 under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Securities Act”), and (ii) I may be deemed to be an affiliate of the Company, as the term “affiliate” is defined for purposes of Rule 145 under the Securities Act; and that, accordingly, the shares of Parent Common Stock that I may acquire in exchange for the Company Common Stock in the Merger may be disposed of only in accordance with the provisions of Rule 145 under the Securities Act, pursuant to an effective registration statement under the Securities Act or in accordance with a legal opinion in form and substance satisfactory to Parent that such disposition is otherwise exempt from the registration requirements of such Act.

I hereby represent and warrant to and covenant with, as applicable, Parent as follows:

1. I have full power to execute this Letter Agreement, to make the representations, warranties and agreements herein and to perform my obligations hereunder.

2. I have carefully read this Letter Agreement and, to the extent I felt necessary, discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of shares of Parent Common Stock with my counsel or counsel for the Company.

3. In the event I receive any shares of Parent Common Stock in exchange for shares of the Company Common Stock as a result of the consummation of the Merger, or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor, or any right or other interest (all such shares and securities being referred to herein as “Restricted Securities”), and with respect to any such Restricted Securities:

(A) I will not make any sale, transfer or other disposition of Restricted Securities unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations imposed by Rule 145 under the Securities Act and, if I am or have been an “affiliate” of Parent, Rule 144 under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

(B) I understand that Parent is under no obligation to register the sale, transfer or other disposition of shares of Parent Common Stock or other Restricted Securities by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(C) I understand that the Restricted Securities will be issued to me in certificated form. I also understand that stop transfer instructions will be given to Parent’s transfer agent with respect to the Restricted Securities issued to me as a result of the Merger and that there will be placed on the certificates representing shares of Parent Common Stock, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may be sold or transferred only (1) in compliance with the requirements of Rule 145 under such Act, (2) pursuant to an effective registration statement under such Act, or (3) in accordance with a legal opinion in form and substance satisfactory to M&T Bank Corporation that such sale or transfer is otherwise exempt from the registration requirements of such Act.”

(D) Unless a transfer of Restricted Securities is a sale made in conformity with the provisions of Rule 145(d) and, if I am or have been an “affiliate” of Parent, Rule 144 under the Securities Act, or made pursuant to any effective registration statement under the Securities Act, Parent reserves the right to put the following legend on the certificate issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

(E) It is understood and agreed that the legends set forth in paragraphs C and D above, as the case may be, shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Parent’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if I shall have delivered to Parent (i) a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, or other evidence reasonably satisfactory to Parent, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act and, if I am or have been an “affiliate” of Parent, Rule 144 under the Securities Act or pursuant to an effective registration under the Securities Act.

4. I recognize and agree that the foregoing provisions also apply to (A) my spouse, (B) any relative of mine or my spouse occupying my home, (C) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (D) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest. It is understood that this Letter Agreement shall be binding upon and enforceable against my administrators, executors, representatives, heirs, legatees and devisees, and any pledgee holding securities restricted pursuant to this Letter Agreement.

5. Execution of this Letter Agreement should not be construed as an admission on my part that I am an “affiliate” of the Company, as described in the second paragraph of this Letter Agreement, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

6. I understand that nothing in this Letter Agreement restricts Parent from applying its usual practices and procedures regarding the issuance of shares to directors and executive officers with respect to securities issued other than in connection with the consummation of the Merger.

7. This Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated pursuant to the terms thereof.

[Signatures Appear on Next Page]

Very truly yours,

Name:

Acknowledged as of the date
first written above

M&T BANK CORPORATION

By:
Name:
Title:

Company Affiliates:

Appendix B

July 18, 2007

Board of Directors
Partners Trust Financial Group, Inc.
233 Genesee Street
Utica, New York 13501

Ladies and Gentlemen:

Partners Trust Financial Group, Inc. (“Partners Trust”), M&T Bank Corporation (“M&T”) and MTB One, Inc., a wholly-owned subsidiary of M&T (“MTB”), have entered into an Agreement and Plan of Merger, dated as of July 18, 2007 (the “Agreement”), pursuant to which MTB will merge with and into Partners Trust (the “Merger”) and immediately thereafter, Partners Trust as the surviving corporation will be merged with and into M&T. Pursuant to the terms of the Agreement, upon consummation of the Merger, each share of common stock, $0.0001 par value, of Partners Trust (the “Partners Trust Common Stock”) issued and outstanding immediately prior to the Effective Time of the Merger, other than certain shares specified in the Agreement, will be converted into and constitute the right to receive, at the election of the holder thereof, either (a) a number of shares of M&T common stock equal to $12.50 divided by the Parent Share Price (the “Stock Consideration”), or (ii) $12.50 in cash, without interest (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”), subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that 50% of the Exchangeable Shares will be exchanged for the Stock Consideration and 50% will be exchanged for the Cash Consideration. The Parent Share Price will be equal to the average of the last reported sales prices of M&T’s common stock on the New York Stock Exchange for the five trading days ending on the last trading day preceding the closing date of the Merger. The other terms and conditions of the Merger are more fully set forth in the Agreement and capitalized terms used herein without definition have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Partners Trust Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Partners Trust that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of M&T that we deemed relevant; (iv) management’s internal budget for Partners Trust for the year ending December 31, 2007 and summary financial projections for the years ending December 31, 2008 through 2010 discussed with management of Partners Trust; (v) publicly available earnings estimates for M&T for the years ending December 31, 2007 and 2008 and an estimated long term earnings growth rate for the years thereafter, in each case as published by I/B/E/S and discussed with management of M&T; (vi) the pro forma financial impact of the Merger on M&T, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings discussed with M&T and Partners Trust; (vii) the publicly reported historical price and trading activity for Partners Trust’s and M&T’s common stock, including a comparison of certain financial and stock market information for Partners Trust and M&T with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) to the extent publicly available, the financial terms of certain recent business combinations in the thrift industry; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Partners Trust the business, financial condition, results of operations and prospects of Partners Trust and held similar discussions with certain members of senior management of M&T regarding the business, financial condition, results of operations and prospects of M&T. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Partners Trust and M&T or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of representatives of senior management of each of Partners Trust and M&T that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Partners Trust or M&T or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Partners Trust or M&T nor have we reviewed any individual credit files relating to Partners Trust or M&T. We have assumed, with your consent, that the respective allowances for loan losses for Partners Trust and M&T are adequate to cover such losses and will be adequate for the combined company.

With respect to the internal financial projections for Partners Trust used by Sandler O’Neill in its analyses, senior management of Partners Trust confirmed to us that those projections and the assumptions related thereto reflected the best currently available estimates and judgments of the future financial performance of Partners Trust. With respect to the publicly available earnings estimates for M&T used by Sandler O’Neill in its analyses, senior management of M&T confirmed to us that those estimates reflected reasonable estimates of the future financial performances of M&T. We assumed that the financial performances reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Partners Trust and M&T since the date of the most recent financial statements reviewed by us. We have assumed in all respects material to our analysis that Partners Trust and M&T will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement will not be waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Partners Trust has obtained from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of M&T’s common stock will be when issued to Partners Trust’s shareholders pursuant to the Agreement or the prices at which the common stock of Partners Trust and M&T may trade at any time prior to or after the Merger.

We have acted as Partners Trust’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Partners Trust has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Partners Trust and M&T and their affiliates. We may also actively trade the equity and/or debt securities of Partners Trust and M&T and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Partners Trust in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Partners Trust as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Partners Trust Common Stock and does not address the underlying business decision of Partners Trust to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Partners Trust or the effect of any other transaction in which Partners Trust might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of Partners Trust Common Stock is fair to such shareholders from a financial point of view.

Very truly yours,
/s/ Sandler O’Neill + Partners, L.P.

Appendix C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

§§721 through 725 of the NYBCL contain specific provisions relating to indemnification of directors and officers of a New York corporation against liability for their acts under certain circumstances. In general, the statute provides that (1) a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), including an action by or in the right of any other entity which any director or officer served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director of officer of the corporation, or served such other entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, or had no reasonable cause to believe that his conduct was unlawful, and (2) a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other entity, against amounts paid in settlement and reasonable expenses, including attorney’s fees, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, other than a threatened action or a pending action which is settled or otherwise disposed of, or any matter as to which such person shall have been adjudged to be liable to the corporation, unless and to the extent that the court determines that the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. The statute provides that a corporation must indemnify a director or officer if he is successful in his defense of an action or proceeding and may indemnify such person if he is not successful in such defense if it is determined as provided in the statute that he meets a certain standard of conduct. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification. The statute further provides that a corporation may in its certificate of incorporation or by-laws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute. NYBCL §721 prohibits indemnification of officers and directors for acts finally adjudicated to be committed in bad faith, resulting from active or deliberate dishonesty, or resulting in a personal gain to which such an officer or director was not legally entitled.

Article Seventh of M&T’s restated certificate of incorporation, as amended, provides that as to any act or omission occurring after the adoption of such provision, a director of M&T shall, to the maximum extent permitted by the laws of the State of New York, have no personal liability to M&T or any of its stockholders for any breach of duty as a director, to the extent permitted by law.

Article V of M&T’s amended and restated by-laws provides that each director and officer of M&T, whether or not then in office, and any person whose testator or intestate was such a director or officer, will be indemnified by M&T for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, governmental, administrative or investigative, in accordance with and to the fullest extent permitted by the New York Business Corporation Law or other applicable law, as such law currently exists or may hereafter be amended. However, M&T will is allowed to provide indemnification in connection with an action or proceeding initiated by such director or officer only if such action or proceeding was authorized by the board of directors of M&T. Expenses incurred by a director or officer in connection with any action or proceeding as to which indemnification may be given may be paid by M&T in advance of the final disposition of such action or proceeding upon (1) receipt of an undertaking by or on behalf of such director or officer to repay such advancement in the event that such director or officer is ultimately found not to be entitled to indemnification and (2) approval by the board of directors acting y a quorum consisting of directors who are not parties to such action or proceeding or, if such a quorum is not obtainable, the approval by stockholders. To the extent permitted by law, the board of directors or, if applicable, the stockholders, shall not be required to find that the director or officer has met the applicable standard of conduct provided by law for indemnification in connection with such action or proceeding.

M&T maintains director and officer liability insurance coverage for its directors and officers and those of its subsidiaries. This coverage insures such persons against certain losses that may be incurred by them in their respective capacities as directors and officers.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description

(2)(a)	Agreement and Plan of Merger, dated as of July 18, 2007 between Partners Trust, M&T and Merger Sub, (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).
(3)(a)	M&T’s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to M&T’s Form 10-Q filed on August 13, 1998).
(3)(b)	M&T’s Certificate of Amendment of the Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to M&T’s Form 10-K filed on March 9, 2001).
(3)(c)	M&T’s Certificate of Amendment of the Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to M&T’s Form 10-Q filed on May 15, 2003).
(3)(d)	M&T’s Certificate of Amendment of the Certificate of Incorporation (incorporated by reference to Exhibit 3.4 to M&T’s Form 10-Q filed on March 31, 2003).
(3)(e)	M&T’s Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to M&T’s Form 8-K filed on February 22, 2007).
(5)	Opinion and consent of Mark W. Yonkman as to the validity of the securities being registered (filed herewith).
(8)(a)	Opinion and consent of Sullivan & Cromwell LLP regarding the federal income tax consequences of the merger (filed herewith).
(8)(b)	Opinion and consent of Hogan & Hartson LLP regarding the federal income tax consequences of the merger (filed herewith).
(23)(a)	Consent of PricewaterhouseCoopers LLP (filed herewith).
(23)(b)	Consent of Sullivan & Cromwell LLP (included in Exhibit 8(a) hereto).
(23)(c)	Consent of Hogan & Hartson LLP (included in Exhibit 8(b) hereto).
(23)(d)	Consent of KPMG LLP(filed herewith).
(24)	Power of Attorney.*
(99)(a)	Consent of Sandler O’Neill + Partners, L.P. (filed herewith).
(99)(b)	Form of Proxy to be used by Partners Trust (filed herewith).
(99)(c)	Form of Election and instructions for completing Form of Election (filed herewith).

*	Previously filed

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a

20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Buffalo, State of New York, on October 18, 2007.

M&T BANK CORPORATION

By	/s/ René F. Jones
René F. Jones
Executive Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity

* Robert G. Wilmers	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ René F. Jones René F. Jones	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Michael R. Spychala	Senior Vice President and Controller (Principal Accounting Officer)

* Brent D. Baird	Director

* Robert J. Bennett	Director

* C. Angela Bontempo	Director

* Robert T. Brady	Director

* Michael D. Buckley	Director

* T. Jefferson Cunningham III	Director

* Mark J. Czarnecki	Director

* Colm E. Doherty	Director

Signature		Capacity

* Richard E. Garman		Director

* Daniel R. Hawbaker		Director

* Patrick W.E. Hodgson		Director

* Richard G. King		Director

* Reginald B. Newman, III		Director

* Jorge G. Pereira		Vice Chairman of the Board

* Michael P. Pinto		Vice Chairman of the Board

* Robert E. Sadler, Jr.		Vice Chairman of the Board

* Eugene J. Sheehy		Director

* Stephen G. Sheetz		Director

* Herbert L. Washington		Director

*By:	/s/ Brian R. Yoshida Brian R. Yoshida (Attorney-in-Fact) Pursuant to Powers of Attorney filed herewith

Date: October 18, 2007

Exhibit Index

Exhibit	Description

(2)(a)	Agreement and Plan of Merger, dated as of July 18, 2007 between Partners Trust, M&T and Merger Sub, (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).
(3)(a)	M&T’s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to M&T’s Form 10-Q filed on August 13, 1998).
(3)(b)	M&T’s Certificate of Amendment of the Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to M&T’s Form 10-K filed on March 9, 2001).
(3)(c)	M&T’s Certificate of Amendment of the Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to M&T’s Form 10-Q filed on May 15, 2003).
(3)(d)	M&T’s Certificate of Amendment of the Certificate of Incorporation (incorporated by reference to Exhibit 3.4 to M&T’s Form 10-Q filed on March 31, 2003).
(3)(e)	M&T’s Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to M&T’s Form 8-K filed on February 22, 2007).
(5)	Opinion and consent of Mark W. Yonkman as to the validity of the securities being registered (filed herewith).
(8)(a)	Opinion and consent of Sullivan & Cromwell LLP regarding the federal income tax consequences of the merger (filed herewith).
(8)(b)	Opinion and consent of Hogan & Hartson LLP regarding the federal income tax consequences of the merger (filed herewith).
(23)(a)	Consent of PricewaterhouseCoopers LLP (filed herewith).
(23)(b)	Consent of Sullivan & Cromwell LLP (included in Exhibit 8(a) hereto).
(23)(c)	Consent of Hogan & Hartson LLP (included in Exhibit 8(b) hereto).
(23)(d)	Consent of KPMG LLP (filed herewith).
(24)	Power of Attorney.*
(99)(a)	Consent of Sandler O’Neill + Partners, L.P. (filed herewith).
(99)(b)	Form of Proxy to be used by Partners Trust (filed herewith).
(99)(c)	Form of Election and instructions for completing Form of Election (filed herewith).

*	Previously filed